Exhibit 10.1

Published CUSIP Numbers:____________

CREDIT AGREEMENT

Dated as of May 18, 2023

by and among

RHP HOTEL PROPERTIES, LP,

as the Borrower,

RYMAN HOSPITALITY PROPERTIES, INC.

as Parent and a Guarantor

certain Subsidiaries of

RYMAN HOSPITALITY PROPERTIES, INC.

as Guarantors,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

WELLS FARGO SECURITIES LLC

as Joint Lead Arranger and Joint Book Runner of the Revolving Credit Facility and Joint Lead Arranger
and Joint Book Runner of the Tranche B Term Loan Facility

DEUTSCHE BANK SECURITIES INC.,

as Joint Lead Arranger, Syndication Agent and Joint Book Runner of the Revolving Credit Facility and
Joint Lead Arranger, Syndication Agent and Joint Book Runner of the Tranche B Term Loan Facility

BOFA SECURITIES, INC.,

as Joint Lead Arranger, Syndication Agent and Joint Book Runner of the Revolving Credit Facility and
Joint Lead Arranger, Syndication Agent and Joint Book Runner of the Tranche B Term Loan Facility

JPMORGAN CHASE BANK, N.A.

as Joint Lead Arranger, Documentation Agent and Joint Book Runner of the Revolving Credit Facility
and Joint Lead Arranger, Documentation Agent and Joint Book Runner of the Tranche B Term Loan Facility

U.S. BANK NATIONAL ASSOCIATION

as Joint Lead Arranger, Documentation Agent and Joint Book Runner of the Revolving Credit Facility
and Joint Lead Arranger, Documentation Agent and Joint Book Runner of the Tranche B Term Loan Facility

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

THE BANK OF NOVA SCOTIA

and

SUMITOMO MITSUI BANKING CORPORATION

as Documentation Agents of the Revolving Credit Facility and Joint Lead Arrangers, Joint Book Runners
and Documentation Agents of the Tranche B Term Loan Facility

MORGAN STANLEY SENIOR FUNDING, INC.

as Joint Lead Arranger, Joint Book Runner and Documentation Agent of the Tranche B Term Loan Facility

MORGAN STANLEY BANK, N.A.

as Documentation Agent of the Revolving Credit Facility

and

RAYMOND JAMES BANK

as Joint Lead Arranger and Joint Book Runner of the Tranche B Term Loan Facility

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	1

1.01.	Defined Terms	1

1.02.	Other Interpretive Provisions	46

1.03.	Accounting Terms	46

1.04.	Rounding	47

1.05.	Times of Day	47

1.06.	Letter of Credit Amounts	47

1.07.	Rates	47

1.08.	Divisions	48

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS	48

2.01.	Revolving Loans and Term Loans	48

2.02.	Borrowings, Conversions and Continuations of Committed Loans	49

2.03.	Letters of Credit	50

2.04.	Intentionally Omitted	57

2.05.	Prepayments	58

2.06.	Termination, Reduction or Increase of Commitments and Loans; Extensions of Revolving Credit Maturity Date	60

2.07.	Repayment of Loans	64

2.08.	Interest	64

2.09.	Fees	65

2.10.	Computation of Interest and Fees; Retroactive Adjustment of Applicable Margin	66

2.11.	Evidence of Debt	66

2.12.	Payments Generally; Administrative Agent’s Clawback	67

2.13.	Sharing of Payments by Lenders	68

2.14.	Cash Collateral	69

2.15.	Defaulting Lenders	70

2.16.	Funds Transfer Disbursements	71

2.17.	Recourse	72

ARTICLE III. TAXES, CHANGED CIRCUMSTANCES	72

3.01.	Taxes	72

3.02.	Circumstances Affecting Benchmark Availability	75

3.03.	Laws Affecting SOFR Availability	76

3.04.	Increased Costs	77

3.05.	Benchmark Replacement Setting	78

3.06.	Mitigation Obligations; Replacement of Lenders	79

3.07.	Indemnity	79

3.08.	Survival	80

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ARTICLE IV. GUARANTY	80

4.01.	The Guaranty	80

4.02.	Obligations Unconditional	80

4.03.	Reinstatement	81

4.04.	Certain Additional Waivers	82

4.05.	Remedies	82

4.06.	Rights of Contribution	82

4.07.	Guarantee of Payment; Continuing Guarantee	82

4.08.	Keepwell	82

ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	83

5.01.	Conditions of Closing Date and Initial Credit Extension and Closing Date	83

5.02.	Conditions to all Credit Extensions	86

ARTICLE VI. REPRESENTATIONS AND WARRANTIES	86

6.01.	Existence, Qualification and Power; Compliance with Laws	86

6.02.	Authorization; No Contravention	87

6.03.	Governmental Authorization; Other Consents	87

6.04.	Binding Effect	87

6.05.	Financial Statements; No Material Adverse Effect	87

6.06.	Litigation	88

6.07.	No Default	88

6.08.	Ownership of Property; Liens	88

6.09.	Environmental Compliance	88

6.10.	Insurance	89

6.11.	Taxes	89

6.12.	ERISA Compliance	90

6.13.	Capital Structure/Subsidiaries	90

6.14.	Margin Regulations; Investment Company Act	91

6.15.	Disclosure	91

6.16.	Compliance with Laws	91

6.17.	Intellectual Property	91

6.18.	Solvency	91

6.19.	Investments	91

6.20.	Business Locations	92

6.21.	Brokers’ Fees	92

6.22.	Labor Matters	92

6.23.	Representations and Warranties from Other Loan Documents	92

6.24.	Collateral Documents	92

6.25.	Unencumbered Properties; Leases and Ground Leases	92

6.26.	Nature of Business	93

6.27.	REIT Status	93

6.28.	Anti-Corruption Laws and Sanctions	93

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ARTICLE VII. AFFIRMATIVE COVENANTS	93

7.01.	Financial Statements	93

7.02.	Certificates; Other Information	94

7.03.	Notices and Information	96

7.04.	Pledged Property Ownership; Guaranty Requirement	97

7.05.	Preservation of Existence, Etc.	97

7.06.	Maintenance of Properties	97

7.07.	Insurance	98

7.08.	Compliance with Laws and Contractual Obligations	98

7.09.	Books and Records	98

7.10.	Inspection Rights	99

7.11.	Use of Proceeds	99

7.12.	Intentionally Omitted	99

7.13.	Intentionally Omitted	99

7.14.	Pledged Assets	99

7.15.	Payment of Taxes and Claims	100

7.16.	Management Agreements	100

ARTICLE VIII. NEGATIVE COVENANTS	100

8.01.	Liens	100

8.02.	Investments	100

8.03.	Indebtedness	101

8.04.	Fundamental Changes	102

8.05.	Dispositions	103

8.06.	Restricted Payments	103

8.07.	Change in Nature of Business	103

8.08.	Transactions with Affiliates and Insiders	103

8.09.	Burdensome Agreements	104

8.10.	Use of Proceeds	104

8.11.	Financial Covenants	105

8.12.	Reduction Limitations	105

8.13.	Intentionally Omitted	106

8.14.	Organization Documents; Fiscal Year	106

8.15.	Ownership of Subsidiaries	106

8.16.	Sale Leasebacks	106

8.17.	Intentionally Omitted	106

8.18.	Foreign Subsidiaries	106

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ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES	106

9.01.	Events of Default	106

9.02.	Remedies Upon Event of Default	108

9.03.	Application of Funds	109

ARTICLE X. ADMINISTRATIVE AGENT	110

10.01.	Appointment and Authority	110

10.02.	Rights as a Lender	110

10.03.	Exculpatory Provisions	111

10.04.	Reliance by Administrative Agent	111

10.05.	Delegation of Duties	112

10.06.	Resignation/Removal of Administrative Agent	112

10.07.	Non-Reliance on Administrative Agent and Other Lenders	113

10.08.	No Other Duties, Etc.	114

10.09.	Administrative Agent May File Proofs of Claim	114

10.10.	Collateral and Guaranty Matters	114

10.11.	Approvals of Lenders	115

10.12.	Secured Swap Contracts and Pledged Collateral Matters	115

10.13.	Erroneous Payments	117

ARTICLE XI. MISCELLANEOUS	119

11.01.	Amendments, Etc.	119

11.02.	Notices; Effectiveness of Electronic Communications	122

11.03.	No Waiver; Cumulative Remedies	124

11.04.	Expenses; Indemnity; Damage Waiver	124

11.05.	Payments Set Aside	126

11.06.	Successors and Assigns	126

11.07.	Treatment of Certain Information; Confidentiality	131

11.08.	Set-off	132

11.09.	Interest Rate Limitation	132

11.10.	Counterparts; Integration; Effectiveness	133

11.11.	Survival of Representations and Warranties	133

11.12.	Severability	133

11.13.	Replacement of Lenders	133

11.14.	Governing Law; Jurisdiction; Etc.	134

11.15.	Waiver of Jury Trial	135

11.16.	USA PATRIOT Act Notice	135

11.17.	Entire Agreement	136

11.18.	Subordination of Intercompany Debt	136

11.19.	No Advisory or Fiduciary Responsibility	136

11.20.	Intentionally Omitted	137

11.21.	Affected Financial Institution	137

11.22.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS	137

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ARTICLE XII. UNENCUMBERED PROPERTIES	138

12.01.	Eligibility of Properties	138

12.02.	Removal of Unencumbered Properties	139

SCHEDULES

1.01(a)	Guarantors
1.01(b)	Unencumbered Properties
1.01(c)	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
6.03	Required Consents
6.05	Dispositions
6.09	Intentionally Omitted
6.10	Intentionally Omitted
6.13(a)	Ownership Structure
6.13(b)	Subsidiary Ownership
6.20	Property Schedules
6.22	Labor Matters
8.01	Liens
8.02	Investments
8.03	Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Notice of Borrowing
B	Intentionally Omitted
C	Form of Pledge Agreement
D-1	Form of Revolving Note
D-2(a)	Intentionally Omitted
D-2(b)	Form of Tranche B Term Note
E	Form of Compliance Certificate
F	Form of Joinder Agreement
G	Form of Assignment and Assumption
H	Form of Disbursement Instruction Agreement
I	Intentionally Omitted
J	Form of Secured Swap Intercreditor Agreement

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Agreement”), dated as of May 18, 2023, is entered into by and among RHP HOTEL PROPERTIES, LP, a Delaware limited partnership (together with any permitted successors and assigns, the “Borrower”), RYMAN HOSPITALITY PROPERTIES, INC. (the “Parent”), the Parent and certain Subsidiaries of the Parent, as Guarantors, the Lenders (as defined herein) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and any L/C Issuers (each, as defined herein).

WHEREAS, the Administrative Agent, the L/C Issuers, and the Lenders desire to make available to the Borrower a credit facility in the initial principal amount of $1,200,000,000, which will include a $700,000,000 revolving credit facility with a $75,000,000 letter of credit subfacility, and a $500,000,000 tranche B term loan facility, on the terms and conditions contained herein.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Assets” means, for any twelve (12) month period, all assets purchased or otherwise acquired by the Consolidated Parties during such period.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all of the Capital Stock or all or substantially all of the Property (or an entire business unit or product line) of another Person, whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Adjusted Consolidated EBITDA” means, for any period, (a) Consolidated EBITDA for such period, minus (b) the FF&E/Capex Reserve.

“Adjusted Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Adjusted Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (ii) solely in the case of Revolving Loans, the SOFR Adjustment and (b) the Floor. Any change in Adjusted Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Adjusted NOI” means, for any period, (a) the NOI for such period, minus (b) the FF&E/Capex Reserve with respect to all Properties (or the Unencumbered Properties, as applicable) held as of the end of such period.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) solely in the case of Revolving Loans, the SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent, any L/C Issuer or any Lender or any of their respective Affiliates be an Affiliate of Borrower.

“Agent-Related Persons” means Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent Lenders” means a collective reference to each Lender hereunder that also holds the title of Administrative Agent, Syndication Agent (as identified on the cover hereto), Managing Agent (as identified on the cover hereto), Bookrunner (as identified on the cover hereto), Lead Arranger (as identified on the cover hereto) or Documentation Agent (as identified on the cover hereto) (whether such agency is held solely or jointly with another Person).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders, as adjusted from time to time in accordance with the terms hereof. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is SEVEN HUNDRED MILLION DOLLARS ($700,000,000.00).

“Agreement” has the meaning assigned to such term in the heading hereof.

“Ancillary Hotel Components” means any ancillary real property or improvements containing facilities or amenities to the Hotel Property (exclusive of any guest rooms, meeting space, banquet space, necessary public access, and lobby facilities) which, if removed from the Hotel Property would not result in either (a) a material adverse effect on the use, value, or operation of such Hotel Property or (b) any non-compliance with legal requirements (including any parking requirements under applicable zoning regulations).

“Anti-Corruption Laws” means all Laws of any jurisdiction concerning or relating to bribery or corruption, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Anti-Money Laundering Laws” means any and all Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means,

(a)            with respect to the Revolving Credit Facility and Letter of Credit Fees, (a) from the Closing Date and until the date on which a Compliance Certificate for the most recently ended quarter shall be delivered, the percentage rate per annum set forth below corresponding to the level (each, a “Level”) into which the Consolidated Net Leverage Ratio falls pursuant to the Compliance Certificate delivered on the Closing Date and (b) thereafter, the percentage rate per annum set forth below corresponding to the Level into which the Consolidated Net Leverage Ratio then falls:

Level	Consolidated Net Leverage Ratio	Revolving Credit Facility and Letter of Credit Fees Applicable Margin for SOFR Loans	Revolving Credit Facility and Letter of Credit Fees Applicable Margin for Base Rate Loans
I	Less than 3.50 to 1.00	1.40%	0.40%
II	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	1.45%	0.45%
III	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	1.50%	0.50%
IV	Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	1.55%	0.55%
V	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	1.65%	0.65%
VI	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	1.80%	0.80%
VII	Greater than or equal to 6.00 to 1.00	2.00%	1.00%

The Applicable Margin for the Revolving Credit Facility and the Letter of Credit Fees shall be determined by the Administrative Agent from time to time based on the Consolidated Net Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 7.02(b). Any increase or decrease in the Applicable Margin for the Revolving Credit Facility or Letter of Credit Fees resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Tier VII shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(b), whereupon the Applicable Margin shall be adjusted, from that date forward, based upon the calculation of the Consolidated Net Leverage Ratio contained in such Compliance Certificate. Notwithstanding anything in this definition to the contrary, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.10(b);

(b)            with respect to Tranche B Term Loans, (i) the Applicable Margin for Tranche B Term Loans that are SOFR Loans shall be two and three-quarters percent (2.75%), and (ii) the Applicable Margin for Tranche B Term Loans that are Base Rate Loans shall be one and three-quarters percent (1.75%).

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15; provided, that if the commitment of each Lender to make Revolving Loans and the obligation of any L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of the outstanding Tranche B Term Loans at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of Tranche B Term Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approval Threshold” has the meaning given to such term in Section 12.01.

“Approved Counterparty” means (a) the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or Lender at the time it entered into a Swap Contract, in its capacity as a party thereto, in each case notwithstanding whether such Approved Counterparty ceases to be the Administrative Agent, Lender or an Affiliate of the Administrative Agent or Lender after entering into such Secured Swap Contract, and (b) any other Person from time to time approved in writing by the Administrative Agent. Any counterparty that is not a party to this Agreement shall not be an “Approved Counterparty” unless and until such counterparty executes a Secured Swap Intercreditor Agreement in the form attached hereto as Exhibit J as required pursuant to the terms of Section 10.12(a).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means a collective reference to the Tranche B Term Loan Arranger and the Revolving Credit Facility Arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the calendar year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from the Closing Date to the earliest of (i) the Revolving Credit Maturity Date, (ii) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of any L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.05(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution..

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than one percent (1.00%).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Benchmark” means, initially, Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, or the applicable then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.05(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to such then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor (if applicable), the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor (if applicable) of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors (if applicable) of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors (if applicable)of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor (if applicable) of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors (if applicable) of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the applicable then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.05.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, or any comparable non-U.S. regulation applicable to any Lender regarding the determination of beneficial ownership.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“BofA Securities” means BofA Securities, Inc., and its successors and assigns.

“Borrower” has the meaning specified in the heading hereof.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Businesses” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

“Capital Lease” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and (vi) means, with respect to any Person, all other ownership or profit interests in such Person (including partnership, member or trust interests therein), all of the warrants, options or other rights for the purchase or acquisition from such Person of any of the previously-noted interests in such Person, all of the securities convertible into or exchangeable for any of the previously-noted interests in such Person or warrants, rights or options for the purchase or acquisition from such Person of such interests, in each case, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Capitalization Rate” means 7.25%.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuers and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if any L/C Issuers benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) any L/C Issuers. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) notwithstanding the GAAP classification of same, Investments in AAA-rated auction rate securities with maturities of thirty (30) days or less purchased pursuant to underwriting agreements and/or other documentation with terms and conditions reasonably acceptable to the Administrative Agent and which are administered by reputable financial institutions having capital of at least $500,000,000.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)            other than the creation of a holding company that does not involve a change in the beneficial ownership of the Parent as a result of such transaction, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35.0%) or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)            during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)            any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing thirty-five percent (35.0%) or more of the combined voting power of such securities; or

(d)            the Parent ceases to own seventy-five percent (75%) of the limited partnership interests in the Borrower.

“Class” means (a) when used with respect to Loans or a Borrowing, shall refer to whether such Loans, or the Loans comprising such Borrowing, are Tranche B Term Loans, Incremental Tranche B Term Loans, or Revolving Loans, (b) when used with respect to Commitments, shall refer to whether such Commitments are Incremental Tranche B Term Loan Commitments, Tranche B Term Loan Commitments or Revolving Commitments and (c) when used with respect to Lenders, shall refer to whether such Lenders are Tranche B Term Lenders, Incremental Tranche B Term Loan Lenders, or Revolving Credit Lenders.

“Closing Date” means May 18, 2023.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means a collective reference to all personal Property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Pledge Agreement and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Tranche B Term Loan Commitment of such Lender and/or the Incremental Tranche B Term Loan Commitment of such Lender.

“Committed Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means each Revolving Loan and the Tranche B Term Loan.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E setting forth detailed calculations as more fully set forth in Section 7.02(b).

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.07 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period (provided, that for purposes of this definition, (x) when the applicable calculation period is twelve (12) months and notwithstanding contrary provisions of GAAP, income allocable to each Acquired Asset for such period shall equal the net income, calculated on a trailing twelve month basis, derived from such Acquired Asset during such period, regardless of how long such Acquired Asset has been owned by a Consolidated Party, (y) when the applicable calculation period is twelve (12) months and notwithstanding contrary provisions of GAAP, income allocable to Newly Operational Assets shall (i) only be included to the extent such Newly Operational Assets have been open and operational for a full calendar quarter and (ii) until such Newly Operational Asset has been opened and operating for a full calendar year, the net income allocable to each Newly Operational Asset for such period shall equal the annualized net income of the Consolidated Parties derived from such Newly Operational Asset based on the net income derived during the full calendar quarters during which such Newly Operational Asset has been opened and operating (i.e., if the Newly Operational Asset is opened and operating for one quarter, the net income for such quarter multiplied by four (4), if such Newly Operational Asset is opened and operating for two (2) quarters, the net income for such quarters multiplied by two (2) and if such Newly Operational Asset is opened and operating for three (3) quarters, the net income for such quarters multiplied by one and one third) and (z) notwithstanding contrary provisions of GAAP, net income derived from assets disposed of during any such period shall not be included in the determination of Consolidated Net Income for such period), plus

(a)            the following to the extent deducted in calculating such Consolidated Net Income (and, in each case, without duplication):

(i)            Consolidated Fixed Charges for such period;

(ii)           non-cash interest expenses;

(iii)          the provision for Federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries for such period;

(iv)          depreciation and amortization expense (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(v)           preopening costs relating to the hotel operations of the Parent or its Subsidiaries for such period;

(vi)          losses related to discontinued operations (as calculated and presented in accordance with GAAP); and

(vii)         all other non-cash expenses (including, but not limited to, the non-cash portion of (A) non-cash write-offs of goodwill, intangibles and long-lived assets, (B) ground rents expense, but excluding any other such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), and (C) non-cash equity-based compensation; minus

(b)            the following to the extent included in calculating such Consolidated Net Income (and without duplication):

(i)            Federal, state, local and foreign income tax credits of the Parent and its Subsidiaries for such period;

(ii)           gains related to discontinued operations; and

(iii)          all other non-cash items increasing Consolidated Net Income for such period; plus

(c)            without duplication and to the extent not otherwise reflected in the calculation of Consolidated Net Income, actual cash payments received from available taxes in conjunction with public incentives for future first-class hotel convention projects;

provided, that, any add-backs or deductions related to a Newly Operational Asset will be calculated on an annualized basis in the same manner used to determine net income for such Newly Operational Asset; provided, further, that, any add-backs or deductions related to an Acquired Asset will be calculated on a trailing twelve month basis in the same manner used to determine net income for such Acquired Asset. Notwithstanding the preceding, provisions for taxes based on income or profits of, Consolidated Fixed Charges and other fixed charges of and the depreciation and amortization and other non-cash expenses of the Consolidated Parties which are Subsidiaries shall be added to Consolidated Net Income (A) in the same proportion that the net income of such Consolidated Party was added to compute Consolidated Net Income and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Parent by the applicable Consolidated Party without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Consolidated Party or its stockholders.

“Consolidated Fixed Charge Coverage Ratio” means for the Consolidated Parties in connection with any four (4) calendar quarter period for which the Parent has delivered the Required Financial Information, the ratio of (a) Adjusted Consolidated EBITDA for such period (after giving effect on a Pro Forma Basis to any Dispositions or acquisitions of assets during such period) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period for the Consolidated Parties, the sum of (a) Consolidated Interest Charges for such period, to the extent the same come due or are paid during such period (without duplication of amounts included in “Consolidated Fixed Charges” for prior period), plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) all cash dividends required to be paid on preferred capital stock, whether expensed or capitalized; determined without duplication of items included in Consolidated Interest Charges.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) the principal portion of all obligations for borrowed money, (b) the principal portion of all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by the Consolidated Parties (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) the principal portion of all obligations issued or assumed as the deferred purchase price of Property or services purchased by the Consolidated Parties (other than trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet of the Consolidated Parties, (e) the Attributable Indebtedness with respect to Capital Leases and Synthetic Lease Obligations, (f) all direct and contingent obligations arising under letters of credit (including standby and commercial and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (g) all obligations to repurchase any securities issued by the Consolidated Parties at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (h) the aggregate amount of uncollected accounts receivable subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to the Consolidated Parties (whether or not such transaction would be reflected on the balance sheet of the Consolidated Parties in accordance with GAAP) (all such Indebtedness of the types described in the forgoing clauses (a) through (h), as to any Person, “Funded Indebtedness”), (i) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by the Consolidated Parties, whether or not the obligations secured thereby have been assumed, (j) all Guarantees with respect to Funded Indebtedness of another Person and (k) the Funded Indebtedness of any Unconsolidated Affiliate based on the greater of (i) such Consolidated Party’s pro rata share of such Indebtedness based on its ownership percentage with respect to such Unconsolidated Affiliate and (ii) the extent to which such Indebtedness is recourse to a Consolidated Party; provided, that “Consolidated Funded Indebtedness” shall not, in any case, include Indebtedness resulting from public incentives related to future projects as long as such Indebtedness is non-recourse to any of the Loan Parties.

“Consolidated Interest Charges” means for any period for the Consolidated Parties on a consolidated basis, interest expense (including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component of Synthetic Lease Obligations), as determined in accordance with GAAP; provided, however, that notwithstanding the foregoing, (a) all non-cash interest expenses (including accrued interest associated with any deferred lease obligations or other obligations or liabilities arising from Indebtedness that is non-recourse to any of the Loan Parties and that results from public incentives related to future first-class hotel convention projects) and (b) capitalized interest reflected on any entity’s financial statements shall be excluded.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus all unrestricted cash and Cash Equivalents of the Consolidated Parties in excess of $75,000,000 as of such date to (b)  Consolidated EBITDA for the period of the most recently ended four full consecutive fiscal quarters then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 7.01(a) or (b).

“Consolidated Net Income” means for any period for the Consolidated Parties on a consolidated basis, net income (excluding extraordinary items and applicable Designated Non-Recurring Items for such period (in each case, to the extent such items would increase or decrease such net income)) after interest expense, income taxes and depreciation and amortization, all as determined in accordance with GAAP; provided, that (a) net income attributable to any interests of the Consolidated Parties in non-Consolidated Parties shall be included in the determination of “Consolidated Net Income” only to the extent of the amount of cash dividends or distributions paid by such non-Consolidated Parties to Consolidated Parties during the applicable period, (b) notwithstanding contrary provisions of GAAP, proceeds of any business interruption or rent loss insurance received by any Consolidated Party in connection with any Property owned by them shall be included in the determination of net income upon the receipt thereof by the Parent or the applicable Loan Party(ies); provided, however, that to the extent any such proceeds are delivered in lump sum format for the purpose of covering losses over a period extending to more than one calendar quarter, addition of such proceeds to net income shall be prorated over such period in a manner reasonably acceptable to the Administrative Agent.

“Consolidated Parties” means a collective reference to the Parent and the Subsidiaries of the Parent, and “Consolidated Party” means any one of them.

“Consolidated Scheduled Funded Debt Payments” means for any period for the Consolidated Parties on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the most-recently ended calendar quarter (but shall give effect to all such payments made prior thereto), (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.04.

“Consolidated Tax Expense” means, for any period, the tax expense (including federal, state, local and foreign income taxes) of the Consolidated Parties, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Asset Value” means, for any date of calculation, the following amounts with respect to the following assets owned by the Parent or any of its Subsidiaries (without duplication): (a) the sum of (i) the Operating Property Value of all Hotel Properties as of such date, (ii) cash and Cash Equivalents set forth on the balance sheet of the Parent, (iii) the GAAP book value of all Development/Redevelopment Properties, Mortgage Receivables, Unimproved Land and Non-Core Properties; and (iv) the contract purchase price for all assets under contract for purchase (to the extent included in Consolidated Funded Indebtedness); plus (b) the applicable Ownership Share of any Unconsolidated Affiliate of the Parent of any asset described in clause (a) above. For purposes of determining Consolidated Total Asset Value, (t) to the extent the amount of Consolidated Total Asset Value attributable to Unimproved Land would exceed 5% of Consolidated Total Asset Value, such excess shall be excluded, (u) to the extent the amount of Total Asset Value attributable to Mortgage Receivables would exceed 5% of Consolidated Total Asset Value, such excess shall be excluded, (v) to the extent the amount of Consolidated Total Asset Value attributable to Unconsolidated Affiliates would exceed 20% of Consolidated Total Asset Value, such excess shall be excluded, (w) to the extent the amount of Consolidated Total Asset Value attributable to Development/Redevelopment Properties would exceed 15% of Consolidated Total Asset Value, such excess shall be excluded, (x) to the extent the amount of Consolidated Total Asset Value attributable to Non-Core Properties would exceed 5% of Consolidated Total Asset Value, such excess shall be excluded, (y) to the extent the amount of Consolidated Total Asset Value attributable to the Excluded OEG Subsidiaries would exceed 5% of Consolidated Total Asset Value, such excess shall be excluded, and (z) to the extent the amount of Consolidated Total Asset Value attributable to assets subject to limitation under the foregoing clauses (t) through (y) would exceed 35% of Consolidated Total Asset Value, such excess shall be excluded.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Hotel Property” means real property and improvements comprising such Hotel Property except for any Ancillary Hotel Components approved by Administrative Agent in its reasonable discretion.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Daily Simple SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Daily Simple SOFR, as provided in Section 2.08(a).

“Debt Issuance” means the issuance by any Consolidated Party of any Indebtedness of the type referred to in clause (a) or (b) of the definition thereof set forth in this Section 1.01.

“Debt Service” means, for any period, Consolidated Interest Charges for such period plus scheduled principal amortization and mandatory principal repayments (whether pursuant to this Agreement or otherwise) of all Indebtedness for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Amount” has the meaning specified in Section 2.05(b)(vii)(D).

“Declining Tranche B Lender” has the meaning specified in Section 2.05(b)(vii)(D).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three (3) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Development/Redevelopment Property” means at any time a Property that upon completion will constitute a Hotel Property and that is currently under development and not an operating property during such development and, subject to the last sentence of this definition, on which the improvements related to the development have not been completed. The term “Development/Redevelopment Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, Parent, any Subsidiary or any Unconsolidated Affiliate. A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Hotel Property has been completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property.

“Designated Non-Recurring Items” means, for any period of determination, (a) lawsuit and settlement costs of the Consolidated Parties incurred during such period, plus (b) merger transaction and integration costs of the Consolidated Parties incurred during such period, plus (c) asset impairment charges of the Consolidated Parties incurred during such period, plus (d) REIT conversion costs, plus (e) the amount of other non-recurring charges paid or incurred by the Consolidated Parties during such period; provided, that the amount calculated pursuant to this clause (e) shall not exceed $15,000,000 for any twelve (12) month period.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit H to be executed and delivered by the Borrower pursuant to Section 5.01(a)(vi), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).

“Disposition” or “Dispose” means any sale, disposition or other transfer (including pursuant to a Sale and Leaseback Transaction) of any or all of the Property (including, without limitation, the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, but other than pursuant to any casualty or condemnation event; provided, however, that the term “Disposition” shall be deemed to exclude any Equity Issuance.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and, in the case of the assignment of any Revolving Commitment, any L/C Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Property” means a Hotel Property which satisfies all of the following requirements as certified by the Borrower:

(a)           such Property is operating as a Hotel Property;

(b)           the Core Hotel Property with respect to such Property is owned in fee simple, or leased under a Qualified Ground Lease, solely by the Borrower or a Wholly-Owned Subsidiary of the Borrower;

(c)           such Hotel Property is located in a State of the United States of America or in the District of Columbia;

(d)           neither such Core Hotel Property portion of such Property, nor if the Core Hotel Property portion of such Hotel Property is owned by a Wholly-Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Wholly-Owned Subsidiary holding such Core Hotel Property, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge;

(e)           with respect to any portion of the Core Hotel Property of such Property owned in fee simple, regardless of whether such Hotel Property is owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Hotel Property as security for Indebtedness of the Borrower or such Wholly-Owned Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; and

(f)            such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which are not individually or collectively material to the profitable operation of such Hotel Property.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, binding agreements or binding governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its Capital Stock. The term “Equity Issuance” shall not be deemed to include any Disposition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan (within the meaning of Section 430 of the Code or Section 303 of ERISA) or receipt of notification by the Parent that any Multiemployer Plan is in endangered or critical status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Erroneous Payment” has the meaning assigned thereto in Section 10.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.13(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 10.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any fiscal year, the sum, without duplication, of:

(a)            the sum, without duplication, of:

(i)            Consolidated EBITDA for such fiscal year;

(ii)           cash items of income during such fiscal year not included in calculating Consolidated EBITDA;

(iii)          the decrease, if any, in the Net Working Capital from the beginning to the end of such fiscal year; and

(iv)          the reversal, during such fiscal year, of any reserve established pursuant to clause (b)(i) below; minus

(b)            the sum, without duplication, of:

(i)            the amount of any cash Consolidated Tax Expense paid or payable by Borrower and its Subsidiaries with respect to such fiscal year and for which, to the extent required under GAAP, reserves have been established;

(ii)           the amount of Debt Service for such fiscal year;

(iii)          the amount of any dividends or distributions made in accordance with this Agreement, in each case during such fiscal year;

(iv)          the increase, if any, in the Net Working Capital from the beginning to the end of such period;

(v)           cash items of expense (including losses) during such period not deducted in calculating Consolidated EBITDA;

(vi)          the amount of any capital expenditures made in cash during such fiscal year and the amount of any capital expenditures expected to be made by Borrower in the immediately succeeding fiscal year, to the extent funded (or to be funded) from Internally Generated Funds, provided, however, that to the extent the amount expected to be expended exceeds the amount actually expended during the succeeding fiscal year, such excess shall be added back to the calculation of Excess Cash Flow for such succeeding fiscal year;

(vii)         [reserved]; and

(viii)        the amount of any non-cash gain included in Consolidated EBITDA for such period recognized as a result of any Disposition of a Property.

“Excess Cash Flow Application Date” has the meaning specified in Section 2.05(b)(vi).

“Excluded OEG Subsidiary” means OEG Attractions Holdings, LLC, and each Subsidiary of OEG Attractions Holdings, LLC.

“Excluded Subsidiary” means (a) each Excluded OEG Subsidiary (b) each Excluded TRS Subsidiary, and (c) any other Subsidiary (other than the Borrower or an Unsecured Indebtedness Subsidiary) (i) (A) holding title to, or beneficially owning, or leasing under a ground lease or a hotel lease, assets that are, or are reasonably expected within 90 days to become, collateral for any Secured Indebtedness of such Subsidiary, or any Subsidiary that is a direct or indirect beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests), and (B) that is, or is reasonably expected within 90 days to become, prohibited from guarantying the Indebtedness of any other Person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or (y) a provision of such Subsidiary’s organizational documents, which provision was, or is reasonably expected within 90 days to be, included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness, (ii) the only assets or business activity of such Subsidiary, directly or indirectly, being the ownership of interests in an Unconsolidated Affiliate, or (iii) prohibited from guaranteeing the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary and not entered into or negotiated for the purpose of avoiding the guaranty requirements of the Facilities documentation. The 90-day periods provided above may be extended by the Administrative Agent in its reasonable discretion.

“Excluded Swap Contract” means, with respect to any Guarantor, any Swap Contract if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Contract (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Contract. If a Swap Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Contract that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.06), any U.S. Federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)  and (d) any U.S. federal withholding Taxes imposed under FATCA on any amount payable to such recipient as a result of the failure of such recipient to satisfy the applicable conditions for exemption from such withholding as set forth under FATCA.

“Excluded TRS Subsidiaries” means Ryman Hotel Operations Holdco, LLC, and each of its Subsidiaries.

“Existing Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of October 31, 2019, among the Borrower, the Administrative Agent, the lenders party thereto and the other parties named therein, as amended.

“Existing Letters of Credit” means those letters of credit issued pursuant to the Existing Credit Agreement and set forth on Schedule 1.01(c) attached hereto, which letters of credit shall, as of the Closing Date, be deemed to be Letters of Credit hereunder.

“Extension Option” has the meaning given to such term in Section 2.06(d).

“Extension Request” has the meaning given to such term in Section 2.06(d).

“Facility” means each of (a) the Tranche B Term Loan Commitments and the Tranche B Term Loans made thereunder (the “Tranche B Term Loan Facility”) and (b) the Revolving Commitments and the Revolving Loans made thereunder (the “Revolving Credit Facility”).

“FAS 141R Changes” means those changes made to a buyer’s accounting practices by the Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 141R, Business Combinations, which is effective for annual reporting periods that begin in calendar year 2009.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the Closing Date, any amendment or successor provisions that are substantively identical and which do not impose criteria that are materially more onerous than those contained in such Sections, any regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any period, the greater of (a) zero percent (0%) or (b) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means, collectively, each letter agreement among Borrower, each Arranger and its affiliated Lender entered into in connection with this Agreement.

“FF&E/Capex Reserve” means, for any period and with respect to any one or more of the Real Properties that are hotels which are owned at any time during such period, an amount equal to the applicable Reserve Percentage of Gross Revenues of such Real Properties. For purposes of this definition, the term “Reserve Percentage” means (a) for properties in operation for less than one (1) year, one percent (1.0%); (b) for properties in operation for less than two (2) years, but equal to or more than one (1) year, two percent (2.0%); (c) for properties in operation for less than three (3) years, but equal to or more than two (2) years, three percent (3.0%); and (c) for all other properties, four percent (4.0%). Notwithstanding the foregoing, the “Reserve Percentage” for Newly Operational Assets shall be one percent (1.0%) during the year such property is a Newly Operational Asset, and shall increase one percent per year thereafter, to a maximum of four percent (4.0%).

“FFO Distribution Allowance” means, for any fiscal year of the Consolidated Parties, an amount equal to ninety-five percent (95%) of Funds From Operations for such period.

“Financial Covenant Default” means (i) a failure to comply with any financial covenant set forth in Section 8.11 or (ii) the taking of any action by any Loan Party or its Subsidiaries if such action was prohibited hereunder solely due to the existence of a Financial Covenant Default of the type described in clause (i) of this definition. It is understood and agreed that this definition may not be amended without the written consent of the Required Revolving Credit Lenders.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, as amended, including, without limitation, 12 CFR part 34.41 to 34.47.

“First Six-Month Extended Revolving Credit Maturity Date” means November 18, 2027.

“First Six-Month Extension Option” has the meaning given to such term in Section 2.06(d).

“Floor” means a rate of interest equal to 0.00%.

“Florida Lease Agreement” means that certain Amended and Restated Lease Agreement, dated as of January 1, 2023, between RHP Operations GP, LLC, as lessee and RHP Property GP, LP, as lessor, as the same may be modified, amended or restated from time to time.

“Florida Management Agreement” means that certain Management Agreement, dated as of October 1, 2012, between RHP Property GP, LP and Marble Transfer LLC (which via assignments and transfer documents is between RHP Operations GP, LLC and Marriott Hotel Services, Inc., as of October 1, 2012), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to any L/C Issuer and (d) the Commitments shall have expired or been terminated in full.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” has the meaning given to such term in the definition of Consolidated Funded Indebtedness in Section 1.01.

“Funds From Operations” means, with respect to the immediately prior fiscal quarter period, Consolidated Net Income, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided; provided, that, to the extent such calculations include amounts allocable to Unconsolidated Affiliates, such calculations shall be without duplication and shall only include such amounts to the extent attributable to any Unconsolidated Affiliate Interests. Without limiting the foregoing, notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, (i) Parent’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, as may be amended from time to time, and (ii) amounts deducted from net income as a result of pre-funded fees or expenses incurred in connection with acquisitions permitted under the Loan Documents that can no longer be capitalized due to FAS 141R Changes and charges relating to the under-accrual of earn outs due to the FAS 141R Changes, and (b) net income (or loss) of the Consolidated Parties on a consolidated basis shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock or (iv) non cash asset impairment charges.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gaylord Opryland” means the Property identified as such on Schedule 1.01(b).

“Gaylord Palms Ground Lease” means that certain Opryland Hotel — Florida Ground Lease by and between XCDC SPE, LLC, a Florida limited liability company and successor-in-interest by assignment from Xentury City Development Company, L.C., as ground lessor/landlord, and RHP Property GP, LP, a Florida limited partnership and successor-in-interest to Opryland Hotel – Florida Limited Partnership, as hotel lessee/tenant, dated as of March 3, 1999, as the same has been amended, restated, supplemented or otherwise modified from time to time prior to the date hereof (for purposes of this definition, the “Sub-Ground Lease”), which Sub-Ground Lease constitutes a sub-ground lease by XCDC SPE LLC of its interest in the property referenced therein arising pursuant to that certain Amended and Restated GP / Xentury Master Ground Lease, dated as of March 3, 1999, as the same has been amended, restated, supplemented or otherwise modified from time to time to the date hereof, between GP Limited Partnership and XCDC SPE, LLC, as successor-in-interest by assignment from Xentury City Development Company, L.C.

“Gaylord Rockies Resort & Convention Center” means the hotel real property asset located at 6700 North Gaylord Rockies Boulevard, Aurora, Colorado 80019, consisting of 1,501 rooms and 485,000 square feet of meeting space.

“Gaylord Texan” means the Property identified as such on Schedule 1.01(b).

“Geographic Region” means a geographic division of the United States of America as designated by the United States Census Bureau.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Revenues” means, for any Real Property that is a hotel over any period, all receipts resulting from the operation of such Real Property, determined net of allowances in accordance with GAAP and consistent with the Uniform System of Accounts for the Lodging Industry, 11th Revised Edition, 2014, as published by the Hotel Association of New York City, as the same may be further revised from time to time, including, without limitation, rents or other payments from guests and customers, tenants, licensees and concessionaires and business interruption and rental loss insurance payments; provided, that Gross Revenues shall exclude (a) excise, sales, use, occupancy and similar taxes and charges collected from guests or customers and remitted or required to be remitted to governmental authorities, (b) gratuities collected for employees (excluding service charges), (c) security deposits and other advance deposits, unless and until same are forfeited to Parent or Borrower, (d) federal, state or municipal excise, sales, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services, (e) interest income, and (f) rebates, refunds or discounts (including, without limitation, free or discounted accommodations).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means a collective reference to the Persons identified as “Guarantors” on the signature pages to this Agreement, the Parent and each other Person that subsequently becomes a Guarantor by executing a Joinder Agreement as contemplated by Section 7.04 or otherwise, and “Guarantor” means any one of them. A list of the Guarantors as of the date hereof is set forth on Schedule 1.01(a).

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hotel Property” means a Property on which there is located an operating hotel.

“IDB” has the meaning given to such term in the definition of “PILOT Lease Agreement.”

“Incremental Tranche B Term Loan” has the meaning provided in Section 2.06(b)(iii).

“Incremental Tranche B Term Loan Commitment” means the commitment of a Lender to make an Incremental Tranche B Term Loan hereunder in accordance with Section 2.06(b).

“Incremental Tranche B Term Loan Lender” means each Lender that has an Incremental Tranche B Term Loan Commitment, or is the holder of an Incremental Tranche B Term Loan.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) the Attributable Indebtedness of such Person with respect to Capital Leases and Synthetic Lease Obligations, (g) all net obligations of such Person under Swap Contracts, (h) all direct and contingent obligations arising under letters of credit (including standby and commercial) and bankers’ acceptances, including, without duplication, all unreimbursed drafts drawn thereunder (less the amount of any cash collateral securing any such letters of credit or and bankers’ acceptances), (i) all obligations of such Person to repurchase any securities issued by such Person at any time prior to the Maturity Date which repurchase obligations are related to the issuance thereof, including, without limitation, obligations commonly known as residual equity appreciation potential shares, (j) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale or securitization of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guarantees of such Person with respect to Indebtedness of another Person and (m) the Indebtedness of any partnership or unincorporated joint venture in which a Person is a general partner or a joint venturer based on the greater of (i) such Person’s pro rata share of such Indebtedness based on its ownership percentage with respect to such partnership or unincorporated joint venture and (ii) the extent to which such Indebtedness is recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. To the extent that the rights and remedies of the obligee of any Indebtedness are limited to certain property and are otherwise non-recourse to such Person, the amount of such Indebtedness shall be limited to the value of the Person’s interest in such property (valued at the higher of book value or market value as of such date of determination).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Intangible Assets” means all assets which would be properly classified as intangible assets under GAAP. For purposes of clarification “Intangible Assets” shall include intangible lease assets.

“Intellectual Property” has the meaning specified in Section 6.17.

“Interest Expense” means, with respect to a Person and for any period, without duplication, total interest expense of such Person, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period. The Borrower’s Ownership Share of the Interest Expense of its Unconsolidated Affiliates will be included when determining the Interest Expense of the Borrower.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Daily Simple SOFR Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(c)            the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(d)            if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(e)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(f)             no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Tranche B Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make mandatory prepayments of the Tranche B Term Loan pursuant to Section 2.05(b) without payment of any amounts pursuant to Section 3.07;

(g)            there shall not be more than (i) ten (10) Interest Periods in effect with respect to the Revolving Loans at any time, and (ii) ten (10) Interest Periods in effect with respect to the Term Loans at any time; and

(h)            no tenor that has been removed from this definition pursuant to Section 3.05(d) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Internally Generated Funds” means funds not constituting the proceeds of any Indebtedness, Debt Issuance, Equity Issuance, Disposition, or Involuntary Disposition (in each case, without regard to the exclusions from the definitions thereof).

“Investment” by any Person (a) in any Person means (i) any Acquisition of such Person or its Property, (ii) any other acquisition of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (iii) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment inventory and supplies in the ordinary course of business) or (iv) any other capital contribution to or investment in such Person, including, without limitation, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any Disposition to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person; and (b) means the purchase price paid, acquisition costs and expenses incurred and any other value given by such Person in connection with the purchase or other acquisition for value of any Property which qualifies as a capital asset or is otherwise purchased outside the ordinary course of business of such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount (or, in the case of any Investment made with Property other than cash, the book value of such Property) actually contributed or paid (including cash and non-cash consideration and any assumption of Indebtedness) to purchase such Capital Stock as of the date of such contribution or payment, less the amount of all repayments and returns of principal or capital thereon to the extent paid in cash or Cash Equivalents (or, in the case of any Investment made with Property other than cash, upon return of such Property, by an amount equal to the lesser of the book value of such Property at the time of such Investment or the fair market value of such Property at the time of such return) and received after the Closing Date. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“ISP” means, with respect to any Letter of Credit issued hereunder, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of any L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit F hereto, executed and delivered by a new Guarantor in accordance with the provisions of Section 7.04.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender with a Revolving Commitment, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage of the Revolving Commitments.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means, collectively or individually, as the context may suggest or require, Wells Fargo Bank, Bank of America, N.A., Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A. or U.S. Bank, N.A., each in its capacity as issuer of certain Letters of Credit hereunder, each as applicable, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For the purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means a lease, sublease, license, concession agreement or other agreement or other agreement (not including any ground lease) providing for the use or occupancy of any portion of any Real Property owned or leased by any Loan Party, including all amendments, supplements, restatements, assignments and other modifications thereto.

“Lease Agreements” means, collectively, the Tennessee Lease Agreement, the Florida Lease Agreement, the Texas Lease Agreement, and the Maryland Lease Agreement.

“Lenders” means a collective reference to the Tranche B Term Lenders, Incremental Tranche B Term Loan Lenders or Revolving Credit Lenders, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 11.7 or pursuant to an amendment in accordance with the terms of Section 2.06(b) or Section 11.01, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with the terms of Section 11.7 and “Lender” means any one of them.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, including any Existing Letter of Credit. A Letter of Credit may be a standby letter of credit only.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by any L/C Issuer.

“Letter of Credit Expiration Date” means the day that is thirty-five (35) days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Revolving Commitments as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments and only Lenders holding Revolving Commitments shall participate in exposure related to Letters of Credit.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan and/or a Tranche B Term Loan, as the context may require.

“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Issuer Document, each Joinder Agreement, the Pledge Agreement, each Fee Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Swap Contract and any Treasury Management Agreement).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreements” means, collectively, the Florida Management Agreement, the Maryland Management Agreement, the Tennessee Management Agreement and the Texas Management Agreement.

“Maryland Lease Agreement” means that certain Amended and Restated Lease Agreement, dated as of January 1, 2023, between RHP Operations NH, LLC, as lessee and RHP Property NH, LLC, as lessor, as the same may be modified, amended or restated from time to time.

“Maryland Management Agreement” means that certain Management Agreement, dated as of October 1, 2012, between RHP Property NH, LLC and Marble Transfer LLC (which via assignments and transfer documents is between RHP Operations NH, LLC and Marriott Hotel Services, Inc., as of the October 1, 2012), as amended, restated, supplemented or otherwise modified from time to time.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by Ryman, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds an amount equal to 10% of Consolidated Total Asset Value based on the most recent Compliance Certificate submitted prior to the consummation of such acquisition.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means (a) each Subsidiary of the Borrower that (x) owns in fee simple an Unencumbered Property or (y) leases an Unencumbered Property pursuant to a Qualified Ground Lease (each, an “Unencumbered Property Owner”), (b) each direct or indirect Subsidiary of the Borrower that holds direct or indirect equity interests in an Unencumbered Property Owner, (c) any direct or indirect Subsidiary of the Borrower to which more than 5.0% of Consolidated Total Asset Value is attributable on an individual basis, and (d) any Unsecured Indebtedness Subsidiary; unless, in the case of (b), (c) and (d), any such Subsidiary constitutes an Excluded Subsidiary.

“Maturity Date” means the Revolving Credit Maturity Date or the Tranche B Term Loan Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Receivable” means the principal amount of an obligation owing to a Person that is secured by a Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Working Capital” means, at any time, consolidated current assets at such time minus consolidated current liabilities at such time, each as calculated in accordance with past practices approved by Administrative Agent, consistently applied, from the financial statements of the Consolidated Parties required to be delivered pursuant to Section 7.01(a) for such calendar period.

“New Notes” has the meaning given to such term in the definition of “Senior Notes Indenture.”

“Newly Operational Assets” means, for any twelve (12) month period, real property assets of the Consolidated Parties with respect to which either (a) construction of the primary improvements related thereto has been substantially completed and such assets have been opened for business for the first time during such period or (b) construction of substantial renovations or expansions thereto have been completed and, to the extent closed for such renovations, such assets have re-opened for business during such period.

“NOI” means, for any period, an amount equal to (a) Gross Revenues for such period for all Hotel Properties (or the Unencumbered Properties, as applicable) existing as of the end of such period, minus, (b) Operating Expenses for such period for all such Hotel Properties (or the Unencumbered Properties, as applicable), where Gross Revenues and Operating Expenses are determined on an accrual basis, except for ground rents payable under the Gaylord Palms Ground Lease which, for the purposes of this definition will be determined on a cash basis.

“Non-Consenting Tranche B Term Lender” means (i) any Tranche B Term Lender that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Tranche B Term Lenders or all affected Tranche B Term Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders of the Class of Tranche B Term Lenders.

“Non-Core Property” means any Property that is not a Hotel Property.

“Nonrecourse Indebtedness” means, with respect to a Person, Funded Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness. For clarification, all Indebtedness secured by or related to Gaylord Rockies shall be considered Nonrecourse Indebtedness except for that portion of principal guaranteed by Ryman.

“Note” or “Notes” means the Revolving Notes and/or the Tranche B Term Notes, individually or collectively, as appropriate.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.02(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 2.02(c).

“Notice of Prepayment” has the meaning assigned thereto in Section 2.05.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, any Fee Letter or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any Secured Swap Contract of any Loan Party to which an Approved Counterparty is a party and (iii) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender; provided, that, with respect to the Guarantee, Obligations shall not include Excluded Swap Contracts.

“OFAC” shall have the meaning assigned to such term in Section 6.28(b).

“Operating Expenses” means, with respect to any Unencumbered Property for any period, the actual costs and expenses of owning, operating, managing, repairing and maintaining such Unencumbered Property during such period (other than extraordinary costs and expenses, pre-opening costs, applicable Designated Non-Recurring Items, in each case to the extent related to such Unencumbered Properties), including ground rents payable for such period and actual real estate taxes, as determined in accordance with GAAP.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Operating Property Value” means, at any date of determination, (i) the Adjusted NOI for such Property for the period of twelve (12) months ended on such date of determination divided by (ii) the Capitalization Rate.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original 2027 Indenture” has the meaning given to such term in the definition of “Senior Notes Indenture.”

“Original 2029 Indenture” has the meaning given to such term in the definition of “Senior Notes Indenture”.

“Original Revolving Credit Maturity Date” means May 18, 2027.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security under, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Parent” has the meaning specified in the recitals hereto.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Patriot Act” has the meaning specified in Section 11.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to minimum funding standards under Section 412 of the Code.

“Permitted Investments” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 8.02.

“Permitted Liens” means, with respect to any asset or property of a Person, any of the following:

(a)            Liens existing on the Closing Date and listed on Schedule 8.01 attached hereto, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(a)(ii);

(b)            Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)            the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, (x) are not at the time required to be paid or discharged under Section 7.15, (y) are promptly bonded over in the amount of such claim, or (z) are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of Borrower in accordance with GAAP;

(d)            pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(e)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)             easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g)            Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(h)            Intentionally Omitted;

(i)             Leases or subleases entered into in the ordinary course of business;

(j)             any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(k)            Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(l)             normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)            Liens of sellers of goods to the Parent and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(o)            Liens pursuant to the PILOT Transaction; and

(p)            Liens on (i) the assets of the Tenants to secure their obligations under the Lease Agreements and (ii) the assets of Ryman Hotel Operations HoldCo, LLC to secure the guaranties of their obligations of the Tenants under the Lease Agreements.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PILOT Agreement” means that certain Payment in Lieu of Tax Agreement dated June 15, 2017, by and between the IDB and RHP, as amended, restated, supplemented or otherwise modified from time to time.

“PILOT Lease Agreement” means that certain Lease dated June 15, 2017, by and between The Industrial Development Board of the Metropolitan Government of Nashville and Davidson County, a public, non-profit corporation organized and existing under the laws of the State of Tennessee (the “IDB”), as landlord, and RHP, as tenant, as amended, restated, supplemented or otherwise modified from time to time.

“PILOT Transaction” means the transaction or series of related transactions consummated on June 15, 2017, in which (a) RHP transferred the legal title of the Unencumbered Property known as Gaylord Opryland) (subject to the Mortgage Instrument then in existence with respect to such Unencumbered Property) to the IDB and simultaneously leased such Unencumbered Property back pursuant to the PILOT Lease Agreement which, among other things, (i) obligates the Parent and/or such Guarantor to make payments in lieu of ad valorem taxes (“PILOT Payments”) as set forth in the PILOT Agreement, (ii) obligates the Parent and/or such Guarantor to make rent payments as set forth in the PILOT Agreement and (iii) grants to the Parent and/or such Guarantor the option to reacquire title of such Unencumbered Property for a nominal sum and (b) the IDB issued Revenue Bond (Opryland Project) Series 2017 in the principal amount not exceeding $650,000,000 (the “Bonds”) which are payable from all or a portion of such PILOT Payments and/or other payments to be made by the Parent and/or such Guarantor.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but other than a Multiemployer Plan), maintained for employees of the Parent or any such Plan to which the Parent is required to contribute on behalf of any of its employees.

“Plan of Division” means a plan of division adopted by an LLC as required by any applicable governmental authority in order to legally effectuate an LLC Division, including, without limitation, a plan of division as described in Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Platform” means IntraLinks, Syndtrak or another similar electronic system.

“Pledge Agreement” means the Pledge Agreement, in the form of Exhibit C, dated as of the Closing Date, executed in favor of the Administrative Agent (for the benefit of the Secured Parties) by the Loan Parties thereto, as amended, modified, restated or supplemented from time to time.

“Pledged Interests” means, as of any date of determination, a collective reference to one hundred percent (100.0%) of the Capital Stock of (i) each Person owning a Pledged Property as of such date, and (ii) each Subsidiary of the Borrower owning a direct or indirect interest in a Person owning a Pledged Property as of such date.

“Pledged Property” means each of (i) the Gaylord Opryland, and (ii) the Gaylord Texan.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of (a) calculating the Applicable Margin, and (b) calculating each of the financial covenants set forth in Section 8.11, then, in each case, (i)  any incurrence or assumption of Indebtedness pursuant to Sections 8.03, (ii) any Acquisition or Disposition of a Property; and (iii)  any addition or removal of a Property as an Unencumbered Property pursuant to Article XII, shall each be deemed to have occurred as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the Required Financial Information.

In connection with the foregoing:

(i)            with respect to any incurrence or assumption of Indebtedness pursuant to Sections 8.03, any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(ii)            (iii)            with respect to any Acquisition of a Property, (A) any Indebtedness incurred or assumed by any Consolidated Party (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) income statement and cash flow statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period, (C) pro forma adjustments may be included to the extent that such adjustments would give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable (in the reasonable judgment of the Administrative Agent) and, if applicable and (D) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period;

(iii)            with respect to any Disposition of a Property, income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction;

(iv)           with respect to any Release of an Unencumbered Property pursuant to Section 12.02, the Operating Property Value attributable to such Unencumbered Property shall be excluded to the extent relating to any period occurring prior to the date of such transaction.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Parent delivered to the Administrative Agent in accordance with the terms hereof giving effect to the applicable transaction as of the most recent calendar quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the Required Financial Information.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified ECP Guarantor” means, in respect of any Swap Contract, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means a ground lease containing terms and conditions customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease, including without limitation, the following: (a) a remaining term (exclusive of any unexercised extension options) of 40 years or more from the Closing Date or, in the event that such remaining term is less than 40 years, such ground lease either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is de minimus or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term; (b) the right of the lessee to mortgage and encumber its interest in the leased property, and to amend the terms of any such mortgage or encumbrance, in each case, without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) acceptable transferability of the lessee’s interest under such lease, including ability to sublease; (e) acceptable limitations on the use of the leased property; and (f) clearly determinable rental payment terms which in no event contain profit participation rights. Notwithstanding the foregoing or anything herein to the contrary, the ground lease pertaining to the leased portion of the Gaylord Texan, the Gaylord Palms Ground Lease and the PILOT Lease Agreement, each as in place as of the Closing Date and as the same may be modified, amended and restated from time to time (so long as such modifications, amendments or restatements do not (i) amend any of the provisions of such ground lease which relate to any of the foregoing terms and conditions which such ground lease fails to satisfy as of the Closing Date (the “Non-Conforming Provisions”) in a manner that would increase the non-conformity of such Non-Conforming Provisions, or (ii) amend any other provisions (other than the Non-Conforming Provisions) of the ground lease which would cause the ground lease to no longer satisfy any other condition set forth in this definition which was satisfied prior to giving effect to such amendment, modification or restatement), shall each constitute a Qualified Ground Lease.

“Real Properties” means, at any time, a collective reference to each of the facilities and real properties (including the Unencumbered Properties) owned or leased by the Consolidated Parties at such time.

“Register” has the meaning specified in Section 11.07(c).

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repricing Event” means (a) any prepayment of the Tranche B Term Loans with the proceeds of a substantially concurrent issuance or incurrence of, or any conversion of Tranche B Term Loans into, any new or replacement tranche of secured bank term loans bearing interest at an “effective” interest rate less than the “effective” interest rate applicable to the Tranche B Term Loans; provided, that any such prepayment, conversion or replacement that occurs as a result of and in connection with a Change of Control relating to the Parent shall not be deemed a “Repricing Event” hereunder, and (b) any amendment to the Tranche B Term Loan Facility that, directly or indirectly, reduces the “effective” interest rate applicable to the Tranche B Term Loans (in each case, taking into account original issue discount and upfront fees, which will be deemed to constitute like amounts of original issue discount, being equated to interest rate margins based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Tranche B Term Lender that refuses to consent to such amendment.

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, a Notice of Borrowing or Notice of Continuation/Conversion, as applicable, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Covenant Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) (i) the Aggregate Revolving Commitments (and participations therein) or (ii) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein); provided, that the unfunded Revolving Commitments of, and Total Revolving Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Covenant Lenders.

“Required Financial Information” means, with respect to each calendar period or quarter of the Parent, (a) the financial statements required to be delivered pursuant to Section 7.01(a) or (b) for such calendar period or quarter, and (b) the certificate of a Responsible Officer of the Parent required by Section 7.02(b) to be delivered with the financial statements described in clause (a) above.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) (i) the Aggregate Revolving Commitments (and participations therein) or (ii) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein); plus (b) the Total Term Loan Outstandings; provided, that the unfunded Revolving Commitments of and the Total Facility Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a)  the Aggregate Revolving Commitments (and participations therein) or (b) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings (and participations therein).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, vice president of treasury or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (b) any purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding.

“Revolver Unused Fee” has the meaning specified in Section 2.09(a).

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” has the meaning specified in the definition of “Facility”.

“Revolving Credit Facility Arranger” means a collective reference to Wells Fargo Securities LLC, BofA Securities, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and U.S. Bank National Association, in their capacities as joint lead arrangers and joint book runners of the Revolving Credit Facility.

“Revolving Credit Lender” means each Lender that has a Revolving Commitment or is the holder of a Revolving Loan.

“Revolving Credit Maturity Date” means the Original Revolving Credit Maturity Date, subject to extension in accordance with Section 2.06(d).

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Note” has the meaning specified in Section 2.11(a).

“RHP” means RHP Hotels, LLC, a Delaware limited liability company.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine, the non-government controlled Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of any Total Facility Outstandings will be used, or (c) from which repayment of any Total Facility Outstandings will be derived.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Funded Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any Property or any Equity Interests and, in the case of the Ryman, shall include (without duplication) Ryman’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates. Notwithstanding the foregoing, Funded Indebtedness arising under the Revolving Credit Facility or the Tranche B Term Loan Facility and secured by the Collateral shall not constitute Secured Indebtedness.

“Secured Recourse Indebtedness” means Secured Indebtedness which is not Nonrecourse Indebtedness, provided, however, that only the principal portion of the Secured Indebtedness that is not Nonrecourse Indebtedness shall be considered Secured Recourse Indebtedness.

“S&P” means S&P Global Ratings or any successor thereto.

“Sale and Leaseback Transaction” means any arrangement pursuant to which any Consolidated Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property (a) which such Consolidated Party has sold or transferred (or is to sell or transfer) to a Person which is not a Consolidated Party or (b) which such Consolidated Party intends to use for substantially the same purpose as any other Property which has been sold or transferred (or is to be sold or transferred) by such Consolidated Party to another Person which is not a Consolidated Party in connection with such lease.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Six-Month Extended Revolving Credit Maturity Date” means May 18, 2028.

“Second Six-Month Extension Option” has the meaning given to such term in Section 2.06(d).

“Secured Parties” mean a collective reference to the Administrative Agent, any L/C Issuer, the Lenders, each Approved Counterparty that is a party to a Secured Swap Contract or, each Lender or Affiliate of a Lender that is a party to a Treasury Management Agreement and each other Person to whom any Loan Party owes any of the Obligations which are secured by the Loan Documents.

“Secured Swap Contract” means any Swap Contract that is entered into by and between any Loan Party and any Approved Counterparty and designated in writing by the Borrower or such Approved Counterparty to the Administrative Agent as a “Secured Swap Contract” under this Agreement.

“Senior Notes” has the meaning given to such term in the definition of “Senior Notes Indenture.”

“Senior Notes Indenture” means each of (i) that certain Indenture, dated as of September 19, 2019, among the Borrower, RHP Finance Corporation, the Parent and certain Subsidiaries of the Parent named therein, and U.S. Bank Trust Company, National Association, as Trustee, as supplemented by that certain Supplemental Indenture No. 1, dated as of October 8, 2019, and as further amended from time to time in accordance with its terms (the “Original 2027 Indenture”), under which the Borrower and RHP Finance Corporation issued their 4.750% Senior Notes due 2027 (the “4.750% Notes”); and (ii) that certain Indenture, dated as of February 17, 2021, among the Borrower, RHP Finance Corporation, the Parent and certain Subsidiaries of the Parent named therein, and U.S. Bank Trust Company, National Association, as Trustee, as amended from time to time in accordance with its terms (the “Original 2029 Indenture”), under which the Borrower and RHP Finance Corporation issued their 4.500% Senior Notes due 2029 (the “4.500% Notes”); and (ii)  provided, however, that, if the Parent or the Borrower issues notes or bonds as either an offering registered under the Securities Act of 1933 or under the exemption from registration for 144A Notes (the “New Notes” and, with the 4.750% Notes and the 4.500% Notes, the “Senior Notes”), “Senior Notes Indenture” shall also mean each indenture under which such New Notes are issued, as amended from time to time in accordance with its terms (each a “New Indenture”).

“Six-Month Extension Option” has the meaning given to such term in Section 2.06(d).

“SOFR Adjustment” means a percentage equal to 0.10% (ten basis points) per annum.

“Simple SOFR Determination Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“Simple SOFR Rate Day” has the meaning specified in the definition of “Adjusted Daily Simple SOFR”.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means any Daily Simple SOFR Loan or Term SOFR Loan.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenants” means, collectively, RHP Operations OH, LLC, RHP Operations GP, LLC, RHP Operations GT, LLC and RHP Operations NH, LLC.

“Tennessee Lease Agreement” means that certain Second Amended and Restated Lease Agreement dated as of January 1, 2023, between RHP Operations OH, LLC, as lessee and RHP Hotels, LLC, as lessor, as the same may be modified, amended or restated from time to time.

“Tennessee Management Agreement” means that certain Management Agreement dated as of October 1, 2012, between RHP Hotels, LLC (as successor by merger to RHP Property OH, LLC) and Marble Transfer LLC (which via assignments and transfer documents is between RHP Operations OH, LLC and Marriott Hotel Services, Inc., as of October 1, 2012), as amended, restated, supplemented or otherwise modified from time to time.

“Term Loans” means the Tranche B Term Loans and the Incremental Tranche B Term Loans.

“Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR, as provided in Section 2.08(a).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Texas Lease Agreement” means that certain Second Amended and Restated Lease Agreement, dated as of January 1, 2023, between RHP Operations GT, LLC, as lessee and RHP Property GT, LP, as lessor, as the same may be modified, amended or restated from time to time.

“Texas Management Agreement” means that certain Management Agreement, dated as of October 1, 2012, between RHP Property GT, LP and Marble Transfer LLC (which via assignments and transfer documents is between RHP Operations GT, LLC and Marriott Hotel Services, Inc., as of October 1, 2012), as amended, restated, supplemented or otherwise modified from time to time.

“Threshold Amount” means $100,000,000.

“Total Facility Outstandings” means, as of any date of determination, the Total Revolving Outstandings as of such date plus the Total Term Loan Outstandings as of such date.

“Total Revolving Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Revolving Loans and all L/C Obligations as of such date.

“Total Term Loan Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of all Term Loans as of such date.

“Tranche B Term Lender” means each Lender that has a Tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan” has the meaning specified in Section 2.01(c). As of the Closing Date, the outstanding principal balance of the Tranche B Term Loans is $500,000,000.

“Tranche B Term Loan Arranger” means Wells Fargo Securities, LLC, in its capacity as lead arrangers and left book runner of the Tranche B Term Loan Facility.

“Tranche B Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower as provided in this Agreement in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Tranche B Term Loan Facility” has the meaning specified in the definition of “Facility”.

“Tranche B Term Loan Maturity Date” means May 18, 2030.

“Tranche B Term Note” has the meaning specified in Section 2.11(a).

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Twelve-Month Extended Maturity Date” means May 18, 2028.

“Twelve-Month Extension Option” has the meaning given to such term in Section 2.06(d).

“Type” means, with respect to any Loan, its character as a Base Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unconsolidated Affiliate” means any corporation, partnership, association, joint venture or other entity in each case which is not a Consolidated Party and in which a Consolidated Party owns, directly or indirectly, any Capital Stock.

“Unconsolidated Affiliate Interest” means the percentage of the Capital Stock owned by a Consolidated Party in an Unconsolidated Affiliate accounted for pursuant to the equity method of accounting under GAAP.

“Unencumbered Adjusted NOI” means, for an period, the aggregate Adjusted NOI of the Unencumbered Pool.

“Unencumbered Asset Value” means at any time the Operating Property Value of the Unencumbered Pool at such time.

“Unencumbered Leverage Ratio” means, as of a given date, the ratio, expressed as a percentage, of (i) Consolidated Funded Indebtedness that is not Secured Indebtedness as of such date minus all unrestricted cash and Cash Equivalents of the Consolidated Parties in excess of $75,000,000 as of such date, to (ii) Unencumbered Asset Value.

“Unencumbered Pool” means, at any time, collectively, those Properties that constitute Unencumbered Properties at such time.

“Unencumbered Properties” means an Eligible Property that is included in the Unencumbered Pool pursuant to Section 12.01. Unless otherwise approved by the Administrative Agent and the Requisite Revolving Lenders, a Property shall cease to be an Unencumbered Property if at any time such Property shall cease to be an Eligible Property.

“Unencumbered Property Owner” has the meaning given to such term in the definition of “Material Subsidiary”.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness.

“Unsecured Indebtedness Subsidiary” means any Subsidiary that is a borrower or a guarantor, or otherwise has a payment obligation of, any Unsecured Indebtedness (other than (a) Unsecured Indebtedness of Subsidiaries of Ryman that are not Guarantors in an aggregate principal amount not to exceed $1,000,000 at any time, (b) subordinated intercompany Indebtedness owing to Parent, and (c) subordinated intercompany Indebtedness between or among any of the Borrower and its Subsidiaries).

“Unsecured Interest Expense” means, for any period of four consecutive fiscal quarters, the greater of (a) all Interest Expense on Unsecured Indebtedness of Ryman and its Subsidiaries on a consolidated basis for such period, and (b) an amount equal to the aggregate of, for each portion of such Unsecured Indebtedness, the product of (i) the outstanding principal balance of such portion of such Unsecured Indebtedness and (ii) 6.00%.

“Unused Rate” means, with respect to the Aggregate Revolving Commitments as of any date, a percentage per annum equal to (a) if the Total Revolving Outstandings is less than fifty percent (50%) of the Aggregate Revolving Commitments, one-quarter percent (0.25%) and (b) if the Total Revolving Outstandings is greater than or equal to fifty percent (50%) of the Aggregate Revolving Commitments, one-fifth percent (0.20%).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.02(a), 2.02(c), and 2.05(a), in each case, such day is also a Business Day.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, and its successors.

“Wholly Owned Subsidiary” means any Person one hundred percent (100%) of whose Capital Stock is at the time owned by the Parent directly or indirectly through other Persons one hundred percent (100%) of whose Capital Stock is at the time owned, directly or indirectly, by the Parent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Differential” shall mean, with respect to any Revolving Loans made pursuant to Section 2.06(b), (i) the interest rate applicable to such Revolving Loans, as the case may be, minus (ii) the interest rate applicable to Tranche B Term Loans, as the case may be, set forth in Section 2.08, minus (iii) 50 basis points.

1.02.            Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.            Accounting Terms.

(a)            Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements; provided, however, that calculations of Attributable Indebtedness under any Synthetic Lease Obligations or the implied interest component of any Synthetic Lease Obligations shall be made by the Borrower in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease Obligations.

(b)            Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)            Effect of Transactions on Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that (i) calculation of the Applicable Margin, and (ii) calculation of the financial covenants set forth in Section 8.11 shall be determined on a Pro Forma Basis.

1.04.            Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.            Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.            Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.            Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.05, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Adjusted Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

1.08.            Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.            Revolving Loans and Term Loans.

(a)            Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally, not jointly, agrees to make loans (each such loan, a “Revolving Loan”) in Dollars to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05(a), and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as further provided herein.

(b)            Intentionally Omitted.

(c)            Tranche B Term Loans. Subject to the terms and conditions set forth herein, on the Closing Date, each Tranche B Term Lender severally, not jointly, agrees to make available to Borrower its portion of the Tranche B Term Loan in an amount equal to such Lender’s Tranche B Term Loan Commitment. Amounts repaid or prepaid on the Tranche B Term Loans may not be reborrowed. The Tranche B Term Loans may consist of Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as further provided herein.

(d)            Intentionally Omitted.

(e)            Incremental Tranche B Term Loan. Each Lender with an Incremental Tranche B Term Loan Commitment pursuant to Section 2.06(b) severally, not jointly, agrees to make its portion of the applicable Incremental Tranche B Term Loan in a single advance in Dollars to the Borrower in an aggregate amount not to exceed such Lender’s Incremental Tranche B Term Loan Commitment. Once advanced, Incremental Tranche B Term Loans shall be aggregated with Tranche B Term Loans and all such Loans shall be referred to as Tranche B Term Loans. Amounts repaid on the Tranche B Term Loans may not be reborrowed. The Term Loans, including any Incremental Tranche B Term Loan, may consist of Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, as further provided herein.

2.02.            Borrowings, Conversions and Continuations of Committed Loans.

(a)            Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit A-1 (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and Daily Simple SOFR Loan, and (ii) at least three (3) U.S. Government Securities Business Days before each Term SOFR Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (y) with respect to SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether such Revolving Credit Loan is to be a Daily Simple SOFR Loan, a Term SOFR Loan or a Base Rate Loan, and (D) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a Term SOFR Loan in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b)            Disbursement of Revolving Credit. Not later than 1:00 p.m. on the proposed borrowing date, each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice Disbursement Instruction Agreement. Subject to Section 2.12 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan.

(c)            Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following (x) the Closing Date, with respect to a conversion to Adjusted Daily Simple SOFR or (y) the third U.S. Government Securities Business Day after the Closing Date, with respect to a conversion to Adjusted Term SOFR, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) with respect to any (x) Daily Simple SOFR Loan, on an Interest Payment Date or (y) Term SOFR Loan, upon the expiration of any Interest Period therefor, in each case, (i) convert all or any part of any outstanding SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Daily Simple SOFR Loans or Term SOFR Loans, as applicable, then outstanding) into Base Rate Loans, Daily Simple SOFR Loans or Term SOFR Loans, (ii) continue any Daily Simple SOFR Loans as Daily Simple SOFR Loans, or (iii) continue any Term SOFR Loans as Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in a Notice of Borrowing (when used for conversion or continuation, a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (x) in the case of a Loan continuing as or converting to a Daily Simple SOFR Loan, on the Business Day on which a proposed conversion or continuation of such Loan is to be effective, (y) in the case of a Loan continuing as or converting to a Term SOFR Loan, three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective or (z) in the case of a Loan converting to a Base Rate Loan, on the Business Day of such conversion, in each case, (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation prior to (x) with respect to a Daily Simple SOFR Loan, the applicable Interest Payment Date therefor, such Daily Simple SOFR Loan shall be automatically converted to a Base Rate Loan as of such Interest Payment Date or (y) with respect to a Term SOFR Loan, prior to the end of the applicable Interest Period therefor, then the applicable Interest Payment Date therefor, such Term SOFR Loan shall be shall be automatically converted to a Base Rate Loan as of the last day of such Interest Period. If the Borrower requests a conversion to, or continuation of, a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

2.03.            Letters of Credit.

(a)            The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) any L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders holding Revolving Commitments and Revolving Loans severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder (based on their respective Applicable Percentages of the Aggregate Revolving Commitments); provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)            An L/C Issuer shall not issue any Letter of Credit if, subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders holding Revolving Commitments have approved such expiry date.

(iii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)            the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;

(C)            except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(D)            such Letter of Credit is to be denominated in a currency other than Dollars;

(E)            such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)            any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)            An L/C Issuer shall not amend any Letter of Credit if any L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)            An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)            An L/C Issuer shall act on behalf of the Lenders holding Revolving Commitments with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by any L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included any L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to any L/C Issuer.

(vii)            No L/C Issuer shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would cause (A) the aggregate amount of Letters of Credit issued by such L/C Issuer to exceed twenty percent (20%) of the Letter of Credit Sublimit or (B) the aggregate Outstanding Amount of the Revolving Loans of such Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations issued by another L/C Issuer, plus 100% of the Outstanding Amount of all L/C Obligations issued by such L/C Issuer, to exceed such L/C Issuer’s Revolving Commitment.

(b)            Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to any L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by an L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of such Letter of Credit and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.

(ii)            Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more of the applicable conditions contained in Article V shall not then be satisfied, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)            If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)            Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, subsequent to the examination of documents and determination that the drawing complies with the Letter of Credit terms and conditions, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by any L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender holding a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof (which shall be based on such Lender’s Applicable Percentage of the Revolving Commitments). In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of any L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage (with respect to the Revolving Commitments) of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)            With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 5.02 (other than delivery of a Notice of Borrowing) cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)            Each applicable Lender’s obligation to make Revolving Loans or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans (but not to reimburse any L/C Issuer for any L/C Advance in the event the Borrower fails to do so) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by any L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any applicable Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)            Repayment of Participations.

(i)            At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)            Obligations Absolute. The obligation of the Borrower to reimburse any L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)            the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)            any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)            any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by any L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer. Each Lender holding a Revolving Commitment and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence (as determined in a final non-appealable judgment of a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)            Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment in accordance with its Applicable Percentage (based on the respective Lenders’ Revolving Commitments/Loans) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for SOFR Loans times the daily amount available to be drawn under such Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears, and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Processing Charges Payable to L/C Issuer. The Borrower shall, in connection with the issuance or extension (whether or not pursuant to an automatic extension) of each Letter of Credit, pay directly to the applicable L/C Issuer for its own account a fronting fee for each Letter of Credit equal to the greater of (i) $1,500.00 and (ii) one hundred twenty-five thousandths percent (0.125%) times the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect with respect to such Letter of Credit). Such fronting fee shall be payable upon issuance or extension of the applicable Letter of Credit. For the purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition to the foregoing, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Documents, the terms hereof shall control.

(k)            Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(l)            Replacement of an L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(h). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or otherwise amend any then existing Letter of Credit.

2.04.            Intentionally Omitted.

2.05.            Prepayments.

(a)            Voluntary Prepayments of Loans.

(i)            The Borrower shall have the right at any time and from time to time, without premium or penalty, except as set forth in Section 3.07 or Section 2.05(a)(ii), to prepay the Term Loans and the Revolving Credit Loans, in whole or in part, with prior written notice to the Administrative Agent (provided, that if such notice is revoked prior to the date of prepayment, Borrower shall pay all costs and expenses incurred by Administrative Agent and the Lenders in connection with the notice of prepayment, including any amounts due under Section 3.07), substantially in the form attached as Exhibit A-4 (a “Notice of Prepayment”) not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment, whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans or Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans . Each repayment shall be accompanied by any amount required to be paid pursuant to Section 3.07 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Loans with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.07.

(ii)            Any prepayment made pursuant to this Section 2.05(a) as a result of a Repricing Event shall be accompanied by a prepayment fee, which shall initially be one percent (1.00%) of the aggregate principal amount prepaid and shall decline to zero percent (0.00%) after the six-month anniversary of the Closing Date. Such amounts shall be due and payable to the Tranche B Lenders on the date of effectiveness of such Repricing Event.

(b)            Mandatory Prepayments.

(i)            Aggregate Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans, the Total Revolving Outstandings exceed the Letter of Credit Sublimit.

(ii)            Intentionally Omitted.

(iii)            Intentionally Omitted.

(iv)            Intentionally Omitted.

(v)            Intentionally Omitted.

(vi)            Excess Cash Flow. If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2023, there shall be Excess Cash Flow, then, on the relevant Excess Cash Flow Application Date, the Tranche B Term Loans shall be prepaid by an amount equal to (A) (x) 50% of Excess Cash Flow for the fiscal year then ended if the Consolidated Net Leverage Ratio at the end of such period is greater than or equal to 5.00:1.00, (y) 25% of Excess Cash Flow for the fiscal year then ended if the Consolidated Net Leverage Ratio at the end of such period is less than 5.00:1.00 but greater than or equal to 4.50:1.00 and (z) 0% of Excess Cash Flow for the fiscal year then ended if the Consolidated Net Leverage Ratio at the end of such period is less than 4.50:1.00 minus (B) the aggregate principal amount of optional prepayments of Term Loans or Revolving Loans (accompanied by a permanent reduction in the corresponding Revolving Commitments in an aggregate amount equal to such prepayment of Revolving Loans) pursuant to Section 2.05(a) made during such period to the extent such prepayment (1) does not occur in connection with a refinancing of all or a portion of such Loans and (2) is made with Internally Generated Funds. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of the date on which the financial statements of the Company referred to in Section 7.01(a), for the fiscal year with respect to which such prepayment is made, (i) are required to be delivered to the Administrative Agent and (ii) are actually delivered; provided, however, that no such prepayment under this Section 2.05(b)(vi) if the foregoing prepayment amount would be less than $5,000,000.

(vii)            Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)            with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first to Revolving Loans and (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations;

(B)            with respect to all amounts prepaid pursuant to Sections 2.05(b)(vi), to Term Loans to be applied ratably; and

(C)            if the Borrower elects or is deemed to have elected to pay Term Loans in accordance with Section 2.05(b)(vii)(B), or if Borrower is required to make a prepayment of the Term Loans in accordance with Section 2.05(b)(vi), each Tranche B Term Lender shall have the right to reject (a “Declining Tranche B Lender”) all or any part of the prepayment (the “Declined Amount”) within two (2) Business Days following a notice of prepayment (or if no notice is provided, the date of such prepayment) by notice to the Administrative Agent and to the extent disbursed to the Declining Tranche B Lender, return of the Declined Amounts to the Administrative Agent. The Administrative Agent shall within five (5) Business Days of receipt of the Declined Amounts notify the Borrower and pay the Declined Amounts first, to the Revolving Loans, and second, after all Revolving Loans have been repaid, to the Borrower.

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans, then to Daily Simple SOFR Loans, then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be applied ratably (other than as expressly set forth in Section 2.05(b)(vii)) without premium or penalty except as set forth in Section 3.05 and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)            Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto, or any Daily Simple SOFR Loan on any day other than an Interest Payment Date therefor, unless such prepayment is accompanied by any amount required to be paid pursuant to Section 3.07 hereof.

2.06.            Termination, Reduction or Increase of Commitments and Loans; Extensions of Revolving Credit Maturity Date.

(a)            Voluntary and Mandatory Reductions.

(i)            The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided, that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess.

(ii)            The Aggregate Revolving Commitments shall automatically be reduced to zero ($0) upon the termination or expiration of the Availability Period.

(b)            Increases of Commitments or Loans. The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, (i) increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit), and/or (ii) increase the total original principal amount of the Tranche B Term Loans, by a maximum aggregate amount of up to FOUR HUNDRED SEVENTY-FIVE MILLION DOLLARS ($475,000,000) as follows:

(i)            Increase in Aggregate Revolving Commitments. The Borrower may, at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Eligible Assignee selected by the Borrower and reasonably acceptable to the Administrative Agent and each L/C Issuer; provided that:

(A)            any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

(B)            no Default or Event of Default shall exist and be continuing at the time of any such increase.

(C)            no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion.

(D)            (1) any new Lender shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent.

(E)            After giving effect to such increase, the Administrative Agent shall reallocate any outstanding Revolving Loans among the Lenders to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

(F)            as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (2) in the case of the Borrower, certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists.

(G)            as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such increase, on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such increase with respect to which the Administrative Agent has received the Required Financial Information.

(H)            Schedule 2.01 shall be deemed revised to reflect the new Revolving Commitments and Applicable Percentages of the applicable Lenders.

(I)            the Borrower shall execute and provide new Notes to such Lenders as may request in connection herewith.

(J)            the Borrower shall pay all fees required in connection with such increase in the Aggregate Revolving Commitments and all costs and expenses (including attorneys’ costs and fees) incurred by the Administrative Agent in documenting or implementing such increase.

(ii)            Intentionally Omitted.

(iii)            Increase in Amount of Tranche B Term Loans. Subject to Section 8.12, the Borrower may, at any time, upon prior written notice to the Administrative Agent, institute one or more additional term loans (each an “Incremental Tranche B Term Loan”); provided that

(A)            any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof.

(B)            no Default or Event of Default shall exist and be continuing at the time of any such increase.

(C)            no existing Lender shall be under any obligation to participate in any Incremental Tranche B Term Loan and any such decision whether to participate shall be in such Lender’s sole and absolute discretion.

(D)            (1) any new Lender shall be acceptable to Borrower, Administrative Agent and each Arranger, and shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to participate in an Incremental Tranche B Term Loan shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent.

(E)            following the advance of an Incremental Tranche B Term Loan, such amounts shall be deemed to be Tranche B Term Loans and shall be subject to substantially the same terms and conditions as all other Tranche B Term Loans, provided, that such Incremental Tranche B Term Loans may have maturity dates which are later than the Tranche B Term Loan Maturity Date.

(F)            as a condition precedent to such Incremental Tranche B Term Loan, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the date of such increase (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Tranche B Term Loan and (2) certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date and (y) no Default or Event of Default exists.

(G)            as a condition precedent to such Incremental Tranche B Term Loan, the Borrower shall deliver to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Incremental Tranche B Term Loan, on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.11 as of the first day of the four calendar quarter period ending as of the most recent calendar quarter end preceding the date of such increase with respect to which the Administrative Agent has received the Required Financial Information.

(H)            Schedule 2.01 shall be deemed revised to reflect the amount of the Incremental Tranche B Term Loan and the Applicable Percentages of the applicable Lenders.

(I)            the Borrower shall execute and provide new Notes to such Lenders as may request in connection herewith.

(J)            the Borrower shall pay all fees required in connection with such increase in the Tranche B Term Loans and all costs and expenses (including attorneys’ costs and fees) incurred by the Administrative Agent in documenting or implementing such increase.

(iv)            Notwithstanding anything in this Agreement to the contrary, if the weighted average interest rates applicable to the Incremental Tranche B Term Loans and/or Revolving Loans made pursuant to this Section 2.06(b) exceed the interest rates set forth in Section 2.08 for the Tranche B Term Loans by more than 50 basis points, then the interest rates set forth in Section 2.08 for the Tranche B Term Loans shall increase by the Yield Differential (it being understood that any increase in the weighted average interest rates may (i) take the form of original issue discount (“OID”) or upfront fees, with such OID or upfront fees being equated to such interest margins in a manner determined by the Administrative Agent and consistent with generally accepted financial practice based on an assumed four-year life to maturity or (ii) be accomplished by a combination of an increase in the weighted average interest rates, OID and/or upfront fees).

(v)            The effectiveness of any increase under this Section 2.06(b) shall, in each case, be subject to the securing of additional commitments from existing Lenders, each in its sole discretion, or the obtaining of commitments of one or more new lending institutions, each of which new lending institutions must be an Eligible Assignee and otherwise acceptable to the Borrower, Wells Fargo Securities, LLC and the Administrative Agent.

(vi)            After giving effect to all increases under this Section 2.06(b), (i) the Outstanding Amount of the Tranche B Term Loans shall not exceed the limitation set forth in Section 8.12, and (ii) in no event shall the Aggregate Revolving Commitments, and the total original principal amount of the Tranche B Term Loans, in the aggregate, exceed ONE BILLION SIX HUNDRED SEVENTY-FIVE MILLION DOLLARS ($1,675,000,000).

(c)            General. The Administrative Agent will promptly notify the Lenders of any such notice of termination, reduction or increase of the Aggregate Revolving Commitments or any increase in the Tranche B Term Loans. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All Revolver Unused Fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(d)            Extensions of Revolving Credit Maturity Date. The Borrower shall have the right to either (a) extend the Original Revolving Credit Maturity Date to the First Six-Month Extended Revolving Credit Maturity Date (the “First Six Month Extension Option”) and, following the successful exercise of the First Six-Month Extension Option, Borrower shall have the right to extend the First Six-Month Extended Revolving Credit Maturity Date to the Second Six-Month Extended Revolving Credit Maturity Date (the “Second Six-Month Extension Option”, and together with the First Six-Month Extension Option, the “Six-Month Extension Options”, and each a “Six-Month Extension Option”), or (b) extend the Original Revolving Credit Maturity Date to the Twelve-Month Extended Revolving Credit Maturity Date (the “Twelve-Month Extension Option”, and together with the Six-Month Extension Options, the “Extension Options” and each an “Extension Option”) in each such case, subject to the satisfaction of the conditions precedent set forth in this Section below. For the avoidance of doubt, the Borrower shall not have the right to elect the Twelve-Month Extension Option if the Borrower has previously exercised a Six-Month Extension Option. The Borrower may exercise each Extension Option only by executing and delivering to the Administrative Agent at least sixty (60) days, but not more than one hundred eighty (180) days, prior to the then-current Revolving Credit Maturity Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Revolving Credit Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the applicable Extension Option shall become effective: (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist, and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date), and (b) the Borrower shall have paid the Extension Fee for the applicable Extension Option payable under Section 2.09(c). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (a)(i) and (a)(ii).

2.07.            Repayment of Loans.

(a)            Revolving Loans. The Borrower shall repay to the Revolving Credit Lenders on the Revolving Credit Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)            Term Loans. The Borrower shall repay to the Tranche B Term Lenders, on each March 31, June 30, September 30 and December 31 during the term of the Tranche B Term Loan, or if any such date is not a Business Day, on the immediately preceding Business Day, a principal amount of the Tranche B Term Loans equal to 0.25% of the initial aggregate principal amount of such Tranche B Term Loans, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment. The Borrower shall repay to the Tranche B Term Lenders on the Tranche B Term Loan Maturity Date the aggregate principal amount of the Tranche B Term Loans outstanding on such date.

2.08.            Interest.

(a)            Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans and Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin, (B) Adjusted Daily Simple SOFR plus the Applicable Margin or (C) Adjusted Term SOFR plus the Applicable Margin (provided that Adjusted Term SOFR shall not be available until three (3) U.S. Government Securities Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.07 of this Agreement). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.02.

(b)            Default Rate. Subject to Section 9.02, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 9.01(a) or (f), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request SOFR Loans or Letters of Credit, (B) all outstanding Daily Simple SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Daily Simple SOFR Loans until the applicable Interest Payment Date, and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Term SOFR Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Term SOFR Loans until the end of the applicable Interest Period, and thereafter at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (D) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (E) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c)            Interest Payment. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)            Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e)            Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent, in consultation with Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective with proper written notice to the Borrower and Lenders.

2.09.            Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)            Revolver Unused Fees. The Borrower shall, for each day during the term of this Agreement on which there exist any Revolving Commitments, pay to the Administrative Agent for the account of each Lender holding a Revolving Commitment (in accordance with such Lender’s Applicable Percentage thereof), an unused fee (the “Revolver Unused Fee”) equal to the Unused Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the Total Revolver Outstandings as of such date. The Revolver Unused Fee shall accrue at all times during the term of this Agreement on which there exist any Revolving Commitments, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on June 30, 2023 (with such initial payment to include such fees commencing from the Closing Date), and on the Revolving Credit Maturity Date; provided, that (A) no Revolver Unused Fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (B) any Revolver Unused Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender. The Revolver Unused Fee shall be calculated quarterly in arrears, based on the applicable daily Unused Rates during each day of such quarter.

(b)            Other Fees. The Borrower shall pay to each Arranger and the Administrative Agent, for their own respective accounts, fees in the amounts and at the times specified in the applicable Fee Letter (without duplication of fees otherwise referenced herein). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)            Revolving Credit Extension Fee. If the Borrower exercises an Extension Option in accordance with Section 2.06(d), the Borrower agrees to pay to the Administrative Agent, with respect to each Extension Option exercised, for the account of each Revolving Credit Lender a fee equal to (a) with respect to each Six Month Extension Option, seventy-five thousandths of one percent (0.075%) of the amount of such Revolving Credit Lender’s Revolving Commitment (whether or not utilized), or (b) with respect to the Twelve-Month Extension Option, fifteen hundredths of one percent (0.15%) of the amount of such Revolving Credit Lender’s Revolving Commitment (whether or not utilized) (the “Extension Fee”). Such Extension Fee shall be fully earned and due and payable in full on the date the applicable Extension Option is effective.

2.10.            Computation of Interest and Fees; Retroactive Adjustment of Applicable Margin.

(a)            All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)            If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Lenders determine that (i) the Consolidated Net Leverage Ratio, as calculated by the Borrower as of any applicable date, was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and any L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender, or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, however, the Administrative Agent shall be required to make any demand pursuant to this Section 2.10(b) within six months of the first date that the Administrative Agent had actual knowledge of any such inaccurate calculation. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article IX. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments of all of the Lenders and the repayment of all other Obligations hereunder.

2.11.            Evidence of Debt.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records (including the Register maintained pursuant to Section 11.06(c)) maintained by such Lender and by the Administrative Agent in the ordinary course of business. Such accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 11.06(c)) shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit D-1 (a “Revolving Note”), and (ii) in the case of the Tranche B Term Loans, be in the form of Exhibit D-2(b) (a “Tranche B Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)            In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records (including the Register maintained pursuant to Section 11.06(c)) evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent (including the Register maintained pursuant to Section 11.06(c)) shall control in the absence of manifest error.

2.12.            Payments Generally; Administrative Agent’s Clawback.

(a)            General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Unless otherwise provided for herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            Fundings and Payments; Presumptions by Administrative Agent.

(i)            Funding by Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date (or, with respect to a Borrowing of Base Rate Loans, prior to the proposed time) of any Committed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or any L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or any L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)            Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, purchase its participation or make its payment pursuant to Section 11.04(c).

(e)            Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13.            Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations (excluding any amounts received by any L/C Issuer to secure the obligations of a Defaulting Lender to fund risk participations hereunder) resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14.            Cash Collateral.

(a)            Certain Credit Support Events. Upon the request of the Administrative Agent or any L/C Issuer (i)  if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, or any L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Revolving Credit Lender, such Revolving Credit Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, any L/C Issuer and the Revolving Credit Lenders and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.04, 2.05, 2.15 or 9.02 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided herein.

(d)            Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral or (iii) repayment in full of the Obligations (other than contingent indemnification obligations for which no claim has been asserted), together with termination of all Commitments hereunder; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.14 may be otherwise applied in accordance with Section 9.03) and (y) the Person providing Cash Collateral and any L/C Issuer, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15.            Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amount received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. The Defaulting Lender (x) shall not be entitled to receive any Commitment Fee pursuant to Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv)            Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.03, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, and any L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.16.            Funds Transfer Disbursements.

(a)            Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by any Lender or any Affiliate of a Lender pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or, (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire of funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.

(b)            Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause the Administrative Agent or any Lender to violate any Law or regulation.

(c)            Limitation of Liability. Neither the Administrative Agent, any L/C Issuer nor any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any L/C Issuer or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, L/C Issuer’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any L/C Issuers, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent, any L/C Issuer nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

2.17.            Recourse.

The Obligations shall be fully, jointly and severally, recourse to Borrower, Guarantors and all of their respective assets.

ARTICLE III.

TAXES, CHANGED CIRCUMSTANCES

3.01.            Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Loan Party or an applicable withholding agent shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Loan Party or applicable withholding agent shall make such deductions and (iii) the Loan Party or applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            Indemnification by the Borrower.

(i)            Each Loan Party shall, jointly and severally, indemnify the Administrative Agent, each Lender and any L/C Issuer, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Administrative Agent, such Lender or any L/C Issuer or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Loan Party shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or any L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or any L/C Issuer, shall be conclusive absent manifest error.

(ii)            Without limiting the provisions of subsection (a) or (b) above, each Lender and any L/C Issuer shall, and does hereby, indemnify the Administrative Agent (but only to the extent that the Borrower has not already done so and without limiting the Borrower’s obligation to do so), and shall make payment in respect thereof within ten (10) days after demand therefor, against (i) any and all Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and all reasonable expenses incurred by or asserted against the Administrative Agent by any Governmental Authority and attributable to such Lender or any L/C Issuer, as the case may be, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and any L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or any L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or any L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)            Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)            duly completed copies of Internal Revenue Service Form W-8ECI (or successor form),

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, (or successor form), or

(iv)            any other form (including, for example, Internal Revenue Service Form W-8IMY, or successor form) prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, each Lender shall deliver to the Administrative Agent and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower sufficient for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding anything to the contrary, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(f)            Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or any L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or any L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or any L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or any L/C Issuer in the event the Administrative Agent, such Lender or any L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent, such Lender or any L/C Issuer be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent, such Lender or any L/C Issuer in a less favorable net after-Tax position than the Administrative Agent, such Lender or any L/C Issuer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)            Certain Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable law” includes FATCA.

3.02.            Circumstances Affecting Benchmark Availability

Subject to Section 3.04 below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Daily Simple SOFR pursuant to the definition thereof or Adjusted Term SOFR with respect to a proposed Term SOFR Loan on or prior to the first day of the applicable Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Daily Simple SOFR or Adjusted Term SOFR, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining any such Loan during, with respect to Adjusted Term SOFR, such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (b) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans (i) with respect to any Daily Simple SOFR Loans, immediately and (ii) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.07.

3.03.            Laws Affecting SOFR Availability.

If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, Adjusted Daily Simple SOFR, Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and any right of the Borrower to convert any Loan to a Daily Simple SOFR Loan or a Term SOFR Loan, as applicable, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”) (A) with respect to any Daily Simple SOFR Loans, on the Interest Payment Date therefor and (B) with respect to any Term SOFR Loans, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.07.

3.04.            Increased Costs.

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any L/C Issuer;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such L/C Issuer or other Recipient, the Borrower shall promptly pay to any such Lender, such L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or any L/C Issuer or any Lending Office of such Lender or such Lender’s or any L/C Issuer’s holding company, if any, regarding capital requirements and/or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or any L/C Issuer’s capital or on the capital of such Lender’s or any L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any L/C Issuer, to a level below that which such Lender or any L/C Issuer or such Lender’s or any L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or any L/C Issuer’s policies and the policies of such Lender’s or any L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or any L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or any L/C Issuer or such Lender’s or any L/C Issuer’s holding company for any such reduction suffered.

(c)            Certificates for Reimbursement. A certificate of a Lender or any L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or any L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or any L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or any L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or any L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or any L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or any L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05.            Benchmark Replacement Setting..

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.05(a)(i) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with Borrower, will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective with prior written notice to Borrower and the Lenders.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.05(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.05, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.05.

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any affected SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans (I) with respect to any Daily Simple SOFR Loans, immediately and (II) with respect to any Term SOFR Loans, at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate..

3.06.            Mitigation Obligations; Replacement of Lenders.

(a)            Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07.            Indemnity.

The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any Notice of Prepayment (regardless of whether any such Notice of Prepayment may be revoked under Section 2.05(a) and is revoked in accordance therewith), (d) any payment, prepayment or conversion of any SOFR Loan on a date other than (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan, the last day of the Interest Period therefor (in each case, including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on (i) with respect to any Daily Simple SOFR Loan, the applicable Interest Payment Date therefor or (ii) with respect to any Term SOFR Loan, the last day of the Interest Period therefor, in each case, as a result of a request by the Borrower pursuant to Section 11.13. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Loan Parties under this Section 3.07 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.08.            Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

GUARANTY

4.01.            The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Approved Counterparty under a Secured Swap Contract, each Affiliate of a Lender that enters into a Treasury Management Agreement with a Loan Party, the Administrative Agent and L/C Issuer as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Secured Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws, any comparable provisions of any applicable state Law or any applicable corporate or other organizational Laws relating to the ability of an entity to approve and authorize or make Guarantees or Indebtedness (or the effectiveness of any such approval or authorization or making) in excess of an amount that would render such entity insolvent or such other amount as may be established by such Law.

4.02.            Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Secured Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been Fully Satisfied. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a)            at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)            any of the acts mentioned in any of the provisions of any of the Loan Documents, any Secured Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Secured Swap Contracts or Treasury Management Agreements shall be done or omitted;

(c)            the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Secured Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Secured Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)            any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e)            any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03.            Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent, L/C Issuer and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04.            Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05.            Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent, L/C Issuer and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06.            Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been Fully Satisfied, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been Fully Satisfied.

4.07.            Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

4.08.            Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Loan Party to honor all of its obligations under this Guaranty in respect of Secured Swap Contracts (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.08, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until such time as the Obligations have been Fully Satisfied. Each Qualified ECP Guarantor intends that this Section 4.08 constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01.            Conditions of Closing Date and Initial Credit Extension and Closing Date.

The conditions to (i) effectiveness of this Agreement, (ii) the occurrence of the Closing Date, and (iii) the obligation of any L/C Issuer, each Term Loan Lender and each Revolving Credit Lender to make its initial Credit Extension under this Agreement, are in each case subject to satisfaction of the following conditions precedent:

(a)            Loan Documents, Organization Documents, Etc. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) or such other date as specified herein and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the other Loan Documents;

(ii)            Notes executed by the Borrower in favor of each Lender requesting same;

(iii)            a fully-executed recognition agreement from Marriott Hotel Services, LLC, a Delaware limited liability company and successor in interest to Marriott Hotel Services, Inc. by conversion, in form and substance reasonably satisfactory to Administrative Agent;

(iv)            copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(v)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of its incorporation or organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(vii)            a Disbursement Instruction Agreement effective as of the Closing Date.

(b)            Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)            a legal opinion of Bass, Berry & Sims, PLC, general counsel for the Loan Parties; and

(ii)            a legal opinion of special local counsel for each Loan Party not organized in the State of Tennessee or Delaware.

(c)            Personal Property Collateral. The Administrative Agent shall have received the following:

(i)            updated searches of Uniform Commercial Code filings in the jurisdiction of organization of each Loan Party or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)            UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)            [intentionally omitted];

(iv)            all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;

(v)            duly executed notices of grant of security interest in the form required by the Pledge Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi)            [intentionally omitted]; and

(vii)            duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral.

(d)            Intentionally Omitted.

(e)            Evidence of Insurance. Receipt by the Administrative Agent of copies of all other insurance policies or certificates of insurance of the Loan Parties evidencing liability and casualty insurance meeting the requirements set forth in Section 7.07 hereof and otherwise set forth in the Loan Documents.

(f)            Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that (A) the conditions specified in Sections 5.02(a) and (b) have been satisfied, (B) each Loan Party is in compliance with all existing financial obligations, (C) all material governmental, shareholder and third party consents and approvals, if any, with respect to the Loan Documents and the transactions contemplated thereby have been obtained (and attaching copies thereof), and (D) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Loan Party or any transaction contemplated by the Loan Documents, if such action, suit, investigation or proceeding could reasonably be expected to have a Material Adverse Effect.

(g)            Solvency. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, regarding the Solvency of each of the Loan Parties on a consolidated basis.

(h)            Fees. Any fees required to be paid on or before the Closing Date shall have been paid.

(i)            Attorney Costs. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(j)            Compliance Certificate. The Administrative Agent shall have received a duly completed Compliance Certificate as of March 31, 2023, signed by a Responsible Officer of the Borrower and a Pro Forma Compliance Certificate as of the Closing Date (each of the foregoing Compliance Certificates, a “Closing Date Compliance Certificate”), taking into account any material Acquisitions, Dispositions or Debt Issuances or any other events or circumstances which, on a Pro Forma Basis, have had an effect on the calculations presented in the Compliance Certificate as of March 31, 2023, provided, however, that for purposes of the Closing Date Compliance Certificates only, the testing period for the financial covenants of Section 8.11 (if applicable) shall be the trailing three (3) fiscal quarters ending on March 31, 2023, annualized.

(k)            Accuracy of Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date.

(l)            No Default. No Default shall exist, or would result from, such proposed Credit Extension or from the application of the proceeds thereof.

(m)            Know Your Customer; Beneficial Ownership Regulation. (i) The Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act, and (ii) each Loan Party or subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Loan Party or such subsidiary, in each case at least five (5) Business Days prior to the Closing Date.

(n)            Material Adverse Changes. There shall not have occurred a material adverse change (i) in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, taken as a whole, during the period from December 31, 2022 through and including the Closing Date or (ii) in the facts and information regarding such entities as represented to date and the Administrative Agent shall have completed a due diligence investigation of the Loan Parties (with the aid of such parties) revealing no material adverse changes or departures from the information and materials previously provided by such parties.

(o)            Material Adverse Effect. The absence of any condition, circumstance, action, suit, investigation or proceeding pending or, to the knowledge of the Borrower and/or Guarantors, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.

(p)            Intentionally Omitted.

(q)            Payoff of Existing Credit Facility. Evidence that the Obligations under the Existing Credit Agreement (other than any Existing Letters of Credit) have been Fully Satisfied.

(r)            Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender, including, but not limited to, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, environmental conditions, asset valuations/appraisals, debt agreements, property ownership and contingent liabilities of the Consolidated Parties.

5.02.            Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Notice of Continuation/Conversion) is subject to the following conditions precedent:

(a)            The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.

(b)            No Default shall exist, or would result from, such proposed Credit Extension.

(c)            There shall not have been commenced against any Consolidated Party an involuntary case under any applicable Debtor Relief Law, now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed.

(d)            The Administrative Agent and, if applicable, any L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(e)            Assuming the effectiveness of the requested Credit Extension, the Total Revolving Outstandings do not exceed the Aggregate Revolving Commitments.

Each Request for Credit Extension (other than a Notice of Continuation/Conversion) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a), (b), (c) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01.            Existence, Qualification and Power; Compliance with Laws.

Each Consolidated Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority under the laws of its jurisdiction of incorporation or organization and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, if any, to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02.            Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the Property of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB). Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03.            Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) consents, authorizations, notices and filings described in Schedule 6.03 attached hereto, all of which have been obtained or made or have the status described in such schedules and (b) filings to perfect the Liens created by the Collateral Documents.

6.04.            Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05.            Financial Statements; No Material Adverse Effect.

(a)            The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness, material commitments for Indebtedness and material tax liabilities of the Consolidated Parties as of the date of such financial statements.

(b)            Except as disclosed on Schedule 6.05, during the period from December 31, 2022 to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c)            The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d)            During the period from December 31, 2022, to and including the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)            Each delivery hereunder by the Parent or any of its Subsidiaries of any financial statements, compliance certificates or other calculations involving pro forma determinations or calculations fairly presents the pro forma financial condition of the Parent and/or its Subsidiaries (as applicable) as at the date set forth thereon.

6.06.            Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) as to which there is a reasonable probability of an adverse determination that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.07.            No Default.

No Consolidated Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08.            Ownership of Property; Liens.

Each Consolidated Party has good record and marketable title in fee simple to, or valid leasehold interests in, (a) all Unencumbered Properties and (b) all other Real Property necessary or used in the ordinary conduct of its business, except, with respect to clause (b) only, for such defects in title as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.09.            Environmental Compliance.

Except where the occurrence and/or existence of any of the following could not reasonably be expected to have a Material Adverse Effect:

(a)            Each of the Real Properties and all operations at the Real Properties are in material compliance with all applicable Environmental Laws, there is no material violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to material liability of any Consolidated Party under any applicable Environmental Laws.

(b)            None of the Real Properties contains, or, to the best knowledge of the Consolidated Parties, has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that constitute or constituted a material violation of, or could give rise to material liability of any Consolidated Party under, Environmental Laws.

(c)            In the past five (5) years, no Consolidated Party has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)            Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in material violation of, or in a manner that could give rise to material liability under, any applicable Environmental Law.

(e)            No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other binding administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

(f)            There has been no release, or threat of release, of Hazardous Materials at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to material liability of any Consolidated Party under Environmental Laws.

6.10.        Insurance.

The Properties of the Parent and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates and otherwise in compliance with the requirements of Section 7.07.

6.11.        Taxes.

The Consolidated Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid prior to delinquency all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Parent or any Subsidiary that Parent or any Subsidiary has received written notice of and would, if made, be reasonably expected to have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

6.12.        ERISA Compliance.

(a)            (i) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service and to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such tax-qualified status.

(b)            There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            (i) No ERISA Event has occurred with respect to any Plan or Multiemployer Plan and to the knowledge of the Loan Parties there is no fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan or Multiemployer Plan, in any case except for any Reportable Event that individually or in the aggregate with any other Reportable Events could not reasonably be expected to be materially adverse to the Loan Parties; (ii) the Parent and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan and Multiemployer Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (v) no Pension Plan has been terminated by the plan administrator thereof in a non-standard termination or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PGBC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, and (vi) no Loan Party holds or will hold “plan assets” within the meaning of Section 3(42) of ERISA.

6.13.        Capital Structure/Subsidiaries.

The corporate capital and ownership structure of the Consolidated Parties, as of the Closing Date, is as described in Schedule 6.13(a). Set forth on Schedule 6.13(b) is a complete and accurate list, as of the Closing Date, with respect to each of the direct and indirect Subsidiaries of the Parent including (i) jurisdiction of incorporation, (ii) percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and the number of such shares owned by the Consolidated Parties with respect to the Loan Parties or where the Consolidated Parties own less than one hundred percent (100%) of the applicable entity and (iii) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. As of the Closing Date, the outstanding Capital Stock of all such Persons is validly issued, fully paid and non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 6.13(b), free and clear of all Liens (other than those arising under or contemplated in connection with the Loan Documents). As of the Closing Date, other than as set forth in Schedule 6.13(b), neither the Parent nor any of the other Loan Parties has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

6.14.        Margin Regulations; Investment Company Act.

(a)            No Loan Party or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)            None of any Loan Party, any Person Controlling a Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15.        Disclosure.

Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16.        Compliance with Laws.

Each Consolidated Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17.        Intellectual Property.

Each Loan Party has the legal right to use, all material trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted, except to the extent that failure to maintain the right to use such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. No Loan Party owns any material Intellectual Property related to the Unencumbered Properties.

6.18.        Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.19.        Investments.

All Investments of each Consolidated Party (other than the Excluded OEG Subsidiaries) are Permitted Investments.

6.20.        Business Locations.

As of the Closing Date, set forth on Schedule 6.20 is the chief executive office and principal place of business of each Loan Party.

6.21.        Brokers’ Fees.

No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents.

6.22.        Labor Matters.

Except as set forth on Schedule 6.22, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date. None of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.

6.23.        Representations and Warranties from Other Loan Documents.

Each of the representations and warranties made by any of the Loan Parties in any of the other Loan Documents is true and correct in all material respects.

6.24.        Collateral Documents.

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Lenders and any other secured parties identified therein, a legal, valid and enforceable first priority (subject only to Permitted Liens) security interest or Lien in all right, title and interest of the Parent and its Subsidiaries in the Collateral described therein and all proceeds thereof. Except for filings completed prior to the Closing Date and as contemplated by this Agreement and the Collateral Documents, no filing or other action will be necessary to perfect or protect such security interest.

6.25.        Unencumbered Properties; Leases and Ground Leases.

(a)            Each of the Unencumbered Properties is an Eligible Property.

(b)            To the extent a Unencumbered Property is leased (in whole or in part) by a Loan Party pursuant to a Qualified Ground Lease, (i) such lease is in full force and effect and remains unmodified except to the extent disclosed to the Administrative Agent in writing; (ii) no rights in favor of the applicable Loan Party lessee have been waived, canceled or surrendered; (iii) no election or option under such ground lease has been exercised by the Loan Party lessee; (iv) all rental and other charges due and payable thereunder have been paid in full (except to the extent such payment is not yet overdue); (v) no Loan Party or other Consolidated Party is in default under or has received any notice of default with respect to such ground lease; (vi) to the knowledge of the Loan Parties, no lessor under such a ground lease is in default thereunder; (vii) a true and correct copy of such ground lease (together with any amendments, modifications, restatements or supplements thereof) has been delivered to the Administrative Agent; and (viii) there exist no adverse claims as to the applicable Loan Party’s title or right to possession of the leasehold premises referenced therein.

6.26.        Nature of Business.

The Loan Parties are engaged principally in the business of developing, owning and operating hotel properties and other businesses described in the Parent’s SEC filings.

6.27.        REIT Status.

On and subsequent to January 1, 2022:

(a)            The Parent is and has been qualified as a real estate investment trust under Section 856 of the Code; and

(b)            The Parent is and has been in compliance in all material respects with all provisions of the Code applicable to the qualification of the Parent as a real estate investment trust.

6.28.        Anti-Corruption Laws and Sanctions.

None of the Consolidated Parties, or any of their respective directors, officers, or, to the knowledge of such Consolidated Party, employees, Affiliates or any agent or representative of the Consolidated Parties that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (ii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any Anti-Money Laundering Law in any material respect. Each of the Consolidated Parties, and to the knowledge of each of the Consolidated Parties, each director, officer, employee, agent and Affiliate of the Consolidated Parties, is in compliance with the Anti-Corruption Laws in all material respects. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Consolidated Parties, their respective directors, officers, employees, Affiliates and agents and representatives of the Consolidated Parties that will act in any capacity in connection with or benefit from this Agreement.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, 7.03 and 7.11) cause each Subsidiary to:

7.01.        Financial Statements.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year (commencing with the fiscal year ended 2023), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception, assumption or explanatory language or any qualification, exception, assumption or explanatory language as to the scope of such audit and such statements to be certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Parent and its Subsidiaries; and

(b)            as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, when considered in relation to the consolidated financial statements of the Parent and its Subsidiaries, subject to normal year-end audit adjustments and the absence of footnotes and such statements.

As to any information contained in materials furnished pursuant to Section 7.02(h), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02.        Certificates; Other Information.

Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)            Intentionally omitted;

(b)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Parent and calculating the financial covenants in Section 8.11, using the financial information provided in such financial statements and (ii) operating statements for each of the Unencumbered Properties for the most-recently ended fiscal quarter; provided, however, that the applicable time period for delivery of such operating statements shall be automatically extended if and to the extent the SEC grants an extension of 10-K or 10-Q reporting for such period;

(c)            within thirty (30) days following the final completion thereof and, in any case, not more than ninety (90) days following the end of each fiscal year, beginning with the fiscal year ending December 31, 2023, an annual budget and forecasted balance sheet of the Consolidated Parties containing, among other things, pro forma financial statements for the next fiscal year, in each case prepared in good faith on the basis of the assumptions stated therein, which assumptions shall be fair in light of the conditions existing at the time of delivery of such forecasts, and shall represent, at the time of delivery, the Parent’s best estimate of its future financial performance (it being understood and agreed that such information shall be furnished solely and exclusively for informational purposes and shall not be a basis for determining or declaring the occurrence, existence or continuation of any Default or Event of Default); provided, however, that the applicable time period for delivery of such annual budget and forecasted balance sheet shall be automatically extended if and to the extent the SEC grants an extension of 10-K or 10-Q reporting for such period;

(d)            Intentionally omitted;

(e)            promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of any Consolidated Party, or any audit of any of them, subject to applicable professional guidelines; provided, however, that the applicable time period for delivery of such copies shall be automatically extended if and to the extent the SEC grants an extension of 10-K or 10-Q reporting for such period;

(f)            promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

(g)            promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(h)            promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided, however, that the applicable time period for delivery of such copies, reports and written information shall be automatically extended if and to the extent the SEC grants an extension of 10-K or 10-Q reporting for such period;

(i)             promptly after any request by the Administrative Agent, a copy of any other report or “management letter” submitted by independent accountants to any Consolidated Party in connection with any annual, interim or special audit of the books of such Person;

(j)             within ninety (90) days after the end of each fiscal year, copies of the most current Smith Travel Accommodations Report available, including each Unencumbered Property with its primary competitive set; and

(k)            promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto, on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Parent hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and any L/C Issuer materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Parent or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent, any L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Parent or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03.        Notices and Information.

(a)            Promptly notify the Administrative Agent and each Lender of the occurrence of any Default and the nature thereof.

(b)            Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect (including, without limitation, any of the following (to the extent reasonably expected to result in a Material Adverse Effect): (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary, including pursuant to any applicable Environmental Laws).

(c)            Promptly after the Borrower knows, or has reason to know of the existence thereof, notify the Administrative Agent and each Lender of the occurrence of any ERISA Event that could reasonably be expected to be materially adverse to the Loan Parties.

(d)            Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by the Parent or any Subsidiary, including any determination by the Parent referred to in Section 2.10(b).

(e)            Intentionally omitted.

(f)             Intentionally omitted.

Each notice pursuant to this Section 7.03(a) through (e) shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04.        Pledged Property Ownership; Guaranty Requirement.

(a)            Ensure at all times that the Core Hotel Property with respect to each of the Pledged Properties, either (i) wholly owned in fee simple by the Loan Party whose Capital Stock has been pledged pursuant to the Pledge Agreement, or (ii) ground leased by such Loan Party pursuant to a Qualified Ground Lease whose Capital Stock has been pledged pursuant to the Pledge Agreement; provided, however, that the Loan Parties shall be permitted to lease each of the Pledged Properties to the Tenants pursuant to the Lease Agreements.

(b)            Promptly notify the Administrative Agent of (i) the creation or acquisition (including by division) of a Person that becomes a Material Subsidiary (other than an Excluded Subsidiary), (ii) [intentionally omitted], and (iii) any Subsidiary (other than an Excluded Subsidiary) which was not previously a Material Subsidiary becoming a Material Subsidiary, and, in each case, within thirty (30) days after such event, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Subsidiary to (A) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Joinder Agreement, and (B) deliver to the Administrative Agent the materials and information with respect to such Subsidiary if it had been a Loan Party on the Closing Date, including, without limitation, the materials and information set forth in Sections 5.01(a)(iii) – (v), (b), (c), (e) and (f), together with any additional information or materials as may be reasonably requested by the Administrative Agent in connection therewith.

7.05.        Preservation of Existence, Etc.

(a)            Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; (c) preserve or renew all of its material registered copyrights, patents, trademarks, trade names and service marks to the extent necessary for the continued conduct of its business; and (d) maintain or cause to be maintained (as applicable) the Parent’s status as a REIT in compliance with all applicable provisions of the Code relating to such status.

7.06.        Maintenance of Properties.

With respect to each of the Unencumbered Properties: (a) cause the Tenants to maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted; (b) cause the Tenants to make all necessary repairs thereto and renewals and replacements thereof; (c) cause the Tenants to use the standard of care typical in the industry in the operation and maintenance of its facilities and the personal property related thereto; (d) cause the Tenants to comply in all material respects with the terms, conditions, restrictions and other requirements of all recorded documents related thereto; (e) cause the Tenants to comply in all material respects with the terms, conditions, restrictions and other requirements set forth in all applicable local, state and Federal ordinances, zoning laws and other applicable laws; and (f) cause the Loan Party owning each such respective Unencumbered Property to also own all material personal and real Property (including, without limitation, furnishings, equipment, software and other Property) required for the continued operation and maintenance of such Unencumbered Property in the ordinary course of business (except for (i) such Property as has been traditionally leased by such Loan Party in connection with such operation and maintenance, to the extent such leases have been disclosed to the Administrative Agent in writing prior to the date of this Agreement, (ii) leasing arrangements with respect to the central plant equipment related to such Unencumbered Property, to the extent such arrangements are on terms and conditions similar to those typically found in the convention center hotel industry and otherwise on terms and conditions and subject to documentation acceptable to the Administrative Agent in its discretion and (iii) the transfer of personal property related to the Unencumbered Properties to the Tenants as permitted hereunder).

7.07.        Insurance.

Maintain or cause to be maintained in full force and effect insurance (including worker’s compensation insurance, liability insurance, property insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self insurance retentions (i) as are, with respect to the Unencumbered Properties, generally maintained by Persons who own, operate and/or maintain convention center hotel properties or as may be otherwise reasonable given the risks and liabilities associated with the operation, ownership and maintenance of convention center hotel properties; (ii) as are, with respect to all other Property held by such Persons, in accordance with normal industry practice; (iii) in any case (with respect to all Properties), as may be required pursuant to the terms of the Collateral Documents; and (iv) with respect to any self-insurance retentions, in amounts and subject to terms and conditions disclosed in writing to the Administrative Agent and reasonably acceptable to the Administrative Agent; provided, that the Administrative Agent hereby pre-approves changes or other increases in such retention amounts to an amount up to $2,000,000 per Unencumbered Property.

7.08.        Compliance with Laws and Contractual Obligations.

Comply with the requirements of all Laws, all Contractual Obligations and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law, Contractual Obligation or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by the Loan Parties, their respective directors, officers, employees, Affiliates and agents and representatives of the Loan Parties that will act in any capacity in connection with or benefit from this Agreement. Borrower shall notify Administrative Agent and each Lender that previously received a Beneficial Ownership Certification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein and, promptly upon the reasonable request of Administrative Agent or any Lender, provide Administrative Agent or such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

7.09.        Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary, as the case may be.

7.10.        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its Properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Administrative Agent and Lenders (as applicable) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further, so long as no Event of Default exists, such inspections under this Section 7.10 shall be limited to once per calendar year. Notwithstanding anything to the contrary contained herein, such inspection rights under this Section 7.10 shall not apply to the Excluded OEG Subsidiaries or any of their respective Properties or corporate, financial and operating records. The Loan Parties agree that the Administrative Agent, and its representatives, may, notwithstanding the foregoing provisions concerning the allocation of expenses related to inspections, conduct an annual audit of the Collateral and books and records of the Consolidated Parties at the expense of the Loan Parties.

7.11.        Use of Proceeds.

The proceeds of the Tranche B Term Loans, Revolving Loans and the Letters of Credit shall be used for working capital, capital expenditures, and other lawful corporate purposes, including, but not limited to, the repayment of indebtedness (including the obligations outstanding under the Existing Credit Agreement (other than the Existing Letters of Credit)), permitted dividend payments, permitted repurchases of REIT stock, property acquisitions and other permitted investments.

7.12.        Intentionally Omitted.

7.13.        Intentionally Omitted.

7.14.        Pledged Assets.

Each Loan Party will (a) cause all of the Pledged Interests to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, subject in any case only to Permitted Liens; (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(c) and (d), all in form, content and scope reasonably satisfactory to the Administrative Agent; and (c) indemnify and/or reimburse (as applicable) the Administrative Agent for any and all costs, expenses, losses, claims, fees or other amounts paid or incurred by the Administrative Agent to the extent paid or incurred in connection with the filing or recording of any documents, agreement or instruments related to the Collateral, the protection of any of the Collateral, its rights and interests therein or any Loan Party’s underlying rights and interests therein or the enforcement of any of its other rights with respect to the Collateral; provided, that the reimbursement and indemnity obligations set forth in this clause (c) shall be in addition to and in furtherance of all other reimbursement or indemnity obligations of the Loan Parties referenced herein or in any other Loan Document; provided further, that the obligations set forth in clauses (a), (b) and (c) above shall not apply to the extent such obligation would violate the Parent’s requirements with respect to maintaining its status as a REIT.

7.15.        Payment of Taxes and Claims.

Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) prior to delinquency all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it and (b) by no later than thirty (30) days past due date therefor all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, s and rentals which, if unpaid, could become a Lien on any properties of such Person; provided, however, that this Section 7.15 shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (x) which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (y) in respect of which the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.16.        Management Agreements.

Cause the Tenants to enforce and comply with all material terms and provisions of the Management Agreements.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall not be Fully Satisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary (other than any Excluded OEG Subsidiary), to, directly or indirectly:

8.01.        Liens.

(a)            Create, incur, assume or suffer to exist any Lien on any Unencumbered Property or any direct or indirect ownership interest of the Borrower in any Person owning any Unencumbered Property, whether now owned or hereafter acquired, other than Permitted Liens; or

(b)            Permit any Unencumbered Property or any direct or indirect ownership interest of the Borrower or in any Person owning an Unencumbered Property to be subject to a Negative Pledge.

8.02.        Investments.

Make any Investments, except:

(a)            Investments held by the Parent or such Subsidiary in the form of Cash Equivalents;

(b)            Investments existing as of the Closing Date and set forth in Schedule 8.02;

(c)            Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers in an aggregate principal amount (including Investments of such type set forth in Schedule 8.02 ) not to exceed $10,000,000 at any time outstanding; provided, that all such advances must be in compliance with applicable Laws, including, but not limited to, the Sarbanes-Oxley Act of 2002.

(d)            Investments (whether constituting Acquisitions or otherwise) in Subsidiaries of the Parent (or Persons that will, immediately upon the consummation of such Investment, be Subsidiaries of the Parent) or in the assets of such Persons, to the extent such Investments are made in Persons or Property relating to the types of businesses which are not prohibited by Section 8.07 hereof;

(e)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)            Investments (whether constituting Acquisitions or otherwise) in Persons that are Unconsolidated Affiliates (or that will, immediately upon the consummation of such Investment, be an Unconsolidated Affiliate) or in the assets of such Persons, to the extent such Investments are made in Persons or Property relating to the types of businesses which are not prohibited by Section 8.07 hereof; or

(g)            Investments in connection with the PILOT Transaction.

8.03.        Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness of the Parent and its Subsidiaries outstanding on the Closing Date and set forth in Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(c)            intercompany Indebtedness and Guarantees with respect to Indebtedness so long as in each case the related Investment made by the holder of such Indebtedness or by the provider of such Guarantee, as applicable, is permitted under Section 8.02 (other than Section 8.02(f));

(d)            obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person (i)  in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”, or (ii) in connection with any agreement, commitment or arrangement for the sale of Capital Stock issued by the Parent at a future date that could be discharged solely by (x) delivery of the Parent’s Capital Stock (other than Mandatorily Redeemable Stock), or, (y) solely at Parent’s option made at any time, payment of the net cash value of such Capital Stock at the time, irrespective of the form or duration of such agreement, commitment or arrangement;

(e)            [intentionally omitted];

(f)            Guarantees with respect to any Indebtedness permitted under this Section 8.03;

(g)            Indebtedness in the form of Capital Lease obligations and purchase money Indebtedness; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(h)            Guarantees of Operating Lease obligations of Subsidiaries of the Parent;

(i)            other Indebtedness hereafter incurred by the Parent or any of its Subsidiaries in an amount not to exceed an aggregate amount of $25,000,000 at any time outstanding; provided, that the Parent (i) shall provide the Administrative Agent with copies of any certifications, computations or other information or materials required to be provided by it under any Senior Notes Indenture with respect to the incurrence of any such Indebtedness (if any) and (ii) shall not incur any such Indebtedness if it has reason to believe that the incurrence of such Indebtedness is likely to result in the occurrence of a Default or Event of Default hereunder or under any Loan Document; and

(j)            other Indebtedness hereafter incurred by the Parent or any of its Subsidiaries; provided, that the Parent shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness and to the concurrent retirement of any other Indebtedness of any Consolidated Party, the Loan Parties would be in compliance the financial covenants set forth in Section 8.11 (regardless of whether Section 8.11 is in effect or the Revolving Credit Facility has been Fully Satisfied) and as of the most recent calendar quarter end with respect to which the Administrative Agent has received the Required Financial Information.

8.04.        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided, that, notwithstanding the foregoing provisions of this Section 8.04, but subject to the terms of Sections 7.14 and 8.05, (a) the Borrower may merge or consolidate with any of its Subsidiaries; provided, that the Borrower shall be the continuing or surviving corporation, (b) any Loan Party other than the Borrower or the Parent may merge or consolidate with any other Loan Party or the Borrower or the Parent, as applicable, (c) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Consolidated Party which is not a Loan Party may be merged or consolidated with or into any other Consolidated Party which is not a Loan Party, including any merger of such non Loan Party into an acquisition target, (e) any Subsidiary of the Parent may merge with any Person that is not a Loan Party in connection with a Disposition, and (f) any Wholly Owned Subsidiary of the Parent that is not a Loan Party may Dispose of all or substantially all of its assets (whether now owned or hereafter acquired), dissolve, liquidate or wind up its affairs at any time provided that such Disposition, dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything contained or implied herein to the contrary, this provision shall not, in any case, be construed to limit (y) the transfer, sale or other disposition by a non-Loan Party Subsidiary of the Parent of any of its assets (whether a portion of or all or substantially all of its assets) to the Parent or any other Subsidiary of the Parent or (z) the transfer, sale or other disposition by a Loan Party Subsidiary of the Parent of any of its assets (whether a portion of or all or substantially all of its assets) to any other Loan Party. Notwithstanding the foregoing, no merger, dissolution, liquidation, or consolidation shall be permitted if, as a result of such transaction, the Core Hotel Property of each Pledged Property is no longer owned or leased pursuant to Qualified Ground Leases in its entirety by an Unencumbered Property Owner whose Capital Stock is pledged pursuant to the Pledge Agreement in accordance with Section 7.14.

8.05.        Dispositions.

Make any Disposition of any Pledged Property (other than in connection with the Lease Agreements).

8.06.        Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)            each Subsidiary may make Restricted Payments (directly or indirectly) to any Loan Party and any other Person that owns any Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b)            the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c)            the Parent and each Subsidiary may purchase, redeem or otherwise acquire Capital Stock issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Capital Stock;

(d)            as long as no Default shall have occurred and be continuing, the Parent and its Subsidiaries may make Restricted Payments to the holders of its Capital Stock to the extent not prohibited by any Senior Notes Indenture, provided, that if at such time no Senior Notes are outstanding, “Senior Notes Indenture” shall mean the Original 2027 Indenture, the Original 2029 Indenture or the New Indenture, as the case may be, under which the last of the Senior Notes to have been outstanding were issued, as in effect at the time that such Senior Notes ceased to be outstanding;

(e)            the Parent shall be permitted to make Restricted Payments to the holders of its Capital Stock and during any fiscal year in an amount not to exceed the FFO Distribution Allowance for such fiscal year; and

(f)            the Borrower shall be permitted to make Restricted Payments in cash to the Parent and its other limited partners, in each case to permit the Parent to make Restricted Payments in cash to the holders of its Capital Stock to the extent necessary to (x) maintain its status as a REIT, (y) prevent the imposition of any income or excise taxes imposed on Parent pursuant to Sections 857(b) or 4981 of the Code or similar provisions of applicable law, or (z) pay any special or extraordinary tax liabilities of the Parent then due (after taking into account any losses, offsets and credits, as applicable), and the Parent shall be able to distribute such Restricted Payments to its equity holders.

8.07.        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto or any other line of business related to the entertainment or hospitality industries.

8.08.        Transactions with Affiliates and Insiders.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Subsidiary, (b) transfers of cash and assets to any Subsidiary, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04 or Section 8.06, (d) compensation and reimbursement of expenses of officers and directors approved in accordance with company policies, (e) the Lease Agreements with the Tenants, and (f) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09.        Burdensome Agreements.

(a)            Enter into any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its Property to any Loan Party or (v) except in respect of any Consolidated Party which is not a Loan Party, (A) pledge the Collateral pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (B) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v)(A) above) for (1) this Agreement and the other Loan Documents, (2) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien or (3) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale.

(b)            Enter into any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of the Collateral in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Collateral is given as security for the Obligations, except (i) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien and (ii) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05, pending the consummation of such sale.

Notwithstanding the foregoing, the Loan Parties shall be permitted to enter into (and as of the Closing Date, have entered into) the Lease Agreements with the Tenants and the Tenants shall be permitted to enter into (and as of the Closing Date, have entered into) the Management Agreements with Marriott Hotel Services, LLC, a Delaware limited liability company and successor in interest to Marriott Hotel Services, Inc. by conversion.

8.10.        Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any proceeds of the Loans or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

8.11.        Financial Covenants.

Except as provided in Sections 8.03(j), prior to the Revolving Credit Maturity Date, solely with respect to the Revolving Credit Facility:

(a)            Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio to exceed 6.50 to 1.00.

(b)            Ratio of Secured Indebtedness to Total Asset Value. Permit the ratio, expressed as a percentage, of (i) Secured Indebtedness of the Parent and its Subsidiaries on a consolidated basis to (ii) Consolidated Total Asset Value to exceed 30.0%.

(c)            Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.50 to 1.00.

(d)            Ratio of Secured Recourse Indebtedness to Consolidated Total Asset Value. Permit the ratio, expressed as a percentage, of (i) Secured Recourse Indebtedness of the Parent and its Subsidiaries on a consolidated basis to (ii) Consolidated Total Asset Value to exceed 10%.

(e)            Unencumbered Leverage Ratio. Permit the Unencumbered Leverage Ratio to exceed 55%, provided, however, the Parent and the Borrower shall have the option, upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate for any applicable four-quarter fiscal period pursuant to Section 7.02 and provided that no Default exists (other than as a result of the Unencumbered Leverage Ratio as of the end of the last fiscal quarter for such fiscal period being greater than 55.0% but less than or equal to 60.0%), to increase the maximum Unencumbered Leverage Ratio to 60.0% for a period (such period, the “Unencumbered Leverage Ratio Increase Period”) of up to two (2) consecutive fiscal quarters commencing with the fiscal quarter in which the Borrower completes a Material Acquisition which results in the Unencumbered Leverage Ratio exceeding 55.0% during such fiscal quarter and for the subsequent consecutive fiscal quarter; provided that (i) the Borrower may not elect more than two (2) Unencumbered Leverage Ratio Increase Periods during the term of this Agreement and (ii) any such Unencumbered Leverage Ratio Increase Periods shall be non-consecutive.

(f)            Unencumbered Adjusted NOI to Unsecured Interest Expense Ratio. Permit the ratio of (i) Unencumbered Adjusted NOI to (ii) Unsecured Interest Expense to be less than 2:00 to 1.00.

(g)            Testing of Financial Covenants. The financial covenants set forth in this Section 8.11 shall apply at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Parent and the Borrower shall in any event only be obligated to report its compliance therewith at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 7.02.

8.12.        Reduction Limitations.

Other than following the expiration of the Aggregate Revolving Commitment on the applicable Revolving Credit Maturity Date, permit the Outstanding Amount of the Tranche B Term Loans to equal or exceed either (a) the Aggregate Revolving Commitments or (b) if the Aggregate Revolving Commitments have been terminated, the Total Revolving Outstandings.

8.13.        Intentionally Omitted.

8.14.        Organization Documents; Fiscal Year.

Permit any Consolidated Party (other than any Excluded OEG Subsidiary) to (a) amend, modify or change its Organization Documents in a manner materially adverse to the Lenders or (b) change its fiscal year.

8.15.        Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Parent or any Wholly Owned Subsidiary of the Parent) to own any Capital Stock of any Loan Party that owns an Unencumbered Property, except (i) to qualify directors where required by applicable law, (ii) as a result of or in connection with a dissolution, merger, consolidation or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05 or (iii) the Borrower may issue limited partnership interest to third parties as long as the Parent owns not less than 75% of the Borrower, (b) permit any Loan Party that owns a Unencumbered Property other than a Pledged Property to issue or have outstanding any shares of preferred Capital Stock, (c) permit, create, incur, assume or suffer to exist any Lien on any Capital Stock constituting Pledged Interests.

8.16.        Sale Leasebacks.

Permit any Consolidated Party to enter into any Sale and Leaseback Transaction with respect to any Unencumbered Property, other than the PILOT Transaction.

8.17.        Intentionally Omitted.

8.18.        Foreign Subsidiaries.

Permit the owner of any Unencumbered Property to be a Foreign Subsidiary.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01.        Events of Default.

Any of the following shall constitute an Event of Default:

(a)            Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder, under any other Loan Document or under any Fee Letter; or

(b)            Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.08, 7.10, 7.11, 7.13, 7.14, 7.15, 7.16, or Article VIII or any Guarantor fails to perform or observe any term, covenant or agreement contained in Article IV hereof; provided, that, any Financial Covenant Default shall not constitute an Event of Default with respect to the Tranche B Term Loans until the date on which any Revolving Loans have been declared by the Administrative Agent to be due and payable pursuant to this Article IX on account of a Financial Covenant Default; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document or any Fee Letter on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) the Borrower’s obtaining knowledge thereof or (ii) the delivery of notice from the Administrative Agent; or

(d)            Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default. (i)  A Loan Party or any Subsidiary (A) fails to perform or observe (beyond the applicable grace period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (including, without limitation, any Senior Notes Indenture, but other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (C) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment. (i) A Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)            Judgments. There is entered against a Loan Party or any Subsidiary (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)             ERISA. (i) An ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or any Subsidiary in an aggregate amount in excess of the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)             Invalidity of Loan Documents; Guarantees. (i) Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 8.04 or Section 8.05, the Guaranty given by any Guarantor hereunder or any provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under its Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty; or

(k)            Change of Control. There occurs any Change of Control; or

(l)             Pledged Property. Any of the Pledged Properties ceases to be an Eligible Property.

(m)            [Intentionally Omitted];

(n)            [Intentionally Omitted]; or

(o)            Money Laundering. The indictment, arraignment, custodial detention or conviction of any Loan Party, any Affiliate or a Loan Party, or any officer, director, agent or representative acting, at any time, in any capacity on behalf of any Loan Party, on any charge of violating any Anti-Money Laundering Laws, or the involvement of any such Person in any activity which, in the reasonable opinion of the Administrative Agent, could result in an indictment, arraignment, custodial detention or conviction on any such charge.

9.02.        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (and in the case of a Financial Covenant Default, the Required Covenant Lenders), take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)            require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03.        Application of Funds.

After the exercise of remedies provided for in Section 9.02(b) (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.14 and Section 2.15 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and any L/C Issuer (including fees, charges and disbursements of counsel to any L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and any L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Secured Swap Contract, to the extent such Secured Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, Approved Counterparties (in the case of Secured Swap Contracts), applicable Affiliates (in the case of Treasury Management Agreements) and any L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14 amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01.      Appointment and Authority.

(a)            Each of the Lenders and each L/C Issuer hereby irrevocably appoints Wells Fargo Bank, as its contractual representative, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and each L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02.      Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03.      Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or any L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04.      Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05.      Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06.      Resignation/Removal of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. In addition, the Administrative Agent may be removed at the written direction of the Required Lenders to the extent the Administrative Agent is shown to be grossly negligent in the performance of its material obligations and/or duties hereunder or to have engaged in willful misconduct in the performance of such obligations and/or duties; provided, that any such removal of an Administrative Agent shall also constitute its removal as an L/C Issuer. Upon receipt of any such notice of resignation or upon any removal of the Administrative Agent by the Required Lenders, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. In the case of a retiring Administrative Agent, if no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. In the case of the removal of an Administrative Agent by the Required Lenders, such removal shall constitute the immediate termination of such Administrative Agent’s position hereunder and (1) the removed Administrative Agent shall be immediately discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any L/C Issuer under any of the Loan Documents, the removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Any resignation by or removal of an Administrative Agent pursuant to this Section shall also constitute its resignation or removal as an L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring or removed L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07.      Non-Reliance on Administrative Agent and Other Lenders.

Each of the Lenders and each L/C Issuer expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, counsel, attorneys in fact or other affiliates has made any representations or warranties to such L/C Issuer or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any L/C Issuer or any Lender. Each of the Lenders and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and any L/C Issuer by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any L/C Issuer with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each of the Lenders and each L/C Issuer acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any L/C Issuer.

10.08.      No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

10.09.      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Secured Swap Contracts and Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, any L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, any L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and any L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10.      Collateral and Guaranty Matters.

The Lenders and each L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)            to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)            to release, upon the written request of Borrower, any Guarantor from its obligations under the Guaranty if (x) such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder, (y) such Person ceases to be a Material Subsidiary, or (z) such Person (or all of its assets) are otherwise sold, transferred or disposed of by the Parent or another applicable Loan Party and, after giving effect to such sale, transfer or disposition, (A) Parent, on a Pro Forma Basis, is in compliance with all financial covenants contained herein (including, without limitation, the covenants set forth in Sections 8.02(f) and 8.11), (B) [intentionally omitted], (C) no Defaults or Events of Default exist as of the date of the requested release and (D) Parent certifies in writing to the satisfaction of the above-noted conditions; and

(c)            [intentionally omitted].

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.10.

10.11.      Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof.

10.12.      Secured Swap Contracts and Pledged Collateral Matters.

(a)            Appointment. Each Approved Counterparty hereby appoints Administrative Agent as its non-fiduciary collateral agent for the purpose of perfecting and maintaining Approved Counterparty’s security interest and Lien in and on the Collateral. Each Approved Counterparty hereby authorizes and directs the Administrative Agent to (a) enter into all of the Collateral Documents for and on behalf of and for the benefit of the Secured Parties in accordance with the terms hereof and thereof, (b) exercise such rights and powers under this Agreement and the Collateral Documents, as the case may be, as are specifically granted or delegated to the Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are incidental thereto or as are customarily and typically exercised by agents performing duties similar to the duties of the Administrative Agent hereunder and under the Loan Documents, and (c) perform the obligations of the Administrative Agent under the Collateral Documents. Each Approved Counterparty signing this Agreement as a Lender hereby agrees to be bound by the provisions of this Agreement and the Loan Documents in such Lender’s capacity both as a Lender and as an Approved Counterparty. Each Approved Counterparty that has not signed or otherwise joined this Agreement in writing to Administrative Agent’s reasonable satisfaction shall, as a condition precedent to being an Approved Counterparty or Secured Party in respect of the Collateral, execute Secured Swap Intercreditor Agreement, acknowledging and agreeing to be bound by the terms and conditions of the Loan Documents applicable thereto, including, without limitation, this Section 10.12, in the form attached hereto as Exhibit J.

(b)            Limitations on Duties and Actions of Administrative Agent. The duties of the Administrative Agent under the Loan Documents and in respect of the Collateral shall be deemed ministerial and administrative in nature, and the Administrative Agent shall not have, by reason of any the Loan Documents or any of the Collateral Documents, a fiduciary relationship with any Approved Counterparty. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents to which it is a party. The Administrative Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, excepting only its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. IN THE ABSENCE OF WRITTEN INSTRUCTIONS FROM THE LENDERS REQUIRED UNDER THIS AGREEMENT, THE ADMINISTRATIVE AGENT SHALL NOT BE REQUIRED TO FORECLOSE UPON ANY LIEN ENCUMBERING ANY OF THE COLLATERAL OR TAKE ANY OTHER ACTION WITH RESPECT TO THE COLLATERAL OR ANY PART THEREOF. Further, Sections 10.03, 10.04, 10.05, 10.07, 11.04(c), 11.14, 11.15 and 11.21 shall apply to (i) Administrative Agent in its capacity as non-fiduciary collateral agent mutatis mutandis to the same extent as such provisions apply to the Administrative Agent in its capacity as “Administrative Agent” under the Loan Documents and (ii) each Approved Counterparty in its capacity as such mutatis mutandis to the same extent as such provisions apply to a Lender under the Loan Documents. Each Approved Counterparty hereby acknowledges and agrees that it has received and reviewed the Loan Documents.

(c)            Defaults and Acceleration.

(i)            If an Approved Counterparty exercises any right to terminate or unwind one or more transactions under any Secured Swap Contract entered into by such Approved Counterparty in connection with any event of default, termination event or similar event (each, however described in such Secured Swap Contract, a “Termination Event”) including, for the avoidance of doubt, any right to designate an “Early Termination Date” provided for in such Secured Swap Contract, then such Approved Counterparty shall send written notice thereof to Administrative Agent, specifying in detail the nature of the related Termination Event. If an Approved Counterparty sends any such notice in respect of any Loan Party’s default under any Secured Swap Contract to Administrative Agent, then such Approved Counterparty agrees to send notice to Administrative Agent in the event such Loan Party cures said default. The failure of any Approved Counterparty to deliver any notice contemplated by this clause (i) shall not (A) affect the validity of any termination or unwind of one or more transactions under any applicable Secured Swap Contract, (B) result in, or form the basis of, any breach of the applicable Secured Swap Contract, or (C) impose any liability on such Approved Counterparty.

(ii)           Each Approved Counterparty acknowledges that, subject to the terms of this Agreement, the Administrative Agent and the Lenders have the rights to declare Defaults and Events of Default under the Loan Documents, accelerate the Obligations and enforce such remedies as are available pursuant to the Loan Documents (including the Collateral Documents) or otherwise, including, without limitation, foreclosure. Each Approved Counterparty agrees that while it may have the right to terminate or unwind one or more transactions under any Secured Swap Contract entered into by such Approved Counterparty in respect of a Termination Event, only Administrative Agent shall have the right to enforce the remedies provided by the Loan Documents (or otherwise pursue remedies or recourse against the Collateral) arising from such Termination Event under such Secured Swap Contract entered into by such Approved Counterparty.

(iii)          Each Approved Counterparty acknowledges and agrees that (A) it shall only have recourse to the Collateral through the Administrative Agent and that it shall have no independent recourse to or right to take action in respect of the Collateral or any Loan Document and (B) the Administrative Agent shall have no obligation to, and shall not, take any action under any of the Loan Documents (including, without limitation, under any Collateral Document) except in accordance with the terms and conditions of this Agreement.

(iv)          Nothing herein shall be deemed to prohibit Administrative Agent or any Approved Counterparty from delivering to any Loan Party any notice or demand which Administrative Agent or such Approved Counterparty is entitled or required to give under the Loan Documents or any Secured Swap Contract entered into by such Approved Counterparty, as the case may be, notifying the applicable Loan Party of the existence of the default or breach and affording such Loan Party the opportunity to cure such default or breach in accordance with the terms of the Loan Documents or any Secured Swap Contract entered into by such Approved Counterparty, as the case may be.

(v)           Nothing contained herein shall restrict the rights of an Approved Counterparty to pursue remedies, by proceedings in law and equity, or to enforce its rights in accordance with the provisions of any Secured Swap Contract entered into by such Approved Counterparty, to the extent that pursuit of such remedies or enforcement does not relate to the Collateral or interfere with the Administrative Agent’s ability to take action under any of the Loan Documents (including, without limitation, under the Collateral Documents) or against any Loan Party. For the avoidance of doubt, nothing contained in this clause (v) shall restrict the rights of an Approved Counterparty to terminate or unwind one or more transactions under any applicable Secured Swap Contract in accordance with the terms hereof.

(vi)          No Approved Counterparty shall contest the validity, perfection, priority or enforceability of, or seek to avoid, any Lien securing any Obligation or any of the Loan Documents. No Approved Counterparty shall have the right to obtain any of the Collateral or the benefit of any Lien on any Pledged Collateral except as expressly provided herein.

(d)            Application of Proceeds. In the event of any payment, distribution, division or application, partial or complete, of any kind or character, whether in cash, securities or otherwise, voluntary or involuntary, by operation of law, exercise of remedies or otherwise, of all or any part of the Collateral or the proceeds thereof, whether by reason of foreclosure, UCC sale, liquidation, bankruptcy, receivership, assignment for the benefit of creditors or any other action or proceeding involving the payment or readjustment of all or any part of the Collateral (a “Payment”), then any Payment shall be allocated and paid or distributed to Administrative Agent and Administrative Agent shall make such Payment available to the parties entitled thereto in accordance with the terms and conditions of Section 9.03 of this Agreement.

(e)            Amounts Due Under Secured Swap Contract. Notwithstanding any provisions in the Loan Documents to the contrary, each Lender expressly acknowledges and agrees that all amounts due to such Approved Counterparty under any Secured Swap Contract entered into by such Approved Counterparty belong to, and are the property of, such Approved Counterparty.

10.13.      Erroneous Payments.

(a)            Each Lender, each L/C Issuer, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or L/C Issuer or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, L/C Issuer or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.06 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)            Each party’s obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Nothing in this Section 10.13 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE XI.

MISCELLANEOUS

11.01.      Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower, the Parent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, the Parent or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender); provided, however, that this clause shall not be deemed to prevent the Required Lenders and Loan Parties from approving (i) any increase in the aggregate Commitments of the Lenders hereunder (to the extent such increase does not increase the Commitment of any individual Lender without such Lender’s written consent); and/or (ii) the addition of one or more borrowing tranches to this Agreement and providing for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other then-outstanding Obligations in respect of the extensions of credit from time to time outstanding under such additional borrowing tranche(s) and the accrued interest and fees in respect thereof; and/or (iii) the inclusion of such lenders under any additional borrowing tranches in the determination of the “Required Lenders” or “Lenders” hereunder and/or consent rights in favor of such Persons under any or all of subsections (b) through (j) (inclusive) of this Section 11.01 corresponding to the consent rights of the other Lenders thereunder;

(b)            postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)            reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d)            change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(e)            change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(f)            release or subordinate all or substantially all of the Collateral without the written consent of each Lender directly affected thereby;

(g)            (i) release the Borrower or (ii) except as the result of or in connection with a dissolution or merger of a Guarantor permitted by Section 8.04 or a Disposition of all or substantially all of such Guarantor’s assets permitted by and pursuant to Section 8.05, or except to the extent permitted by Section 10.10, release any Guarantor from its respective obligations under the Loan Documents without the written consent of each Lender directly affected thereby; or

(h)            without the consent of Required Revolving Credit Lenders, (i) waive any Default or Event of Default for purposes of the funding of a Revolving Loan under Section 5.02(b); (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.02 or 2.03 or (iii) amend or change any provision of this Section 11.01(h);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it (including, without limitation, the priority of any payments, indemnities or reimbursements due to such L/C Issuer hereunder); (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document (including, without limitation, the priority of any payments, indemnities or reimbursements due to the Administrative Agent); (iii) [intentionally omitted]; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the applicable parties thereto.

Notwithstanding anything to the contrary herein, any waiver, amendment or modification of this Agreement that by its terms directly affects the rights or duties under this Agreement of a particular Class of Lenders (but not each Class of Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.01 if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document but subject to the proviso in Section 9.01(b), (i) no Tranche B Term Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of a Default or an Event of Default if the only such Default or Event of Default that shall have occurred and be continuing is a Financial Covenant Default, (ii) prior to the Revolving Credit Maturity Date, no Tranche B Term Lender shall have any right to approve or disapprove (X) any amendment or modification to Section 8.11, (Y) any waiver of a Financial Covenant Default or (Z) any amendment or modification to the definition of “Required Covenant Lenders” and (iii) it is understood and agreed that any Tranche B Term Loans held by any Tranche B Term Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above, including in determining whether the “Required Covenant Lenders” have directed the Administrative Agent to exercise or refrain from exercising any such rights or remedies or to approve or disapprove any such amendment, modification or waiver. For the avoidance of doubt (a) nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Tranche B Term Lenders in connection with any Default or Event of Default other than a Financial Covenant Default (whether arising before or after the occurrence of the Financial Covenant Default) or the right of any Tranche B Term Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document or to waive any Default or Event of Default other than a Financial Covenant Default and (b) after the occurrence of the Revolving Credit Maturity Date, the Tranche B Term Lenders will have a right to approve or disapprove the actions specified in clauses (ii)(X), (ii)(Y) and (ii)(Z) of this paragraph.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended, or amounts due to it permanently reduced (other than by way of payment) or the payment date of any outstanding amounts owing to it extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

11.02.      Notices; Effectiveness of Electronic Communications.

(a)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Administrative Agent or any L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Electronic Communications. Notices and other communications to the Lenders and any L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Change of Address, Etc. Each of the Borrower, the Administrative Agent and any L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and any L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(d)            Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, each L/C Issuer and the other Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each other Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e)            Delivery of Documents to Lenders. Promptly upon any Lender’s reasonable request, the Administrative Agent shall deliver to such Lender any materials or information delivered by any Loan Party to it in its capacity as Administrative Agent hereunder. In addition, the Administrative Agent shall promptly deliver to the Lenders any notices or other materials received by it indicating the occurrence or continuance of any Default or Event of Default hereunder, in each case, to the extent such notices or materials are clearly marked as a “Notice of Default/Event of Default” or Administrative Agent has actual knowledge that such notices or other materials contain such information.

(f)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.03.      No Waiver; Cumulative Remedies.

No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and each L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04.      Expenses; Indemnity; Damage Waiver.

(a)            Costs and Expenses. The Borrower shall pay (without duplication of other amounts required to be paid by Borrower hereunder): (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any L/C Issuer or, during the continuance of an Event of Default, the Lenders (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any L/C Issuer or, during the continuance of any Event of Default, any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Agent Lender (in their respective agent capacities), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or any administration thereof, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)            Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), any L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05.      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06.      Successors and Assigns.

(a)            Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) and participations in L/C Obligations) at the time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment or Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and the aggregate amount of the Tranche B Term Loan Commitment or Tranche B Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, in each case, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Revolving Loan Commitments or outstanding Term Loans on a non-pro rata basis;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)            the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) Parent fails to consent or object to any such assignment within five (5) Business Days following Parent’s receipt of the request therefor;

(B)            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)            the consent of any L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(c)            Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $4,500 (or, if the assigning Lender is a Defaulting Lender, $7,500); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(i)            No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(d)            No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(e)            Defaulting Lenders. No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries or Affiliates.

(f)            Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(g)            Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interests on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(h)            Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and any L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)             Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, and except to the extent such entitlement to receive a greater payment results in a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).

(j)             Certain Pledges. Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(k)            Electronic Execution of Assignments. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

(l)             USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(m)           Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Wells Fargo Bank may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo Bank as L/C Issuer, as the case may be. If Wells Fargo Bank resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of any L/C Issuer hereunder with respect to all Letters of Credit issued by Wells Fargo Bank outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo Bank to effectively assume the obligations of Wells Fargo Bank with respect to such Letters of Credit.

Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, such L/C Issuer may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such resigning L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of any L/C Issuer hereunder with respect to all Letters of Credit issued by such L/C Issuer outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.

11.07.      Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and any L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, vendors, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative transaction or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement, or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility. In addition, each of the Administrative Agent, the Lenders and any L/C Issuer may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to each of the Administrative Agent, the Lenders and any L/C Issuer in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a non-confidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08.      Set-off.

If an Event of Default shall have occurred and be continuing, each Lender, any L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (which consent shall only be withheld for the purpose of preventing any triggering of any applicable “single action” laws), to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any L/C Issuer, irrespective of whether or not such Lender or any L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or any L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, any L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, any L/C Issuer or their respective Affiliates may have. Each Lender and any L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09.      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10.      Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective (i) when executed by the Administrative Agent and when the Administrative Agent shall have received counterparts thereof that, when taken together, bear the signatures of each of the other parties thereto, and (ii) upon satisfaction of each of the conditions to effectiveness of this Agreement set forth in Article V. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12.      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13.      Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Tranche B Term Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, provided no Default or Event of Default then exists, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)            such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)            such assignment does not conflict with applicable Laws; and

(e)            in the case of any assignment resulting from a Tranche B Term Lender becoming a Non-Consenting Tranche B Term Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender (or, in the case of a Non-Consenting Tranche B Term Lender, a grant of the applicable consent by such Lender) or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each Lender required to make an assignment or delegation pursuant to this Section 11.13 shall be deemed to have consented to such assignment or delegation upon receipt and acceptance by such Lender of all amounts due to such Lender as specified in subsection (b) above.

11.14.      Governing Law; Jurisdiction; Etc.

(a)            GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF NEW YORK (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY).

(b)            SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)            WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15.      Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16.      USA PATRIOT Act Notice.

Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party or subsidiary thereof that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver, after the request of Administrative Agent or any Lender, a Beneficial Ownership Certification in relation to such Loan Party or such subsidiary.

11.17.      Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.18.      Subordination of Intercompany Debt.

Each Loan Party agrees that all intercompany Indebtedness among Loan Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full of all Obligations. Notwithstanding any provision of this Agreement to the contrary, Loan Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided, that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Loan Party on account of any Intercompany Debt. In the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.18 hereof, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

11.19.      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the other Agent Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, and the Agent Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, each Agent Lender, and each Lender, each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any the other Agent Lenders has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the other Agent Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arranger nor any other Agent Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the other Agent Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Each Loan Party agrees that it will not claim that any of the Administrative Agent, the Arrangers, other Arrangers or the Lenders has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Loan Party, in connection with such transactions or the process leading thereto.

11.20.      Intentionally Omitted.

11.21.      Affected Financial Institution.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22.      ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Secured Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XII.

UNENCUMBERED PROPERTIES

12.01.      Eligibility of Properties.

(a)            Initial Unencumbered Properties. The Properties identified on Schedule 1.01(b). shall, on the Closing Date, be the initial Unencumbered Properties, and the Unencumbered Asset Value initially attributable to such Unencumbered Properties shall be as set forth in the Compliance Certificate delivered to the Administrative Agent on the Closing Date.

(b)            Additional Unencumbered Properties. If after the Closing Date the Borrower desires that any additional Property be included in the Unencumbered Pool, the Borrower shall so designate such Property as an “Unencumbered Property” pursuant to any Compliance Certificate from time to time delivered hereunder. Subject to Section 12.01(c) below, upon the Administrative Agent’s receipt of such Compliance Certificate, such Property shall be included in the Unencumbered Pool, in which event such Property shall thereafter constitute an Unencumbered Property; provided, however, that the Operating Property Value of such Property shall not be taken into account in determining the Unencumbered Asset Value unless and until the Borrower shall deliver to the Administrative Agent a Compliance Certificate that includes such Property in the Unencumbered Pool. In connection with any additions to the Unencumbered Pool, Borrower shall deliver, with respect to the direct and indirect owners of such additional Properties such additional Joinder Agreements and other documentation as are otherwise required by Section 7.04 of this Agreement.

(c)            Approval of Additional Unencumbered Properties. Notwithstanding anything to the contrary contained herein, no Property shall be added to the Unencumbered Pool without the prior written approval of the Administrative Agent and the Required Revolving Lenders until such time as (a) the Borrower delivers a Compliance Certificate in accordance with Section 7.02(b) demonstrating that the Unencumbered Asset Value (calculated without giving effect to the Operating Property Value of any Property which had not yet been added to the Unencumbered Pool as of such date in accordance with this Section 12.01) equals or exceeds $6,000,000,000, and (b) no Unencumbered Properties, whether one or more, located in the same Geographic Region account for more than thirty percent (30%) of the aggregate Unencumbered Asset Value (the foregoing conditions in clauses (a) and (b), the “Approval Threshold”) . Notwithstanding the foregoing, regardless of whether the Approval Threshold has been satisfied, (i) so long as the Gaylord Rockies Property is an Eligible Property, the Borrower shall be permitted to add the Gaylord Rockies Resort & Convention Center to the Unencumbered Pool without the consent of the Administrative Agent or any other Lenders, and (ii) no Property subject to a Qualified Ground Lease shall be added to the Unencumbered Pool if such addition would cause the Unencumbered Asset Value attributable to Unencumbered Properties subject to Qualified Ground Leases (excluding the Gaylord Texan and the Gaylord Opryland) on a pro forma basis after giving effect to such addition to exceed thirty percent (30%) of the aggregate Unencumbered Asset Value, unless otherwise approved by the Administrative Agent and the Required Revolving Lenders.

12.02.      Removal of Unencumbered Properties.

The Borrower may, upon not less than 10 Business Days’ prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion), request that a Property no longer be considered to be an Unencumbered Property (a “Release”), subject to the following conditions: (a) no Default or Event of Default shall exist or would result therefrom; (b) the Borrower shall have delivered to Administrative Agent a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter for which financial statements have been provided to the Lenders pursuant to this Agreement, evidencing compliance with the covenants set forth in Section 8.11 as if such Property had not been included in the Unencumbered Pool at such time, (c) if the Release would result in the Approval Threshold no longer being satisfied (calculated as of the last day of the most recent fiscal quarter for which financial statements have been provided to the Lenders pursuant to this Agreement as if such Property had not been included in the Unencumbered Pool at such time), each Unencumbered Property previously added to the Unencumbered Pool (other than the Unencumbered Properties on the Closing Date and the Gaylord Rockies Resort & Convention Center) shall have been approved by the Administrative Agent and the Required Revolving Lenders, and (d) such Release shall not result in the remaining Unencumbered Properties subject to Qualified Ground Leases to exceed 30% of the aggregate Unencumbered Asset Value, unless otherwise approved by Administrative Agent and the Required Revolving Lenders. Upon the Administrative Agent’s confirmation that the conditions to such removal have been satisfied, the Administrative Agent shall so notify the Borrower and the Lenders in writing specifying the date of such Release. Upon the Borrower’s request and at the Borrower’s sole cost and expense, the Administrative Agent agrees to execute and deliver such instruments, documents, certificates and other agreements as the Borrower may reasonably request to confirm such Release.

[Remainder of Page Left Intentionally Blank –Schedules and Exhibits to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

“BORROWER”

RHP HOTEL PROPERTIES, LP,
a Delaware limited partnership

By:	RHP Partner, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ Jennifer Hutcheson
	Name:	Jennifer Hutcheson
	Title:	Assistant Secretary

“PARENT”

RYMAN HOSPITALITY PROPERTIES, INC.,
a Delaware corporation

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Executive Vice President and Chief Financial Officer

“GUARANTORS”

RYMAN HOSPITALITY PROPERTIES, INC.,
a Delaware corporation

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Executive Vice President and Chief Financial Officer

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

RHP PROPERTY GP, LP,
a Florida limited partnership

By:	Opryland Hospitality, LLC,
a Tennessee limited liability company
its general partner

	By:	/s/ Jennifer Hutcheson
	Name:	Jennifer Hutcheson
	Title:	Assistant Secretary

RHP HOTELS, LLC,
a Delaware limited liability company

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Assistant Secretary

RHP PROPERTY GT, LP,
a Delaware limited partnership

By:	Opryland Hospitality, LLC,
a Tennessee limited liability company
its general partner

	By:	/s/ Jennifer Hutcheson
	Name:	Jennifer Hutcheson
	Title:	Assistant Secretary

RHP PROPERTY NH, LLC
a Maryland limited liability company

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Assistant Secretary

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

RHP PARTNER, LLC,
a Delaware limited liability company

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Assistant Secretary

RHP PROPERTY GT, LLC,
a Delaware limited liability company

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Assistant Secretary

OPRYLAND HOSPITALITY, LLC
a Tennessee limited liability company

By:	/s/ Jennifer Hutcheson
Name:	Jennifer Hutcheson
Title:	Assistant Secretary

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

“ADMINISTRATIVE AGENT AND LENDERS”

WELLS FARGO BANK, NATIONAL ASSOCIATION,
in its capacity as Lender, L/C Issuer,
and as Administrative Agent

By:	/s/ Christian Roeder
Name:	Christian Roeder
Title:	Vice President

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
in its capacity as Lender

By:	/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH,
in its capacity as Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Director

By:	/s/ Marko Lukin
Name:	Marko Lukin
Title:	Vice President

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
in its capacity as Lender

By:	/s/ Jordan Santora
Name:	Jordan Santora
Title:	Vice President

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
in its capacity as Lender

By:	/s/ Germaine R. Korhone
Name:	Germaine R. Korhone
Title:	Senior Vice President

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

MORGAN STANLEY BANK, N.A.,
in its capacity as Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
in its capacity as Lender

By:	/s/ Adam Jenner
Name:	Adam Jenner
Title:	Director

By:	/s/ Jason Chrein
Name:	Jason Chrein
Title:	Managing Director

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA,
in its capacity as Lender

By:	/s/ Chelsea McCune
Name:	Chelsea McCune
Title:	Director

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
in its capacity as Lender

By:	/s/ Mary Harold
Name:	Mary Harold
Title:	Executive Director

[Signatures Continue on Following Page]

Signature Page to Credit Agreement

RAYMOND JAMES BANK,
in its capacity as Lender

By:	/s/ Gregory A. Hargrove
Name:	Gregory A. Hargrove
Title:	Senior Vice President

Signature Page to Credit Agreement

Schedule 1.01(a)

Guarantors

1.	Ryman Hospitality Properties, Inc., a Delaware corporation

2.	RHP Partner, LLC, a Delaware limited liability company

3.	RHP Hotels, LLC, a Delaware limited liability company

4.	RHP Property GP, LP, a Florida limited partnership

5.	RHP Property GT, LP, a Delaware limited partnership

6.	RHP Property NH, LLC, a Maryland limited liability company

7.	RHP Property GT, LLC, a Delaware limited liability company

8.	Opryland Hospitality, LLC, a Tennessee limited liability company

Schedule 1.01(a)

Schedule 1.01(b)

Unencumbered Properties

1.	Gaylord Opryland Resort & Convention Center, located at 2800 Opryland Drive, Nashville, Tennessee 37214, consisting of 2,888 rooms and 640,000 square feet of meeting space (the “Gaylord Opryland”).

2.	Gaylord Palms Resort & Convention Center, located at 6000 West Osceola Parkway, Kissimmee, Florida 34746, consisting of 1,718 rooms and 500,000 square feet of meeting space (the “Gaylord Palms”).

3.	Gaylord Texan Resort & Convention Center, located at 1501 Gaylord Trail, Grapevine, Texas 76051, consisting of 1,814 rooms and 490,000 square feet of meeting space (the “Gaylord Texan”).

4.	Gaylord National Resort & Convention Center, located at 201 Waterfront Street, National Harbor, Maryland 20745, consisting of approximately 1,996 rooms and 501,000 square feet of meeting space (the “Gaylord National”).

Schedule 1.01(b)

Schedule 1.01(c)

Existing Letters of Credit

Schedule 1.01(c)

Schedule 2.01

Commitments and Applicable Percentages

Revolving Loan

Lender	Revolving Commitment	Pro Rata Share of Revolving Commitment
Wells Fargo Bank, National Association	$80,000,000.00	11.43%
Bank of America, N.A.	$80,000,000.00	11.43%
Deutsche Bank AG New York Branch	$80,000,000.00	11.43%
JPMorgan Chase Bank, N.A.	$80,000,000.00	11.43%
U.S. Bank National Association	$80,000,000.00	11.43%
Morgan Stanley Bank, N.A.	$70,000,000.00	10.00%
Credit Agricole Corporate and Investment Bank	$70,000,000.00	10.00%
The Bank of Nova Scotia	$70,000,000.00	10.00%
Sumitomo Mitsui Banking Corporation	$70,000,000.00	10.00%
Raymond James Bank	$20,000,000.00	2.86%
Total	$700,000,000.00	100.000000000%

Schedule 2.01

Tranche B Term Loan

Lender	Tranche B Term Loan Commitment	Pro Rata Share of Tranche B Term Loans
Wells Fargo Bank, National Association	$469,622,838.39	93.924567678%
Dryden 104 CLO, Ltd.	$593,979.93	0.118795986%
Dryden 109 CLO, Ltd.	$1,180,066.45	0.236013290%
Dryden 37 Senior Loan Fund	$375,634.44	0.075126888%
Dryden 40 Senior Loan Fund	$731,954.07	0.146390814%
Dryden 43 Senior Loan Fund	$458,695.39	0.091739078%
Dryden 45 Senior Loan Fund	$628,625.95	0.125725190%
Dryden 49 Senior Loan Fund	$803,711.55	0.160742310%
Dryden 50 Senior Loan Fund	$837,803.24	0.167560648%
Dryden 53 CLO, Ltd.	$731,954.07	0.146390814%
Dryden 54 Senior Loan Fund	$1,011,231.29	0.202246258%
Dryden 58 CLO, Ltd.	$1,118,359.16	0.223671832%
Dryden 60 CLO, Ltd.	$591,764.58	0.118352916%
Dryden 61 CLO, Ltd.	$483,660.10	0.096732020%
Dryden 65 CLO, Ltd.	$406,824.40	0.081364880%
Dryden 68 CLO Ltd.	$597,979.84	0.119595968%
Dryden 76 CLO, Ltd.	$527,226.47	0.105445294%
Dryden 77 CLO, Ltd.	$1,201,298.72	0.240259744%
Dryden 78 CLO, Ltd.	$240,259.72	0.048051944%
Dryden 80 CLO, Ltd.	$483,660.10	0.096732020%
Dryden 83 CLO, Ltd.	$1,354,248.40	0.270849680%
Dryden 85 CLO, Ltd.	$915,960.94	0.183192188%
Dryden 86 CLO, Ltd.	$1,639,087.94	0.327817588%
Dryden 87 CLO, Ltd.	$1,639,487.50	0.327897500%
Dryden 90 CLO, Ltd.	$735,099.36	0.147019872%
Dryden 92 CLO, Ltd.	$1,514,191.43	0.302838286%
Dryden 93 CLO, Ltd.	$634,983.53	0.126996706%
Dryden 94 CLO, Ltd.	$555,000.00	0.111000000%
Dryden 97 CLO, Ltd.	$983,388.70	0.196677740%
Dryden 98 CLO, Ltd.	$1,327,574.75	0.265514950%
Dryden XXVIII Senior Loan Fund	$1,225,218.80	0.245043760%
Leveraged Loan (JPY hedged) fund a Series of Cayman World Invest Trust	$938,137.82	0.187627564%
Newark BSL CLO 2, Ltd. - PGIM	$799,854.51	0.159970902%
The Canadian Medical Protective Association - PGIM	$890,969.91	0.178193982%
Dryden 57 CLO, LTD	$610,600.85	0.122120170%
Dryden 95 CLO, Ltd.	$1,608,667.70	0.321733540%
TOTAL	$500,000,000.00	100.000000000%

Schedule 6.03

Required Consents

1.            Parent will need to file a current report on Form 8-K within four business days after the Credit Agreement is executed.

Schedule 6.03

Schedule 6.05

Dispositions

None.

Schedule 6.05

Schedule 6.10

Intentionally Omitted

Schedule 6.10

Schedule 6.13(a)

Ownership Structure

[See Attached.]

Schedule 6.13(a)

Schedule 6.13(b)

Subsidiary Ownership

Schedule 6.13(b)

Schedule 6.20

Chief Executive Office

1.	Ryman Hospitality Properties, Inc.

Chief executive office: One Gaylord Drive, Nashville, Tennessee 37214

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Tennessee

2.	RHP Hotel Properties, LP

Chief executive office: One Gaylord Drive, Nashville, Tennessee 37214

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Tennessee

3.	RHP Hotels, LLC, a Delaware limited liability company

Chief executive office: One Gaylord Drive, Nashville, TN 37214

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Tennessee

4.	RHP Property GP, LP, a Florida limited partnership

Chief executive office: 6000 W. Osceola Parkway, Kissimmee, Florida 34746

Jurisdiction of incorporation/formation: Florida

Principal place of business: Florida

5.	RHP Property GT, LP, a Delaware limited partnership

Chief executive office: 1501 Gaylord Trail, Grapevine, Texas 76051

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Texas

6.	RHP Property NH, LLC, a Maryland limited liability company

Chief executive office: 201 National Harbor Boulevard, National Harbor, MD 20745

Jurisdiction of incorporation/formation: Maryland

Principal place of business: Maryland

7.	RHP Partner, LLC

Chief executive office: One Gaylord Drive, Nashville, Tennessee 37214

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Tennessee

8.	RHP Property GT, LLC

Chief executive office: One Gaylord Drive, Nashville, Tennessee 37214

Jurisdiction of incorporation/formation: Delaware

Principal place of business: Tennessee

Schedule 6.20

9.	Opryland Hospitality, LLC

Chief executive office: One Gaylord Drive, Nashville, Tennessee 37214

Jurisdiction of incorporation/formation: Tennessee

Principal place of business: Tennessee

Schedule 6.20

Schedule 6.22

Labor Matters

Schedule 6.22

Schedule 8.01

Liens

None.

Schedule 8.01

Schedule 8.02

Investments

Schedule 8.02

Schedule 8.03

Indebtedness

Indebtedness of the Parent and its Subsidiaries consists of the following:

1.            See Schedule 1.01(c) for a list of outstanding letters of credit.

2.            See the attached Debt Summary.

Schedule 8.03

Schedule 11.02

Administrative Agent’s Office, Certain Addresses for Notices

Schedule 11.02

Exhibit A-1

FORM OF NOTICE OF BORROWING

Date: ___________, _____

To:	Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 18, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among RHP HOTEL PROPERTIES, LP, a Delaware limited partnership, (together with any permitted successors and assigns, the “Borrower”), RYMAN HOSPITALITY PROPERTIES, INC., a Delaware corporation (the “Parent”), the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans

☐ A conversion or continuation of Loans

1.	On ____________________ (a Business Day).

2.	In the amount of $_____________.

3.	Comprised of _____________________________. [Type of Committed Loan requested]

4.	For Term SOFR Loans: with an Interest Period of ________ months.

The Borrowing requested herein complies with Section 2.01 of the Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 5.02 shall be satisfied on and as of the date of the applicable Credit Extension.

RHP HOTEL PROPERTIES, LP

By:
Name:
Title:

Exhibit A-1

Exhibit B

INTENTIONALLY OMITTED

Exhibit B

Exhibit C

FORM OF PLEDGE AGREEMENT

PLEDGE AGREEMENT
Related to RYMAN HOSPITALITY PROPERTIES, INC.
Credit Agreement, dated May 18, 2023

THIS PLEDGE AGREEMENT, dated as of [____________, 2023] (this “Pledge Agreement”), is made by the parties listed on the signature pages hereto (each individually a “Pledgor” and collectively, the “Pledgors”) in favor of Wells Fargo Bank, National Association, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as defined in the Credit Agreement described below).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement, dated as of the date hereof (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”), among Ryman Hospitality Properties, Inc., a Delaware corporation (the “Parent”), RHP Hotel Properties, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders and the Administrative Agent, the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein;

WHEREAS, the Pledgors, collectively, are the owners (directly or indirectly) of all of the outstanding equity interests in (i) the Guarantors that own in fee simple or lease pursuant to a Qualified Ground Lease the Pledged Properties (the “Pledged Guarantors”), and (ii) Ryman Hotel Operations HoldCo, LLC (“Operations HoldCo”);

WHEREAS, as a result of the Pledgors’ respective ownership in such Pledged Guarantors, the Pledgors expect to receive certain benefits as a result of the pledge, assignment and grant of security interest contemplated herein; and

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the obligations of the Lenders to make their respective Loans under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Administrative Agent for the ratable benefit of the holders of the Secured Obligations.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Definitions.

(a)            Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

(b)            The following terms which are defined in the Uniform Commercial Code (the “UCC”) in effect in the State of New York on the date hereof are used herein as so defined: Securities Account.

(c)            As used herein, the following terms shall have the meanings set forth below:

“Secured Obligations” means, without duplication, (i) all of the Obligations and (ii) all reasonable and documented costs and expenses actually incurred by the Administrative Agent in connection with enforcement and collection of the Obligations, including reasonable and documented attorneys’ fees.

Exhibit C

2.            Pledge and Grant of Security Interest. To secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Pledgor hereby pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations, and grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Pledgor in and to the following, whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Pledged Collateral”):

(a)            Pledged Capital Stock. One hundred percent (100%) of the issued and outstanding Capital Stock owned by such Pledgor in (i) the Pledged Guarantors, and (ii) Operations HoldCo (a list of such Persons and the Capital Stock owned by the respective Pledgors therein, as of the Closing Date, is set forth on Schedule 2(a) attached hereto) together with the certificates (or other agreements or instruments), if any, representing such Capital Stock and all options and other rights, contractual or otherwise, with respect thereto (collectively, together with the Capital Stock described in Sections 2(b) and 2(c) below, the “Pledged Capital Stock”), including, but not limited to, the following:

(i)            all shares, securities, partnership interests, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(ii)            without affecting the obligations of the Pledgors under any provision prohibiting such action hereunder or under the Credit Agreement, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, the Capital Stock (in the applicable percentage specified in Section 2(a) above) of the successor entity formed by or resulting from such consolidation or merger.

(b)            Additional Shares. One hundred percent (100%) (or, if less, the full amount owned by such Pledgor) of the issued and outstanding Capital Stock of any Person which hereafter directly or indirectly owns a Pledged Property together with the certificates (or other agreements or instruments), if any, representing such Capital Stock.

(c)            Proceeds. All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

Without limiting the generality of the foregoing, it is hereby specifically understood and agreed that each Pledgor may from time to time hereafter deliver additional shares of Capital Stock to the Administrative Agent as collateral security for the Secured Obligations. Upon delivery to the Administrative Agent, such additional Capital Stock shall be deemed to be part of the Pledged Collateral and shall be subject to the terms of this Pledge Agreement whether or not Schedule 2(a) is amended to refer to such additional Capital Stock.

3.            Security for Secured Obligations. The security interest created hereby in the Pledged Collateral constitutes continuing collateral security for all of the Secured Obligations.

Exhibit C

4.            Delivery of the Pledged Collateral; Perfection of Security Interest. Each Pledgor hereby agrees that:

(a)            Delivery of Certificates. Each Pledgor shall deliver to the Administrative Agent (i) simultaneously with or prior to the execution and delivery of this Pledge Agreement, all certificates representing the Pledged Capital Stock of such Pledgor and (ii) promptly upon the receipt thereof by or on behalf of a Pledgor, all other certificates and instruments constituting Pledged Collateral of a Pledgor. Prior to delivery to the Administrative Agent, all such certificates and instruments constituting Pledged Collateral of a Pledgor shall be held in trust by such Pledgor for the benefit of the Administrative Agent pursuant hereto. All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 4(a) attached hereto.

(b)            Additional Securities. If such Pledgor shall receive by virtue of its being, becoming or having been the owner of any Pledged Collateral, any (i) certificate, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares or membership or equity interests, stock splits, spin-off or split-off, promissory notes or other instrument; (ii) option or right, whether as an addition to, substitution for, or an exchange for, any Pledged Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities or other equity interests in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, such Pledgor shall receive such certificate, instrument, option, right or distribution in trust for the benefit of the Administrative Agent, shall segregate it from such Pledgor’s other property and shall deliver it forthwith to the Administrative Agent in the exact form received together with any necessary endorsement and/or appropriate stock power duly executed in blank, substantially in the form provided in Exhibit 4(a), to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(c)            Financing Statements. Each Pledgor shall deliver to the Administrative Agent such UCC or other applicable financing statements as may be reasonably requested by the Administrative Agent in order to perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor.

5.            Representations and Warranties. Each Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations, that so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable):

(a)            Authorization of Pledged Capital Stock. The Pledged Capital Stock is duly authorized and validly issued, is fully paid and, with respect to any Pledged Capital Stock consisting of stock of a corporation, nonassessable and is not subject to the preemptive rights of any Person. All other shares of Capital Stock constituting Pledged Collateral will be duly authorized and validly issued, fully paid and, with respect to any Pledged Capital Stock consisting of stock of a corporation, nonassessable and not subject to the preemptive rights of any Person.

(b)            Title. Each Pledgor has good and indefeasible title to the Pledged Collateral of such Pledgor and will at all times be the legal and beneficial owner of such Pledged Collateral free and clear of any Lien, other than Permitted Liens. There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Pledged Capital Stock of such Pledgor.

Exhibit C

(c)            Exercising of Rights. The exercise by the Administrative Agent of its rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting a Pledgor or any of its property.

(d)            Pledgor’s Authority. No authorization, approval or action by, and no notice or filing with any Governmental Authority or with the issuer of any Pledged Capital Stock is required either (i) for the pledge made by a Pledgor or for the granting of the security interest by a Pledgor pursuant to this Pledge Agreement or (ii) for the exercise by the Administrative Agent or the holders of the Secured Obligation of their rights and remedies hereunder (except as may be required by Laws affecting the offering and sale of securities).

(e)            Security Interest/Priority. This Pledge Agreement creates a valid security interest in favor of the Administrative Agent, for the benefit of the holders of the Secured Obligations, in the Pledged Collateral. The taking possession by the Administrative Agent of the certificates, if any, representing the Pledged Capital Stock and all other certificates and instruments constituting Pledged Collateral will perfect and establish the first priority of the Administrative Agent’s security interest in all certificated Pledged Capital Stock and such certificates and instruments and, upon the filing of UCC financing statements in the appropriate filing office in the location of each Pledgor’s state of formation, the Administrative Agent shall have a first priority perfected security interest in all uncertificated Pledged Capital Stock consisting of partnership or limited liability company interests that do not constitute a security pursuant to Section 8-103(c) of the UCC. Except as set forth in this Section 5(e), no action is necessary to perfect or otherwise protect such security interest.

(f)            No Other Capital Stock. No Pledgor owns any Capital Stock of any Person which directly or indirectly owns a Pledged Property other than as set forth on Schedule 2(a) attached hereto.

(g)            Partnership and Limited Liability Company Interests. Except as previously disclosed to the Administrative Agent, none of the Pledged Capital Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a security governed by Article 8 of the UCC, (iii) is an investment company security, (iv) is held in a Securities Account or (v) constitutes a “security” or a “financial asset” as such terms are defined in Article 8 of the UCC.

6.            Covenants. Each Pledgor hereby covenants, that so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated, such Pledgor shall:

(a)            Books and Records. Mark its books and records (and shall cause the issuer of the Pledged Capital Stock of such Pledgor to mark its books and records) to reflect the security interest granted to the Administrative Agent, for the benefit of the holders of the Secured Obligations, pursuant to this Pledge Agreement.

(b)            Defense of Title. Warrant and defend title to and ownership of the Pledged Collateral of such Pledgor at its own expense against the claims and demands of all other parties claiming an interest therein, keep the Pledged Collateral free from all Liens, except for Permitted Liens, and not sell, exchange, transfer, assign, lease or otherwise dispose of Pledged Collateral of such Pledgor or any interest therein, except as permitted under the Credit Agreement and the other Loan Documents.

(c)            Further Assurances. Promptly execute and deliver at its expense all further instruments and documents and take all further action that the Administrative Agent may reasonably request in order to (i) perfect and protect the security interest created hereby in the Pledged Collateral of such Pledgor (including, without limitation, the execution and filing of UCC financing statements and any and all action necessary to satisfy the Administrative Agent that the Administrative Agent has obtained a first priority perfected security interest in all Pledged Collateral); (ii) enable the Administrative Agent to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral of such Pledgor; and (iii) otherwise effect the purposes of this Pledge Agreement, including, without limitation and if requested by the Administrative Agent, delivering to the Administrative Agent irrevocable proxies in respect of the Pledged Collateral of such Pledgor.

Exhibit C

(d)            Amendments; Modifications; Changes in Corporate Status. Not make or consent to any amendment or other modification or waiver with respect to any of the Pledged Collateral of such Pledgor or enter into any agreement or allow to exist any restriction with respect to any of the Pledged Collateral of such Pledgor other than pursuant hereto or as may be permitted under the Credit Agreement and not cause or permit without the prior written consent of the Administrative Agent any change in the organizational documents, name or corporate status or jurisdiction of organization of such Pledgor that could reasonably be expected to, in any manner, cause any security interest granted herein or any filing made in connection herewith to lapse, terminate or otherwise become ineffective (whether immediately or as a result of the passage of time) with respect to any of the Pledged Collateral.

(e)            Compliance with Securities Laws. File all reports and other information now or hereafter required to be filed by such Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Pledged Collateral of such Pledgor.

7.            Performance of Obligations and Advances by Administrative Agent or Lenders. On failure of any Pledgor to perform any of the covenants and agreements contained herein, the Administrative Agent may, at its sole option and in its sole discretion, perform or cause to be performed the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may make for the protection of the security hereof or which may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Pledgors on a joint and several basis (subject to Section 25 hereof) promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate specified in the Credit Agreement for Loans that are Base Rate Revolving Loans. No such performance of any covenant or agreement by the Administrative Agent on behalf of any Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgors of any default under the terms of this Pledge Agreement, the other Loan Documents or any other documents relating to the Secured Obligations. The Administrative Agent may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by a Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

8.            Events of Default. The occurrence of an event which under the Credit Agreement or any other Loan Document would constitute an Event of Default shall be an event of default hereunder (an “Event of Default”).

Exhibit C

9.            Remedies.

(a)            General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Administrative Agent and the holders of the Secured Obligations shall have, in respect of the Pledged Collateral of any Pledgor, in addition to the rights and remedies provided herein, in the Loan Documents, in any other documents relating to the Secured Obligations or by law, the rights and remedies of a secured party under the UCC or any other applicable law.

(b)            Sale of Pledged Collateral. Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Administrative Agent may, in its sole discretion, sell or otherwise dispose of or realize upon the Pledged Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Administrative Agent may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law. To the extent permitted by law, any holder of the Secured Obligations may in such event bid for the purchase of such securities. Each Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed postage prepaid to such Pledgor in accordance with the notice provisions of Section 11.02 of the Credit Agreement at least ten (10) days before the time of such sale. The Administrative Agent shall not be obligated to make any sale of Pledged Collateral of such Pledgor regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(c)            Private Sale. Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgors recognize that the Administrative Agent may be unable or deem it impracticable to effect a public sale of all or any part of the Pledged Collateral and that the Administrative Agent may, therefore, determine to make one or more private sales of any such Pledged Collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to delay sale of any such Pledged Collateral for the period of time necessary to permit the issuer of such Pledged Collateral to register such Pledged Collateral for public sale under the Securities Act of 1933 or under applicable state securities laws. Each Pledgor further acknowledges and agrees that any offer to sell such Pledged Collateral which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such offer may be advertised without prior registration under the Securities Act of 1933), or (ii) made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act of 1933, and the Administrative Agent may, in such event, bid for the purchase of such Pledged Collateral.

(d)            Retention of Pledged Collateral. In addition to the rights and remedies hereunder, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC (or any successor sections of the UCC) or otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Pledged Collateral in satisfaction of the Secured Obligations. Unless and until the Administrative Agent shall have provided such notices, however, the Administrative Agent shall not be deemed to have retained any Pledged Collateral in satisfaction of any Secured Obligations for any reason.

Exhibit C

(e)            Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Administrative Agent or the holders of the Secured Obligations are legally entitled, the Pledgors shall be jointly and severally liable (subject to Section 25 hereof) for the deficiency, together with interest thereon at the Default Rate specified in the Credit Agreement for Loans that are Base Rate Revolving Loans and together with the costs of collection and the reasonable fees of any attorneys employed by the Administrative Agent to collect such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Pledgors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

10.            Rights of the Administrative Agent.

(a)            Power of Attorney. In addition to other powers of attorney contained herein, each Pledgor hereby designates and appoints the Administrative Agent, on behalf of the holders of the Secured Obligations, and each of its designees or agents as attorney-in-fact of such Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuance of an Event of Default:

(i)            to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Pledged Collateral of such Pledgor, all as the Administrative Agent may reasonably determine;

(ii)            to commence and prosecute any actions at any court for the purposes of collecting any of the Pledged Collateral of such Pledgor and enforcing any other right in respect thereof;

(iii)            to defend, settle, adjust or compromise any action, suit or proceeding brought and, in connection therewith, give such discharge or release as the Administrative Agent may deem reasonably appropriate;

(iv)            to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Pledged Collateral of such Pledgor;

(v)            to direct any parties liable for any payment under any of the Pledged Collateral to make payment of any and all monies due and to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct;

(vi)            to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Pledged Collateral of such Pledgor;

(vii)            to sign and endorse any drafts, assignments, proxies, stock powers, verifications, notices and other documents relating to the Pledged Collateral of such Pledgor;

(viii)            to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Administrative Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Pledge Agreement and in order to fully consummate all of the transactions contemplated herein;

(ix)            to exchange any of the Pledged Collateral of such Pledgor or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Pledged Collateral of such Pledgor with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Administrative Agent may determine;

Exhibit C

(x)            to vote for a shareholder or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Pledged Collateral of such Pledgor into the name of the Administrative Agent or one or more of the holders of the Secured Obligations or into the name of any transferee to whom the Pledged Collateral of such Pledgor or any part thereof may be sold pursuant to Section 9 hereof; and

(xi)            to do and perform all such other acts and things as the Administrative Agent may reasonably deem to be necessary, proper or convenient in connection with the Pledged Collateral of such Pledgor.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto shall have been terminated. The Administrative Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Administrative Agent in this Pledge Agreement and shall not be liable for any failure to do so or any delay in doing so. The Administrative Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Administrative Agent solely to protect, preserve and realize upon its security interest in the Pledged Collateral.

(b)            Assignment by the Administrative Agent. The Administrative Agent may from time to time assign the Secured Obligations and any portion thereof and/or the Pledged Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Administrative Agent under this Pledge Agreement in relation thereto.

(c)            The Administrative Agent’s Duty of Care. Other than the exercise of reasonable care to ensure the safe custody of the Pledged Collateral while being held by the Administrative Agent hereunder, the Administrative Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that each of the Pledgors shall be responsible for preservation of all rights in the Pledged Collateral of such Pledgor, and the Administrative Agent shall be relieved of all responsibility for such Pledged Collateral upon surrendering it or tendering the surrender of it to such Pledgor. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Administrative Agent shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

(d)            Voting Rights in Respect of the Pledged Collateral.

(i)            So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, each Pledgor may exercise any and all voting and other consensual rights pertaining to the Pledged Collateral of such Pledgor or any part thereof for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; and

Exhibit C

(ii)            Upon the occurrence and during the continuance of an Event of Default, all rights of a Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (i) of this subsection (d) shall cease and all such rights shall thereupon become vested in the Administrative Agent which shall then have the sole right to exercise such voting and other consensual rights.

(e)            Dividend and Distribution Rights in Respect of the Pledged Collateral.

(i)            So long as no Event of Default shall have occurred and be continuing and subject to Section 4(b) hereof, each Pledgor may receive and retain any and all dividends (other than stock dividends and other dividends constituting Pledged Collateral which are addressed hereinabove), distributions or interest paid in respect of the Pledged Collateral to the extent they are allowed under the Credit Agreement.

(ii)            Upon the occurrence and during the continuance of an Event of Default:

(A)            all rights of a Pledgor to receive the dividends, distributions and interest payments which it would otherwise be authorized to receive and retain pursuant to paragraph (i) of this subsection (e) shall cease and all such rights shall thereupon be vested in the Administrative Agent which shall then have the sole right to receive and hold as Pledged Collateral such dividends, distributions and interest payments; and

(B)            all dividends, distributions and interest payments which are received by a Pledgor contrary to the provisions of subsection (A) of this Section shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor, and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the exact form received, to be held by the Administrative Agent as Pledged Collateral and as further collateral security for the Secured Obligations.

(f)            Release of Pledged Collateral. The Administrative Agent may release any of the Pledged Collateral from this Pledge Agreement or may substitute any of the Pledged Collateral for other Pledged Collateral without altering, varying or diminishing in any way the force, effect, lien, pledge or security interest of this Pledge Agreement as to any Pledged Collateral not expressly released or substituted, and this Pledge Agreement shall continue as a first priority lien on all Pledged Collateral not expressly released or substituted.

11.            Rights of Required Lenders. All rights of the Administrative Agent hereunder, if not exercised by the Administrative Agent, may be exercised by the Required Lenders.

12.            Application of Proceeds. Upon the occurrence and during the continuance of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of any Pledged Collateral, when received by the Administrative Agent or any of the holders of the Secured Obligations in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in Section 9.03 of the Credit Agreement, and each Pledgor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Administrative Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Administrative Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

13.            Costs and Expenses. At all times hereafter, the Pledgors agree to promptly pay upon demand any and all reasonable costs and expenses of the Administrative Agent or the holders of the Secured Obligations, (a) as required under Section 11.04 of the Credit Agreement and (b) as necessary to protect the Pledged Collateral or to exercise any rights or remedies under this Pledge Agreement or with respect to any Pledged Collateral. All of the foregoing costs and expenses shall constitute Secured Obligations hereunder.

Exhibit C

14.            Continuing Agreement.

(a)            This Pledge Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Loan Documents and any contingent indemnity obligations that are not yet due and payable) and until all of the commitments relating thereto have been terminated. Upon such payment and termination, this Pledge Agreement shall be automatically terminated and the Administrative Agent and the holders of the Secured Obligations shall, upon the request and at the expense of the Pledgors, (i) return all certificates representing the Pledged Capital Stock, all other certificates and instruments constituting Pledged Collateral and all instruments of transfer or assignment which have been delivered to the Administrative Agent pursuant to this Pledge Agreement and (ii) forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgors evidencing such termination. Notwithstanding the foregoing, all releases and indemnities provided hereunder shall survive termination of this Pledge Agreement.

(b)            This Pledge Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any holder of the Secured Obligations as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including without limitation any reasonable legal fees and disbursements) incurred by the Administrative Agent or any holder of the Secured Obligations in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15.            Amendments; Waivers; Modifications. This Pledge Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except as set forth in Section 11.01 of the Credit Agreement.

16.            Successors in Interest. This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and shall be binding upon each Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Administrative Agent and the holders of the Secured Obligations hereunder, to the benefit of the Administrative Agent and the holders of the Secured Obligations and their successors and permitted assigns; provided, however, that none of the Pledgors may assign its rights or delegate its duties hereunder without the prior written consent of each Lender or the Required Lenders, as required by the Credit Agreement. To the fullest extent permitted by law, each Pledgor hereby releases the Administrative Agent and each holder of the Secured Obligations, and its successors and assigns, from any liability for any act or omission relating to this Pledge Agreement or the Pledged Collateral, except for any liability arising from the gross negligence or willful misconduct of the Administrative Agent, or such holder, or its officers, employees or agents.

17.            Notices. All notices required or permitted to be given under this Pledge Agreement shall be in conformance with Section 11.02 of the Credit Agreement.

Exhibit C

18.            Counterparts. This Pledge Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Pledge Agreement to produce or account for more than one such counterpart.

19.            Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning, construction or interpretation of any provision of this Pledge Agreement.

20.            Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. The terms of Sections 11.14 and 11.15 of the Credit Agreement with respect to governing law, submission to jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

21.            Severability. If any provision of this Pledge Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

22.            Entirety. This Pledge Agreement, the other Loan Documents and the other documents relating to the Secured Obligations represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents, Secured Swap Contracts or the transactions contemplated herein and therein.

23.            Survival. All representations and warranties of the Pledgors hereunder shall survive the execution and delivery of this Pledge Agreement, the other Loan Documents and other documents relating to the Secured Obligations, the delivery of the Notes, the making of the Loans.

24.            Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Pledged Collateral (including, without limitation, real and other personal property owned by a Pledgor), or by a guarantee, endorsement or property of any other Person, then the Administrative Agent shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Administrative Agent have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the rights of the Administrative Agent or the holders of the Secured Obligations under this Pledge Agreement, under any other of the Loan Documents or under any other document relating to the Secured Obligations.

25.            Joint and Several Obligations of Pledgors.

(a)            Each of the Pledgors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the holders of the Secured Obligations under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Pledgors and in consideration of the undertakings of each of the Pledgors to accept joint and several liability for the obligations of each of them.

(b)            Each of the Pledgors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Pledgors with respect to the obligations arising under this Pledge Agreement, it being the intention of the parties hereto that all the obligations hereunder shall be the joint and several obligations of each of the Pledgors without preferences or distinction among them.

Exhibit C

(c)            Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, or other documents relating to the Secured Obligations, the obligations of each Pledgor hereunder shall be limited to an aggregate amount equal to the largest amount that would render such obligations subject to avoidance under Section 548 of the Bankruptcy Code, any comparable provisions of any applicable state law or any applicable corporate or other organizational Laws relating to the ability of an entity to approve and authorize Guarantees or Indebtedness (or the effectiveness of any such approval or authorization) in excess of an amount that would render such entity insolvent or such other amount as may be established by such Law.

26.            Intentionally Omitted.

27.            Consent of Issuers of Pledged Capital Stock. Each issuer of Pledged Capital Stock party to this Agreement hereby acknowledges, consents and agrees to the grant of the security interests in such Pledged Capital Stock by the applicable Pledgors pursuant to this Agreement, together with all rights accompanying such security interest as provided by this Agreement and applicable law, notwithstanding any anti-assignment provisions in any operating agreement, limited partnership agreement or similar organizational or governance documents of such issuer.

28.            Acknowledgement and Consent to Bail-In of Affected Financial Institutions .

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and agrees that Section 11.20 of the Credit Agreement is hereby incorporated in its entirety as if fully set forth herein.

[Remainder of this page intentionally left blank]

Exhibit C

Each of the parties hereto has caused a counterpart of this Pledge Agreement to be duly executed and delivered as of the date first above written.

“PLEDGORS”

RHP HOTEL PROPERTIES, LP,		RHP HOTELS, LLC,
a Delaware limited partnership		a Delaware limited liability company

By:	RHP Partner, LLC,
	a Delaware limited liability company,	By:
	its general partner	Name:
Title:

By:
Name:
Title:

OPRYLAND HOSPITALITY, LLC		RHP PROPERTY GT, LLC,
a Tennessee limited liability company		a Delaware limited liability company

By:		By:
Name:		Name:
Title:		Title:

Exhibit C

Accepted and agreed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consent and Acknowledgement of Issuer on following pages]

Exhibit C

CONSENT AND ACKNOWLEDGEMENT OF ISSUER

The undersigned hereby acknowledges and consents to the foregoing Pledge Agreement, and agrees to be bound by, and comply with, the terms of the Pledge Agreement applicable to the undersigned.

RHP HOTELS, LLC,
a Delaware limited liability company

By:
Name:
Title:

RHP PROPERTY GT, LLC,
a Delaware limited liability company

By:
Name:
Title:

OPRYLAND HOSPITALITY, LLC
a Tennessee limited liability company

By:
Name:
Title:

RHP PROPERTY GT, LP,
a Delaware limited partnership

By:	Opryland Hospitality, LLC,
a Tennessee limited liability company
its general partner

By:
Name:
Title:

Ryman Hotel Operations HoldCo, LLC
a Delaware limited liability company

By:
Name:
Title:

Exhibit C

Schedule 2(a)

to

Pledge Agreement

dated as of [____________, 2023], in favor of

Wells Fargo Bank, National Association,

as Administrative Agent

PLEDGED CAPITAL STOCK

“GP” refers to a general partnership interest.

“LP” refers to a limited partnership interest.

“Member” refers to a membership interest.

“Shareholder” refers to a shareholder or corporate stock interest.

Pledgor	Subsidiary Pledged	Number of Shares	Certificate Number	Percentage Ownership and Type	Percentage Pledged
RHP Hotels, LLC	Ryman Hotel Operations HoldCo, LLC	N/A	N/A	100% Member	100%
RHP Hotels, LLC	Opryland Hospitality, LLC	N/A	N/A	100% Member	100%
RHP Hotels, LLC	RHP Property GT, LLC	N/A	N/A	100% Member	100%
Opryland Hospitality, LLC	RHP Property GT, LP	N/A	N/A	1% GP	100%
RHP Property GT, LLC	RHP Property GT, LP	N/A	N/A	99% LP	100%
RHP Hotel Properties, LP	RHP Hotels, LLC	N/A	N/A	100% Member	100%

Exhibit C

Exhibit 4(a)

to

Pledge Agreement

dated as of [___________, 2023] in favor of

Wells Fargo Bank, National Association,

as Administrative Agent

Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of capital stock of _____________________, a ____________ corporation:

No. of Shares	Certificate No.

and irrevocably appoints __________________________________ its agent and attorney-in-fact to transfer all or any part of such capital stock and to take all necessary and appropriate action to effect any such transfer. The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.

[_________________________________],
a [___________________________]

By:
Name:
Title:

Exhibit C

Exhibit D-1

FORM OF REVOLVING NOTE

$____________	____________, 202__

FOR VALUE RECEIVED, RHP HOTEL PROPERTIES, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of [_________] DOLLARS ($[_________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrower under the Credit Agreement, dated as of May 18, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer).

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Appears on Following Page]

Exhibit D-1

“BORROWER”

RHP HOTEL PROPERTIES, LP,
a Delaware limited partnership

By:	RHP Partner, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

Exhibit D-1

Exhibit D-2(a)

INTENTIONALLY OMITTED

Exhibit D-2(a)

Exhibit D-2(b)

FORM OF TRANCHE B TERM NOTE

____________, 202__

FOR VALUE RECEIVED, RHP HOTEL PROPERTIES, LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of [_________] DOLLARS ($[_________]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Tranche B Term Loan made by the Lender to the Borrower under the Credit Agreement, dated as of May 18, 2023 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer).

The Borrower promises to pay interest on the unpaid principal amount of each Tranche B Term Loan from the date of such Tranche B Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Tranche B Term Note is one of the Tranche B Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Tranche B Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Tranche B Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Tranche B Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Tranche B Term Note and endorse thereon the date, amount and maturity of its Tranche B Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TRANCHE B TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Appears on Following Page]

Exhibit D-2(b)

“BORROWER”

RHP HOTEL PROPERTIES, LP,
a Delaware limited partnership

By:	RHP Partner, LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

Exhibit D-2(b)

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

For the calendar quarter ended _________________, 202___.

I, ______________________, [Title] of RYMAN HOSPITALITY PROPERTIES, INC. (the “Parent”) hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement, dated as of May 18, 2023 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference), among the Parent, RHP Hotel Properties, LP (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

a.	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

b.	Since ___________ (the date of the last similar certification, or, if none, the Closing Date) no Default or Event of Default has occurred under the Credit Agreement.

Delivered herewith are (a) detailed calculations demonstrating compliance by the Loan Parties with (i) the financial covenants contained in Section 8.11 of the Credit Agreement and (b) operating statements for each of the Unencumbered Properties for the most-recently ended calendar quarter.

This ______ day of ___________, 202__.

RYMAN HOSPITALITY PROPERTIES, INC.

By:
Name:
Title:

Exhibit E

Attachment to Officer’s Certificate

Computation of Financial Covenants

Exhibit E

Exhibit F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of _____________, 202__, is by and between _____________________, a ___________________ (the “Subsidiary”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent under that certain Credit Agreement, dated as of May 18, 2023 (as it may be amended, modified, restated or supplemented from time to time, the “Credit Agreement”), by and among RHP HOTEL PROPERTIES, LP, a Delaware limited partnership (the “Borrower”), the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 7.04 of the Credit Agreement to cause the Subsidiary to become a “Guarantor”.

Accordingly, the Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.            The Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary will be (a) deemed to be a party to the Credit Agreement, and (b) a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2.            The address of the Subsidiary for purposes of all notices and other communications is ____________________, ____________________________, Attention of ______________ (Facsimile No. ____________).

3.            The Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Subsidiary.

4.            This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5.            This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Blank]

Exhibit F

IN WITNESS WHEREOF, the Subsidiary has caused this Agreement to be duly executed and delivered by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer and the Administrative Agent, as of the day and year first above written.

[SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Exhibit F

Exhibit G

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	RHP Hotel Properties, LP, a Delaware limited partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of May 18, 2023 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

6.	Assigned Interest:

Exhibit G

Facility Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$		%
	$	$		%
	$	$		%

7	Trade Date:

8.	Effective Date:

The terms set forth in this Assignment and Assumption are hereby agreed to:

“ASSIGNOR”

[NAME OF ASSIGNOR]

By:
Name:
Title:

“ASSIGNEE”

[NAME OF ASSIGNEE]

By:
Name:
Title:

1          Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment” or “Term Loan Commitment”)

2          Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

3          Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit G

[Consented to and] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Consented to:]

RHP HOTEL PROPERTIES, LP,
a Delaware limited partnership

By:
Name:
Title:

[Consented to:]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as L/C Issuer

By:
Name:
Title:

Exhibit G

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(v)-(vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit G

Exhibit H

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Exhibit H

EXHIBIT I – INTENTIONALLY OMITTED

Exhibit I

EXHIBIT J –

FORM OF SECURED SWAP INTERCREDITOR AGREEMENT

THIS SECURED SWAP INTERCREDITOR AGREEMENT (as amended, restated or modified from time to time, this “Agreement”) is dated as of _____________, and made by and between Wells Fargo Bank, N.A., a national banking association, as administrative agent for the Lenders subject to the terms and conditions of Article X of the Credit Agreement (together with any successor administrative agent appointed pursuant to Section 10.06 of the Credit Agreement, the “Administrative Agent”), and [____________________], as swap counterparty (“Swap Counterparty”).

RECITALS

A.            Pursuant to the terms and provisions of a Credit Agreement, dated as of May 18, 2023 (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”). among Ryman Hospitality Properties, Inc., a Delaware corporation (the “Parent”), RHP Hotel Properties, LP, a Delaware limited partnership (the “Borrower”), the Guarantors party thereto, the Lenders and the Administrative Agent, the Lenders have agreed to make Loans upon the terms and subject to the conditions set forth therein. Each capitalized term used herein and not otherwise defined shall have the meaning given to such term in the Credit Agreement.

B.            Payment and performance of Borrower’s obligations under the Loan Documents are secured the Collateral Documents.

D.            Swap Counterparty entered into a Swap Contract (the “Swap Contract”) with [________][INSERT APPLICABLE LOAN PARTY](the “Swap Loan Party”) in order to hedge the interest rate of certain Indebtedness of the Borrower.

E.            Following the execution and delivery of this Agreement, payment and performance of the obligations of the Swap Loan Party under the Swap Contract (the “Swap Obligations”) shall also be secured by the Collateral Documents subject to the terms and conditions of this Agreement.

F.            Administrative Agent and Swap Counterparty acknowledge that the Collateral Documents and the Collateral secure both the Obligations, the Swap Contract and any other Secured Swap Contract from time to time in effect. Administrative Agent and Swap Counterparty wish to enter into this Agreement to define their respective rights between themselves as well as their respective right, title and interest in and to such shared collateral.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent and Swap Counterparty hereby agree as follows:

1.            Appointment. Swap Counterparty hereby appoints Administrative Agent as its non-fiduciary collateral agent for the purpose of perfecting and maintaining Swap Counterparty’s security interest and Lien in and on the Collateral and any and all other collateral under the Collateral Documents. Swap Counterparty hereby authorizes and directs the Administrative Agent to (a) enter into all of the Collateral Documents for and on behalf of and for the benefit of the Secured Parties in accordance with the terms hereof and thereof, (b) exercise such rights and powers under this Agreement or the Collateral Documents, as the case may be, as are specifically granted or delegated to the Administrative Agent by the terms hereof and thereof, together with such other rights and powers as are incidental thereto or as are customarily and typically exercised by agents performing duties similar to the duties of the Administrative Agent thereunder and under the Collateral Documents, and (c) perform the obligations of the Administrative Agent thereunder. Swap Counterparty hereby agrees to be bound by the provisions of the Collateral Documents and represents and warrants that upon the execution and delivery of this Agreement to Administrative Agent, Swap Counterparty is an “Approved Counterparty” satisfying the requirements thereof set forth in the Credit Agreement.

Exhibit J

2.            Limitations on Duties and Actions of Administrative Agent. The duties of the Administrative Agent hereunder shall be deemed ministerial and administrative in nature, and the Administrative Agent shall not have, by reason of this Agreement or any of the Collateral Documents, a fiduciary relationship with Swap Counterparty or its Affiliates. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the Collateral Documents to which it is a party. The Administrative Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, excepting only its own gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. IN THE ABSENCE OF WRITTEN INSTRUCTIONS FROM THE LENDERS REQUIRED UNDER THE CREDIT AGREEMENT, THE ADMINISTRATIVE AGENT SHALL NOT BE REQUIRED TO FORECLOSE UPON ANY LIEN WITH RESPECT TO ANY OF THE COLLATERAL OR TAKE ANY OTHER ACTION WITH RESPECT TO THE COLLATERAL OR ANY PART THEREOF. Further, Sections 10.03, 10.04, 10.05, 10.07, 11.04(c), 11.14, 11.15 and 11.21 of the Credit Agreement shall apply to (i) Administrative Agent in its capacity as non-fiduciary collateral agent mutatis mutandis to the same extent as such provisions apply to the Administrative Agent in its capacity as “Administrative Agent” under the Loan Documents and (ii) each Approved Counterparty in its capacity as such mutatis mutandis to the same extent as such provisions apply to a Lender under the Loan Documents. Swap Counterparty hereby acknowledges and agrees that it has received and reviewed the Credit Agreement and the Collateral Documents.

3.            Defaults and Acceleration.

(a)            The parties acknowledge that under the Loan Documents, it may be an Event of Default, as defined therein, if any Event of Default occurs under the Swap Contract as to which the Swap Loan Party is the Defaulting Party, or if any Termination Event occurs under the Swap Contract as to which the Swap Loan Party is an Affected Party. Unless the context otherwise specifies or requires, the terms “Event of Default,” “Defaulting Party,” “Termination Event,” “Affected Party” and “Early Termination Date” have the meanings given to them in the Swap Contract.

(b)            If Swap Counterparty designates an Early Termination Date under the Swap Contract, Swap Counterparty shall send written notice thereof to Administrative Agent, specifying in detail the nature of the related Termination Event or Event of Default. If Swap Counterparty sends any such notice of Borrower’s default to Administrative Agent, Swap Counterparty agrees to send notice to Administrative Agent in the event Borrower cures said default.

(c)            Swap Counterparty acknowledges that subject to the terms of the Credit Agreement, the Administrative Agent and the Lenders have the rights to declare a default under the Loan Documents, accelerate the Obligations and enforce such remedies as are available pursuant to the Collateral Documents or otherwise, including, without limitation, foreclosure. Swap Counterparty agrees that while it shall have the right to declare an Event of Default, Termination Event and/or Early Termination Date under the Swap Contract, only Administrative Agent shall have the right to enforce the remedies provided by the Collateral Documents (or otherwise pursue recourse against the Collateral) arising from an Event of Default, Termination Event or Early Termination Date under the Swap Contract.

(d)            Swap Counterparty acknowledges and agrees that (i) it shall only have recourse to the Collateral through the Administrative Agent and that it shall have no independent recourse to the Collateral and (ii) the Administrative Agent shall have no obligation to, and shall not, take any action hereunder or under any Collateral Document to which it is a party except in accordance with the terms and conditions of the Credit Agreement.

Exhibit J

(e)            Nothing herein shall be deemed to prohibit Administrative Agent or Swap Counterparty from delivering to Swap Loan Party any notice or demand which Administrative Agent or Swap Counterparty is entitled or required to give under the Loan Documents or the Swap Contract, as the case may be, notifying Swap Loan Party of the existence of the default or breach and affording Swap Loan Party the opportunity to cure such default or breach in accordance with the terms of the Loan Documents or the Swap Contract.

(f)            Nothing contained herein shall restrict the rights of any Swap Counterparty to pursue remedies, by proceedings in law and equity, or to enforce its rights in accordance with the provisions of the Swap Contract, to the extent that pursuit of such remedies or enforcement does not relate to the Pledged Collateral or interfere with the Administrative Agent’s ability to take action hereunder, under the Loan Documents or under the Collateral Documents.

(g)            Swap Counterparty shall not contest the validity, perfection, priority or enforceability of, or seek to avoid, any Lien securing any Obligation, and each party hereby agrees to cooperate, at no cost to the Administrative Agent, in the defense of any action contesting the validity, perfection, priority or enforceability of any such Lien. Swap Counterparty shall not have the right to obtain any of the Collateral or the benefit of any Lien on any Collateral except as expressly provided herein.

4.            Application of Proceeds.

(a)            In the event of any payment, distribution, division or application, partial or complete, of any kind or character, whether in cash, securities or otherwise, voluntary or involuntary, by operation of law, exercise of remedies or otherwise, of all or any part of the Collateral or the proceeds thereof, whether by reason of foreclosure, UCC sale, liquidation, bankruptcy, receivership, assignment for the benefit of creditors or any other action or proceeding involving the payment or readjustment of all or any part of the Obligations or Swap Obligations (a “Payment”), then any Payment shall be allocated and paid or distributed to Administrative Agent, Lenders, Swap Counterparty and each other Approved Counterparty in accordance with the terms and conditions of Section 9.03 of the Credit Agreement.

(b)            Should any Payment be received by Administrative Agent pursuant to clause (a) above, Administrative Agent shall receive and hold the same in trust, as trustee, for the benefit of Swap Counterparty, and shall forthwith deliver the same to Swap Counterparty for application on account of the Swap Obligations in accordance with the terms and conditions of Section 9.03 of the Credit Agreement.

5.            Amounts Due Under Swap Contract. Notwithstanding any provisions in the Loan Documents providing that amounts due under the Swap Contract, including the transaction fees, constitute additional interest under the Loans, Swap Counterparty expressly acknowledges and agrees that all amounts due under the Swap Contract belong to, and are the property of, Swap Counterparty.

6.            Notices. All notices and other communications provided for herein shall be sent in accordance with Section 11.02 of the Credit Agreement, and (i) if to Administrative Agent, at the address specified therein, and (ii) if to Swap Counterparty, at the following address:

[________________________]

Exhibit J

or at such other addresses or to the attention of such other persons as may from time to time be designated by the party to be addressed by written notice to the other in the manner herein provided.

7.            Copies of Notices and Other Communications. Each of Administrative Agent and Swap Counterparty shall deliver to the other, promptly upon receipt or delivery thereof, duplicates or copies of all notices of default, nonperformance or disputes, and requests for consents or approvals received or given by such party under or pursuant to the Loan Documents or the Swap Contract.

8.            Definitions. As used herein, “Swap Contract” means any agreement, whether or not in writing, relating to any Swap Contract, including, unless the context otherwise clearly requires, any form of master agreement dated _____________________ (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and Borrower (or its affiliate) in connection with the Loan, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Contract.

9.            Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, Administrative Agent and Swap Counterparty and their respective successors and assigns; provided, however, that the rights and benefits in the Collateral shall only inure to Approved Counterparties. Any Person that ceases to be an Approved Counterparty shall immediately and automatically cease to have any rights under this Agreement or any rights or interest in or to the Collateral.

10.            Severability. Wherever possible, the provisions of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.            Captions. The section titles contained in this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of such section.

12.            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

13.            Time. Time is of the essence with respect to each and every provision of this Agreement.

14.            Amendments. No provision of this Agreement may be amended or waived except by a writing signed by the Swap Counterparty and the Administrative Agent.

15.            Further Assurances. Each party to this Agreement agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments as necessary or as Administrative Agent may reasonably request to carry into effect the terms, provisions and purposes of this Agreement or to better assure and confirm unto the Administrative Agent or Swap Counterparty its respective rights, powers and remedies hereunder.

[Remainder of this Page Intentionally Left Blank]

Exhibit J

IN WITNESS WHEREOF, Administrative Agent and Swap Counterparty have duly executed and delivered this Agreement as of the day and year first above written.

“ADMINISTRATIVE AGENT”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

“SWAP COUNTERPARTY”

[_____________________________________]

By:
Name:
Title:

Exhibit J